Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

DD3 ACQUISITION CORP. II,

CODERE NEWCO S.A.U.,

SERVICIOS DE JUEGO ONLINE S.A.U.,

CODERE ONLINE LUXEMBOURG, S.A.

and

CODERE ONLINE U.S. CORP.

Dated as of June 21, 2021

i

EXHIBITS

EXHIBIT A	Registration Rights and Lock-Up Agreement

EXHIBIT B	Nomination Agreement

EXHIBIT C	Indemnification Letter

EXHIBIT D	[Reserved]

EXHIBIT E	Directors and Officers of Holdco and the Surviving Corporation

EXHIBIT F	SPAC Warrant Amendment

EXHIBIT G	Redemption Agreement

EXHIBIT H	Expenses Reimbursement Letter

SCHEDULES

SCHEDULE A	Company Knowledge Parties

This BUSINESS COMBINATION AGREEMENT is made and entered into as of June 21, 2021 (this “Agreement”), by and among DD3 Acquisition Corp. II, a Delaware corporation (“SPAC”), Codere Newco, S.A.U., a corporation (sociedad anónima unipersonal) registered and incorporated under the laws of Spain and with its registered office at Avenida de Bruselas 26, 28108, Alcobendas (Madrid, Spain) (“Parent”), Servicios de Juego Online S.A.U., a corporation (sociedad anónima unipersonal) registered and incorporated under the laws of Spain and with its registered office at Avenida de Bruselas 26, 28108, Alcobendas (Madrid, Spain) and whose sole shareholder is Parent (the “Company”), Codere Online Luxembourg, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 7 rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg whose sole shareholder is Parent and is registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) (“Holdco”), and Codere Online U.S. Corp., a Delaware corporation (“Merger Sub”) whose sole stockholder is Holdco. Each of SPAC, Parent, the Company, Holdco and Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties”.

WHEREAS, SPAC is a special purpose acquisition company incorporated under the laws of Delaware for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

WHEREAS, each of the Company and Holdco is a direct wholly owned subsidiary of Parent;

WHEREAS, Merger Sub is a direct wholly owned subsidiary of Holdco;

WHEREAS, each of Holdco and Merger Sub is an entity newly formed for the purposes of the transactions proposed herein;

WHEREAS, upon the terms and subject to the conditions of this Agreement and that certain Contribution and Exchange Agreement dated as of the date hereof (the “Exchange Agreement”), by and among Holdco, the Company and Parent, and in accordance with the Luxembourg Law of 10 August 1915 on commercial companies (as amended from time to time, the “1915 Law”), and the General Corporation Law of the State of Delaware (the “DGCL”), SPAC, Parent, Holdco, Merger Sub and the Company will enter into a business combination transaction pursuant to which, among other things, (a) pursuant to the Exchange Agreement, Parent, effective on the Exchange Effective Time, will contribute its Company Ordinary Shares to Holdco in exchange for additional ordinary shares of Holdco (“Holdco Ordinary Shares”), to be subscribed for by Parent (such contribution and exchange of Company Ordinary Shares for Holdco Ordinary Shares, collectively, the “Exchange”), (b) as a result of the Exchange, the Company will become a wholly-owned subsidiary of Holdco and Parent will continue to hold all the issued and outstanding Holdco Ordinary Shares and (c) not earlier than one Business Day following the consummation of the Exchange, Merger Sub will merge with and into SPAC, with SPAC surviving such merger and becoming a direct wholly-owned subsidiary of Holdco (the “Merger”) and, in connection with the Merger, all shares of SPAC Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time, but after the SPAC Class B Conversion, shall be contributed to Holdco in exchange for the Merger Consideration in the form of Holdco Ordinary Shares pursuant to a share capital increase of Holdco, as set forth in this Agreement;

WHEREAS, in connection with the Exchange and the Merger, the Parties desire for Holdco to register with the SEC to become a publicly traded company;

WHEREAS, the board of directors of Parent and its sole shareholder have unanimously (a) determined that the Transactions are in the best interests of Parent and (b) approved this Agreement, the Ancillary Agreements to which Parent is or will be a party, and the Transactions;

WHEREAS, the directors of the Company (the “Company Directors”) have unanimously (a) determined that the Transactions are in the best interests of the Company and (b) approved this Agreement, the Ancillary Agreements to which the Company is or will be a party, and the Transactions;

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that the Merger and the other Transactions are fair to, and in the best interests of, SPAC and its stockholders (the “SPAC Stockholders”), (b) adopted a resolution approving this Agreement and the Ancillary Agreements to which SPAC is or will be a party and declaring their advisability and approving the Merger and the other Transactions, and (c) recommended the approval and adoption of this Agreement, the Ancillary Agreements to which SPAC is a party, and the Transactions, by the SPAC Stockholders;

WHEREAS, the board of directors of Holdco (the “Holdco Board”) has unanimously (a) determined that the Transactions are in the best interests of Holdco and (b) approved this Agreement, the Ancillary Agreements to which Holdco is or will be a party, and the Transactions;

WHEREAS, Parent, as the sole shareholder of Holdco, will deliver the relevant Holdco Shareholder Approvals to effect the Exchange, the redemption contemplated under the Share Redemption and the Merger;

WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has (a) determined that this Agreement, the Merger and the other Transactions are fair to, and in the best interests of, Merger Sub and Holdco (as the sole shareholder of Merger Sub), and (b) adopted a resolution approving this Agreement and the Ancillary Agreements to which Merger Sub is or will be a party and declaring their advisability and approving the Merger and the other Transactions;

WHEREAS, Holdco, as the sole stockholder of Merger Sub, will, immediately following the execution and delivery of this Agreement, deliver all stockholder approvals of Merger Sub, including all approvals required to approve and adopt this Agreement, the Merger and the other Transactions;

WHEREAS, in connection with the Closing, SPAC, Holdco, Parent, MG and DD3 Sponsor Group, LLC (“Sponsor”) will enter into a Registration Rights and Lock-Up Agreement (the “Registration Rights and Lock-Up Agreement”) substantially in the form attached hereto as Exhibit A;

WHEREAS, in connection with the Closing, Sponsor, Parent and Holdco shall enter into a Nomination Agreement (the “Nomination Agreement”) substantially in the form attached hereto as Exhibit B;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Baron elected to purchase an aggregate number of shares of SPAC Class A Common Stock for an aggregate purchase price of $25,000,000 (the “Baron Investment Amount”), at a price of $10.00 per each share of SPAC Class A Common Stock, immediately prior to the Closing Date, pursuant to the terms of that certain Forward Purchase Agreement (the “Baron Forward Purchase Agreement”) entered into by SPAC and Baron on November 17, 2020, as amended on the date hereof (the “Baron Investment”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, MG elected to purchase an aggregate number of shares of SPAC Class A Common Stock for an aggregate purchase price of $25,000,000 (the “MG Investment Amount” and collectively with the Baron Investment Amount, the “Forward Purchase Investment Amount”), at a price of $10.00 per each share of SPAC Class A Common Stock, immediately prior to the Closing Date, pursuant to the terms of that certain Forward Purchase Agreement (the “MG Forward Purchase Agreement”) entered into by SPAC and MG on November 19, 2020, as amended on the date hereof (the “MG Investment” and collectively with the Baron Investment, the “Forward Purchase Investment”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC is entering into an investor support agreement with Baron, pursuant to which Baron has committed to not exercise any of its Redemption Rights with respect to 996,069 shares of SPAC Class A Common Stock acquired by Baron in the initial public offering of SPAC (the “Baron Support Agreement”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC and Holdco are entering into a Subscription Agreement (the “Larrain Subscription Agreement”) with Larrain Investment Inc. (“Larrain”), pursuant to which, among other things, Larrain has agreed to subscribe for, and SPAC has agreed to sell, upon the terms and subject to the conditions of the Larrain Subscription Agreement, 1,224,000 shares of SPAC Class A Common Stock for an aggregate purchase price of $12,240,000 (the “Larrain Investment Amount”), at a price of $10.00 per each share of SPAC Class A Common Stock, immediately prior to the Closing Date (the “Larrain Investment”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SPAC and Holdco are entering into a Subscription Agreement (the “DD3 Capital Subscription Agreement”) with DD3 Capital Partners S.A. de C.V. (“DD3 Capital”), pursuant to which, among other things, DD3 Capital has agreed to subscribe for, and SPAC has agreed to sell, upon the terms and subject to the conditions of the DD3 Capital Subscription Agreement, 500,000 shares of SPAC Class A Common Stock for an aggregate purchase price of $5,000,000 (the “DD3 Capital Investment Amount,” and collectively with the Larrain Investment Amount, the “PIPE Committed Investment Amount”), at a price of $10.00 per each share of SPAC Class A Common Stock, immediately prior to the Closing Date (the “DD3 Capital Investment,” and collectively with the Larrain Investment, the “PIPE Committed Investment”);

WHEREAS, for United States federal income tax purposes, the Exchange and the Merger are intended to qualify as exchanges as described in Section 351 of the Code and the Treasury Regulations promulgated thereunder;

WHEREAS, prior to the Closing, each of Parent, the Company and Holdco shall, and Parent shall cause each of the Company and Holdco to, cause the Restructuring, substantially in accordance with Section 8.18 of the Company Disclosure Schedule; and

WHEREAS, in connection with the Closing, Parent, Holdco and the Company shall enter into an agreement (the “Indemnification Letter”), substantially in the form attached hereto as Exhibit C, pursuant to which Parent shall indemnify the Company, Holdco and their respective subsidiaries for certain liabilities incurred in connection with the Restructuring.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“Accounting Principles” means GAAP in the case of SPAC and IFRS in the case of Holdco, the Company and the Company Subsidiaries.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Exchange Agreement, the Registration Rights and Lock-Up Agreement, the Nomination Agreement, the Indemnification Letter, the SPAC Warrant Amendment, and all other agreements, certificates and instruments executed and delivered by SPAC, Parent, Holdco, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (a) the UK Bribery Act 2010, (b) the U.S. Foreign Corrupt Practices Act 1977, as amended, (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, (d) the Spanish Criminal Code (“Ley Orgánica 10/1995, de 23 de noviembre, del Código Penal”) and (e) other similar laws, regulations, rules and guidance (having the force of law) of any jurisdiction applicable to SPAC, Parent, Holdco, Merger Sub, the Company or any of the Company Subsidiaries concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means all laws, rules, regulations, and guidance (having the force of law) of any jurisdiction applicable to SPAC, Parent, Holdco, Merger Sub, the Company or any of the Company Subsidiaries concerning terrorist financing or Money Laundering, including, without limitation, (a) the Money Laundering Control Act of 1986, (b) the USA PATRIOT Act, (c) the Bank Secrecy Act; and (d) the Spanish Law 10/2010 on the prevention of money laundering and terrorist financing (Ley 10/2010, de 28 de abril, de prevención del blanqueo de capitales y de la financiación del terrorismo) and all laws, rules, regulations, and guidance thereunder, including the Spanish Royal Decree 304/2014 (Real Decreto 304/2014, de 5 de mayo, por el que se aprueba el Reglamento de la Ley 10/2010, de 28 de abril, de prevención del blanqueo de capitales y de la financiación del terrorismo).

“Applicable Business Activities” means the conduct of activities described in Section 4.14(r) of the Company Disclosure Schedule.

“Baron” means Baron Global Advantage Fund, Baron Emerging Markets Fund and Destinations International Equity Fund.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems.

“Business Day” means any day, except Saturday or Sunday, on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in the City of New York in the United States of America, the Kingdom of Spain, or the Grand Duchy of Luxembourg; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used in the conduct of the business of the Company or any Company Subsidiaries.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Codere Bondholders Consent” means the written consent of not less than a majority in aggregate principal amount of the then-outstanding Codere Super Senior Secured Notes and Codere Senior Secured Notes, respectively, waiving and amending certain matters thereunder in connection with the Transactions pursuant to a public consent solicitation process to be launched on or about the date hereof.

“Codere Senior Secured Notes” means (a) the senior secured notes issued by Codere Finance 2 (Luxembourg) S.A. for a principal amount of EUR 500,000,000, on November 8, 2016 (as amended, supplemented and/or restated from time to time) and (b) the senior secured notes issued by Codere Finance 2 (Luxembourg) S.A. for a principal amount of USD 300,000,000, on November 8, 2016 (as amended, supplemented and/or restated from time to time).

“Codere Super Senior Secured Notes” means the super senior secured notes issued by Codere Finance 2 (Luxembourg) S.A., for an outstanding principal amount of EUR 353,093,000, on July 29, 2020 (as amended, supplemented and/or restated from time to time).

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a right to use.

“Company Material Adverse Effect” means any Effects that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (b) does or would prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Exchange, the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be, a Company Material Adverse Effect: (i) any enactment of, change or proposed change in or change in the interpretation of any Law or Accounting Principles; (ii) Effects generally affecting the industries or geographic areas in which the Company or any of the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, banking or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war (whether or not declared), sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) Effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures; (vii) any actions taken or not taken by the Company or any of the Company Subsidiaries as specifically required or permitted by this Agreement or any Ancillary Agreement, (viii) the announcement or execution, pendency, negotiation or consummation of the Merger, the Exchange or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees, distributors or Governmental Authorities); (ix) any failure by the Company or any of the Company Subsidiaries to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (ix) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect; (x) any pending or initiated Action against the Company, any of the Company Subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of this Agreement, any Ancillary Agreements or any of the Transactions (other than any Action commenced by any Party to enforce its rights under this Agreement or any Ancillary Agreement to which it is a party); (xi) any action taken or not taken by SPAC, DD3 Capital, Larrain, Sponsor, Baron or MG; or (xii) any actions taken, or failures to take action, or such other changes or events, in each case, which SPAC has specifically requested or to which it has specifically consented or which actions are specifically contemplated by this Agreement or any Ancillary Agreement, in each case, except in the cases of clauses (i) through (vi), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately and adversely affected thereby as compared with other participants in the industry and geographic area in which the Company and the Company Subsidiaries operate.

“Company Ordinary Shares” means the Company’s ordinary shares, with a nominal value of EUR1.00 per share.

“Company Organizational Documents” means the Company’s certificate of incorporation and its articles of association, as amended, modified or supplemented from time to time.

“Company-Owned IP” means all Intellectual Property rights owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Transaction Expenses” means the reasonable and documented Transaction Expenses of the Company or any of its affiliates, including, without limitation, (a) Transaction Expenses incurred in the negotiation and preparation of this Agreement, the Ancillary Agreements and the other documents contemplated hereby and thereby and the performance and compliance with all agreements and conditions contained herein and therein, including Transaction Expenses incurred in connection hereunder by the legal advisors engaged by Parent, (b) Transaction Expenses incurred in preparing and obtaining the PCAOB Financials, (c) Transaction Expenses incurred in connection with obtaining the consent or approval of any person or Governmental Authority in connection with the Transactions, (d) Transaction Expenses incurred in connection with the Transactions (including advisory fees and the formation of Holdco, Merger Sub and the structuring, negotiation and documentation of the Exchange and the Merger and any SEC or other filing fees), (e) Transaction Expenses incurred in connection with the financial advisor engaged by Parent on July 5, 2020 for purposes of advising Parent, but only to the extent that such Transaction Expenses arise exclusively in connection with the Transactions and excluding, for the avoidance of doubt, fees and expenses in connection with any transaction negotiated prior to the Transactions or with any other person other than the parties to this Agreement, and (f) Transaction Expenses incurred in connection with obtaining the D&O Tail Policy.

“Competing Seller” means a person (including any financial investor or group of financial investors) actively engaged, directly or indirectly, in any one or more of the development, production, marketing, distribution and/or exploitation of any products and/or services, in each case other than the Company, Parent or any Company Subsidiary.

“Competing SPAC Transaction” means any merger or business combination between SPAC, on the one hand, and a Competing Seller, on the other hand.

“Competing Transaction” means (other than as part of the Transactions) any (a) sale or transfer (except in the ordinary course of business consistent with past practices), in one or a series of related transactions, of all or a substantial portion of the assets of the Company or any Company Subsidiary to any person, (b) merger, consolidation, business combination or similar transaction (or series of related transactions) between the Company or any Company Subsidiary, on the one hand, and any other person, on the other hand, or (c) sale or transfer of any shares of capital stock of the Company or any Company Subsidiary to any person not affiliated with Parent; excluding in each case any transaction (or series of related transactions) in connection with, or related to, the Restructuring, including, without limitation, the sale or transfer of shares of up to 25% of the capital stock of the relevant Company Subsidiary in Panama and the sale or transfer of shares of up to 1% of the capital stock of the relevant Company Subsidiary in Mexico each of which is in connection with the Restructuring.

“Confidential Information” means any information, knowledge or data concerning the businesses and affairs of the Company, its affiliates, the Company Subsidiaries, or any suppliers or customers of the Company or its affiliates or any Company Subsidiaries or SPAC or its affiliates or subsidiaries (as applicable) that is not already generally available to the public.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means the novel coronavirus known as SARS-CoV-2 or COVID-19, and any evolutions, mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, delay, shut down (including the shutdown of air cargo routes), closure, sequester, safety or similar Law, directive, guideline or recommendation promulgated by any Governmental Authority, in each case with or in response to COVID-19.

“Data Room” means that certain virtual data room located at SharePoint Online.

“Disabling Devices” means undisclosed Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Effects” means, collectively, events, circumstances, changes and effects.

“Employee” means any person employed by the Company or any Company Subsidiary under a contract of employment.

“Environmental Laws” means any Law relating to: (a) Releases or threatened Releases of hazardous substances or materials containing hazardous substances; (b) the presence, manufacture, refining, production, generation, handling, transport, use, treatment, recycling, storage, importing, labeling, testing, disposal, cleanup or control of hazardous substances or materials containing hazardous substances; (c) pollution or protection of the environment or natural resources; or (d) public health and safety or, as it relates to the handling of or exposure to hazardous substances, worker/occupational health and safety.

“Exchange Agent” means a bank or trust company designated by SPAC, and reasonably satisfactory to the Company and Holdco, it being agreed that Continental Stock Transfer & Trust Company shall be deemed acceptable to the Company and Holdco, for the benefit of the holders of shares of SPAC Common Stock, to, inter alia, (i) contribute each share of SPAC Class A Common Stock outstanding immediately prior to the Merger Effective Time to the share capital of Holdco on behalf of all such holders of SPAC Class A Common Stock in accordance with Section 3.02(b) and (ii) exchange certificates in accordance with Section 3.03.

“Exchange Effective Time” means 10:00 a.m. New York time on the Business Day prior to the Closing Date, which shall be the effective time of the contribution and exchange of the Company Ordinary Shares held by Parent and exchanged for Holdco Ordinary Shares, as contemplated under the Exchange Agreement.

“Existing Group Financing” means any of (a) the Codere Senior Secured Notes; (b) the Codere Super Senior Secured Notes; (c) the notes issued by Alta Cordillera, S. A., for an amount of USD 1,500,000, on September 13, 2019; (d) the bonds issued by Alta Cordillera, S. A., for an amount of USD 700,000, on October 2, 2019; (e) the bonds issued by Alta Cordillera, S. A., for an amount of USD 200,000, on February 14, 2020;  (f) the bonds issued by Alta Cordillera, S. A., for an amount of USD 250,000, on March 12, 2020; (g) the EUR 50,000,000 super senior surety bond facility dated April 5, 2017 by, among others, Codere, S.A., Parent and Amtrust Europe Limited (as amended, supplemented and/or restated from time to time), (h) the USD 13,655,462 credit agreement dated July 20, 2018 by, among others, Alta Cordillera, S.A. and Parent as borrowers, and PDS Gaming-International LLC, M&G Illiquid Credit Opportunities Fund I Limited and M&G Illiquid Credit Opportunities Fund II Limited, as lenders (as amended, supplemented and/or restated from time to time); and (i) the intercreditor agreement dated November 7, 2016 by, among others, Codere Finance 2 (Luxembourg) S.A. and Parent (as amended, supplemented and/or restated from time to time).

“Expenses Reimbursement Letter” means that certain letter agreement to be entered into by and among Sponsor, SPAC, Parent and Holdco, substantially in the form attached hereto as Exhibit H, immediately prior to the Closing and pursuant to which (i) Sponsor shall agree to reimburse Holdco, as future sole shareholder of SPAC, for any SPAC Transaction Expenses payable by the Surviving Corporation in excess of the maximum SPAC Transaction Expenses payable by the Surviving Corporation pursuant to Section 11.03; and (ii) Parent shall agree to reimburse Holdco, as shareholder of the Company, for any Company Transaction Expenses payable by Holdco, the Company or any Company Subsidiaries in excess of the maximum Company Transaction Expenses payable by the Surviving Corporation pursuant to Section 11.03.

“Export Control Laws” means export control laws and regulations of any jurisdiction applicable to SPAC, Holdco, Merger Sub or the Company including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., as amended, and any other equivalent or comparable export control laws and regulations of other countries.

“Forward Purchase Agreements” means (i) the Baron Forward Purchase Agreement and (ii) the MG Forward Purchase Agreement, as amended from time to time.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Gaming Authority” means any Governmental Authority responsible for the regulation, oversight or licensing of retail or online gaming, gambling, casino, slots, poker, bingo, sports betting or other similar activities applicable to the Company, the Company Subsidiaries or their respective businesses, including the Spanish National Gambling Commission.

“Gaming Laws” means all Laws pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over retail or online gaming, gambling, casino, slots, poker, bingo, sports betting or other similar activities applicable to the Company, the Company Subsidiaries or their respective businesses, including the Spanish Gaming Laws.

“Gaming Permits” means all material licenses, permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority necessary for, relating to, or applicable to the Company, the Company Subsidiaries or their respective businesses.

“GDPR” means the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on data protection (Reglamento General de Protección de Datos).

“Governmental Authority” means any U.S. federal, state, county or local or non-U.S. government, federal, regional (including autonomous communities), national, supranational (including the European Union), administrative, supervisory, standard setting, determinative, state, regional, provincial, municipal, local or similar court or tribunal, governmental, quasi-governmental, legislative or regulatory body, administrative agency or bureau, commission, branch, minister, or authority or other body exercising similar powers or authority, including any grand jury, securities exchange or Gaming Authority.

“Governmental Grants” means any grant, funding, incentive, subsidy, loan, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit (Tax or otherwise), relief, support or privilege (including approval to participate in a program or framework without receiving financial support), including any application therefor, whether pending, approved, provided or made available by or on behalf of or under the authority of any bi-national, multi-national, regional or similar program, framework or foundation, the European Union, the SEPI, or any other Governmental Authority.

“Gross Proceeds” means the sum of (i) the cash held by the SPAC outside of the Trust Account, including the aggregate amount of proceeds from the Investment pursuant to the Forward Purchase Agreements and Subscription Agreements consummated prior to, or as of, the Closing, and (ii) the cash held in the Trust Account (including the amount of proceeds held in the Trust Account as a result of Baron not exercising any of its Redemption Rights pursuant to the Baron Support Agreement), after deducting all payments made or required to be made pursuant to exercises of Redemption Rights.

“Holdco Board Approval” means the Holdco Board resolutions with respect to the approval of the Transactions and the Transaction Documents.

“Holdco Organizational Documents” means the Articles of Association of Holdco as amended, modified or supplemented from time to time.

“Holdco Requisite Approvals” means the Holdco Board Approval and the Holdco Shareholder Approvals, as applicable.

“Holdco Shareholder Approval 1” means approval of Parent, as the sole shareholder of Holdco, at an extraordinary general meeting of the sole shareholder of Holdco, to be held in front of a Luxembourg notary on or about the date of the Exchange to implement the Exchange and the Exchange Issuance.

“Holdco Shareholder Approval 2” means approval of Parent, as the sole shareholder of Holdco, by means of written resolutions taken under private seal, on or about the date of the Merger to implement as promptly as practicable after the Closing the redemption of Holdco Ordinary Shares contemplated under the Redemption Agreement.

“Holdco Shareholder Approval 3” means approval of Parent, as the sole shareholder of Holdco, at an extraordinary general meeting of the sole shareholder of Holdco, to be held in front of a Luxembourg notary on the Closing Date after the Merger Effective Time to implement the Merger (i.e. contribution in kind of the SPAC Class A Common Stock outstanding immediately prior to the Merger and the Merger Issuance.

“Holdco Shareholder Approvals” means the Holdco Shareholder Approval 1, the Holdco Shareholder Approval 2 and the Holdco Shareholder Approval 3.

“IFRS” means the International Financial Reporting Standards, as issued by the IFRS Foundation and the International Accounting Standards Board, as in effect from time to time.

“Import Control Laws” means import control laws and regulations of any jurisdiction applicable to SPAC, Holdco, Merger Sub or the Company, including those administered by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement (19 U.S.C. §§ 1-4454 and 19 C.F.R. §§ 1-199), and any other equivalent or comparable import control laws and regulations of other countries.

“Indenture” means that certain Amended and Restated Indenture dated as of October 30, 2020 and entered into by and among Codere Finance 2 (Luxembourg) S.A., Codere Finance 2 (UK) Limited, Codere, S.A. and the other parties thereto (as amended, supplemented and/or restated from time to time).

“Intellectual Property” means: (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof; (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing; (c) copyrights, and other works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof; (d) trade secrets and know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting data (including pricing and cost information), and all other data, databases and database rights; (e) Internet domain names and social media accounts; (f) rights of privacy, image rights, publicity rights and all other intellectual property or proprietary rights of any kind or description recognized under applicable Laws; (g) copies and tangible embodiments of any of the foregoing, in whatever form or medium; and (h) all legal rights arising from items (a) through (f), including the right to prosecute and perfect such interests and rights to sue, oppose, cancel, interfere, and enjoin based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Investment” means, collectively, the PIPE Committed Investment, the PIPE Additional Investment and the Forward Purchase Investment.

“Investment Amount” means, collectively, the PIPE Committed Investment Amount, the PIPE Additional Investment Amount and the Forward Purchase Investment Amount.

“Investors” means Baron, MG, DD3 Capital, Larrain and any other person that has entered or will enter into any Subscription Agreement.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge of the persons listed on Schedule A (each, a “Company Knowledge Party”) after reasonable inquiry, and in the case of SPAC, the actual knowledge of Martin Werner, Daniel Salim and Isaac Angulo after reasonable inquiry.

“Labor Authority” means any Governmental Authority tasked with the enforcement of Laws pertaining to employment and/or Social Security matters in any jurisdiction.

“Law” means any federal, national, state, regional, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, binding order, judgment, rule, regulation, ruling or requirement, or any equivalent legislative measures or decisions having the force of law, treaties, conventions and other agreements between states or between states and supranational bodies, rules of common law, customary law and equity and all other civil or other codes, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, including the Gaming Laws.

“Leased Real Property” means all real property leased, subleased, licensed or sublicensed by the Company or Company Subsidiaries as tenant, subtenant, licensee or sublicensee together with, to the extent leased, subleased, licensed, or sublicensed by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, deeds of trust, pledge, adverse claim, reservation, lease, sublease, license, covenants, easements, usufruct, right-of-way, servitudes, collateral assignments, conditional sale or other sale agreements, title retention agreements, hypothecations, preemptive right, community property interest, collateral assignment, infringement, charge, option, warrant, rights of first offer, rights of first refusal, proxies, voting trusts or similar agreements, or title or transfer restrictions under any equity holder or similar agreement (including, without limitation, any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer or any other restriction attributable of ownership of any asset), or any other encumbrance, restriction or limitation of any kind whatsoever.

“Merger Sub Organizational Documents” means the certificate of incorporation and by-laws of Merger Sub, in each case, as amended, modified or supplemented from time to time.

“MG” means MG Partners Multi-Strategy Fund LP, an Ontario limited partnership.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“Money Laundering” means the acquisition, possession, use, conversion, transfer or concealment of the true nature of property of any description, and legal documents or instruments evidencing title to, or interest in, such property, knowing that such property is an economic advantage from criminal offenses, for the purpose of (a) concealing or disguising the illicit origin of the property or (b) assisting any person who is involved in the commission of the criminal offense as a result of which such property is generated, to evade the legal consequences of such actions.

“Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Control.

“Open Source Software” means any Software that is licensed pursuant to: (a) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL); (b) any license to Software that is considered “free” or “open source software” by the open source foundation or the free software foundation; or (c) any Reciprocal License.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that, individually or in the aggregate, do not materially affect, impair or interfere with the use, ownership, value and maintenance of, or the access to any property affected thereby or the conduct of the business of the Company and/or the Company Subsidiaries; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising or incurred in the ordinary course of business to the extent relating to amounts not yet due and payable, or deposits to obtain the release of such Liens; (c) Liens for Taxes due and not yet payable, or being contested in good faith; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities that individually or in the aggregate, do not materially affect, impair or interfere with the use, ownership, value and maintenance of or the access to any property affected thereby or the conduct of the business of the Company and/or the Company Subsidiaries; (e) Liens not created by the Company that affect the underlying fee interest of any leased real property, including master leases or ground leases and any set of facts that an accurate up-to-date survey would show, in each case, to the extent that such Liens are not material to the Company; (f) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned or licensed to the Company or the Company Subsidiaries granted to any affiliate of the Company or the Company Subsidiaries or a licensee that is a customer of the Company or the Company Subsidiaries in the ordinary course of business; (g) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that individually or in the aggregate, do not materially affect, impair or interfere with the use, ownership, value and maintenance of or the access to any real property affected thereby or the conduct of the business of the Company and/or the Company Subsidiaries; (h) Liens identified in the Year-End Financial Statements; and (i) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (including name, street address, telephone number, email address, identification number issued by a Governmental Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, location data, biometric data, medical or health information); (b) any other data used or intended to be used or which reasonably allows one to identify, contact, or precisely locate an individual, including any internet protocol address or other persistent identifier; and (c) any other information that is considered “personally identifiable information,” “personal information” or “personal data” pursuant to Privacy/Data Security Laws.

“PIPE” means any private placement or placements of shares of SPAC Class A Common Stock which shall become Holdco Ordinary Shares in connection with the consummation of the Transactions.

“PIPE Subscription Agreements” means, collectively, the Subscription Agreements entered into pursuant to Section 8.14(b) after the date of this Agreement by SPAC and certain Investors, pursuant to which among other things, Investors agree to subscribe for and SPAC agrees to sell upon the terms and subject to the conditions thereof, an aggregate number of shares of SPAC Class A Common Stock which shall become Holdco Ordinary Shares as a result of the Merger in exchange for the aggregate purchase price set forth thereunder (the “PIPE Additional Investment Amount”), at a price of $10.00 per each share of SPAC Class A Common Stock, immediately prior to the Closing Date (the “PIPE Additional Investment”).

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data, including, to the extent applicable: (a) Laws related to any data breach and notification obligations thereunder, consumer protection Laws, Laws relating to privacy policies and practices in connection with website and mobile applications, Social Security number protection, data security Laws, Laws relating to email, text messaging or telephone communications, and (b) the GDPR, Spanish Act 3/2018 on data protection and guarantee of digital rights.

“Processing” means any operation performed on Personal Information, including the collection, creation, receipt, access, use, handling, compilation, analysis, monitoring, maintenance, storage, transmission, transfer, protection, disclosure, destruction, or disposal of Personal Information.

“Products” mean any products or services, developed, manufactured, performed, licensed, sold, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously or is currently deriving revenue from the sale or provision thereof.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (a) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (b) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (c) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (d) a requirement that such other Software be redistributable by other licensees, or (e) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redeemable Amount” means (i) if the Gross Proceeds are equal to, or lower than, $125,000,000, $0 (nil), and (ii) if the Gross Proceeds are higher than $125,000,000, the amount by which the Gross Proceeds exceed $125,000,000 subject to a cap of $30,000,000.

“Redeemable Shares” means Holdco Ordinary Shares to be owned by Parent and redeemed by Holdco from Parent, at Parent’s sole discretion, at a redemption price of $10.00 per Holdco Ordinary Share (the “Redemption Price”), payable in cash up to an amount, as determined by Parent and set forth in the Redemption Agreement, equal to (rounded down to the nearest whole number of Holdco Ordinary Shares) the quotient of (i) the Redeemable Amount, divided by (ii) the Redemption Price.

“Redemption Agreement” means the agreement to be entered into, upon Parent’s request, by Parent and Holdco on or about the Exchange Effective Time in connection with the redemption by Holdco of the Redeemable Shares and the terms thereof, and substantially in the form attached hereto as Exhibit G.

“Redemption Rights” means the redemption rights provided for in Article IX of the SPAC Certificate of Incorporation.

“Related-Party Agreements” means, collectively, (i) the Sponsorship and Services Agreement, dated on or about the date hereof, and entered into by and between Parent and the Company and described on Section 4.15(a) of the Company Disclosure Schedule, (ii) the Relationship and License Agreement, dated on or about the date hereof, and entered into by and between Parent and the Company and described on Section 4.15(a) of the Company Disclosure Schedule, (iii) the Asociación en Participación, dated on or about the date hereof, and entered into by and between the Company and Libros Foráneos, S.A. de C.V. and described on Section 4.15(a) of the Company Disclosure Schedule, and (iv) the Platform and Technology Services Agreement, dated as of January 1, 2021, and entered into by and among Parent, Codere Online Management Services Ltd., and Codere Apuestas España S.L.U. and described on Section 4.15(a) of the Company Disclosure Schedule.

“Restricted Person” means: (a) any individual or entity that is a citizen or resident of, located in, or organized under the laws of, or acting for or on behalf of, a Sanctioned Country; (b) the government of any Sanctioned Country; (c) any government that is the subject or target of restrictions under Sanctions Law; or (d) any individual or entity that is, and/or any entity that is owned or controlled directly or indirectly by, or acts for or on behalf of individuals or entities that are designated on any of the following lists, as updated, substituted, or replaced from time to time:

(i) the United Nations Security Council’s “Consolidated United Nations Security Council Sanctions List”;

(ii) the lists of persons subject to Sanctions Laws, as administered by OFAC including, but not limited to, OFAC’s “Specially Designated Nationals and Blocked Persons List,” the “Foreign Sanctions Evaders,” and the “Sectoral Sanctions Identifications List;”

(iii) the U.S. Department of Commerce, Bureau of Industry and Security’s “Entity List,” “Denied Persons List,” or “Unverified List;”

(iv) the U.S. Department of State’s list of debarred parties and lists of individuals and entities that have been designated pursuant to sanctions and/or non-proliferation statutes that it administers and related executive orders;

(v) the European Union Commission’s “Consolidated list of persons, groups and entities subject to EU financial sanctions” or individuals or entities that are listed in any Annex to EU Council Regulation 833/2014 (as amended);

(vi) Her Majesty’s Treasury of United Kingdom’s “Consolidated List of Financial Sanctions Targets in the UK;” and

(vii) any additional list promulgated, designated, or enforced by a Sanctions Authority.

“Restructuring” means the corporate restructuring pursuant to which all of Codere, S.A.’s and Parent’s online gaming, gambling, casino, slots, poker, bingo, sports betting, betting exchanges, lottery operations, racing, and pari-mutuel activities will be operated or owned, as applicable, by the Company and the Company Subsidiaries by holding or receiving assets, rights and/or entities from Codere, S.A., Parent and/or their respective subsidiaries in accordance with the Transaction Documents, the Related-Party Agreements and Section 8.18 of the Company Disclosure Schedule.

“Sanctionable Activity” means any condition or activity specifically identified under any Sanctions Laws that serves as a basis to designate any person described by such condition or engaged in such activity as a Restricted Person.

“Sanctioned Country” means at any time, a country or territory that is the target of comprehensive economic or trade sanctions under Sanctions Laws. As of the date of this Agreement, Sanctioned Countries include the Crimea Region, Cuba, Iran, North Korea, Syria and Venezuela.

“Sanctions Authority” means (a) the United Nations Security Council; (b) the U.S. Department of the Treasury; (c) the U.S. Department of Commerce; (d) the U.S. Department of State; (e) the European Union Council and/or Commission (including any present or future member state of the European Union); (f) Her Majesty’s Treasury of the United Kingdom; and (g) any other equivalent Governmental Authority in Argentina, Brazil, Chile, Colombia, Mexico, Panama, Peru and Uruguay.

“Sanctions Laws” means all economic, trade or financial sanctions Laws enacted, adopted, administered, imposed, or enforced from time to time by any Sanctions Authority.

“SEPI” means the Spanish “Sociedad Estatal de Participaciones Industriales”.

“Social Security” means the Spanish “Seguridad Social” and/or any equivalent Governmental Authority in Argentina, Colombia, Italy, Mexico, Panama, and any other country and/or territory with jurisdiction over any Party.

“Software” means all computer software (in object code or source code format), data and databases, and related documentation and materials.

“SPAC Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of SPAC, dated as of December 7, 2020, as amended, modified or supplemented from time to time.

“SPAC Class A Common Stock” means SPAC’s class A common stock, par value $0.0001 per share.

“SPAC Class B Common Stock” means SPAC’s class B common stock, par value $0.0001 per share.

“SPAC Common Stock” means the SPAC Class A Common Stock and SPAC Class B Common Stock.

“SPAC Contribution Supporting Documents” means all supporting documents from SPAC, its stockholders and the Exchange Agent, as may be required by a Luxembourg notary chosen by the Company and SPAC and who has experience in transactions similar to the Transactions, to proceed with the issuance of Holdco Ordinary Shares upon contribution of the SPAC Class A Common Stock to Holdco at the Merger Effective Time, including but not limited, to the extent required by such Luxembourg notary from the SPAC, (i) any “know your customer” and “anti-money laundering” documentation, and (ii) documents supporting the power of the Exchange Agent to contribute, on behalf of all holders of SPAC Class A Common Stock outstanding immediately prior to the Merger Effective Time, to the share capital of Holdco, all such shares of SPAC Class A Common Stock, including but not limited, to the extent required by such Luxembourg notary, a legal opinion issued by a reputable U.S. law firm confirming that the Exchange Agent has such power immediately prior to the Merger Effective Time.

“SPAC Letter Agreement” means that certain letter agreement, dated as of December 7, 2020, by and among SPAC, Sponsor, MG and each of the officers, directors and initial stockholders of the SPAC.

“SPAC Material Adverse Effect” means any Effects that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, financial condition, assets, liabilities or operations of SPAC or (b) does or would prevent, materially delay or materially impede the performance by SPAC of its obligations under this Agreement or any of the Ancillary Agreements or the consummation of the Merger or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be, a SPAC Material Adverse Effect: (i) any enactment of, change or proposed change in or change in the interpretation of any Law or Accounting Principles; (ii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iii) acts of war (whether or not declared), sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, curfews, riots, demonstrations or public disorders, or changes in global, national, regional, state or local political or social conditions; (iv) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (v) Effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures; (vi) any actions taken or not taken by SPAC as specifically required or permitted by this Agreement or any Ancillary Agreement; (vii) the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with Governmental Authorities); (viii) any pending or initiated Action against SPAC or any of its officers or directors, in each case, arising out of or relating to the execution of this Agreement or the Transactions (other than any Action commenced by any Party to enforce its rights under this Agreement or any Ancillary Agreement to which it is a party); (ix) any action taken or not taken by the Company or any of the Company Subsidiaries; or (x) any actions taken, or failures to take action, or such other changes or events, in each case, which the Company has specifically requested or to which it has specifically consented or which actions are specifically contemplated by this Agreement, in each case, except in the cases of clauses (i) through (v), to the extent that SPAC is disproportionately and adversely affected thereby as compared with other participants in the industry and geographic area in which SPAC operates.

“SPAC Material Contracts” means the SPAC Letter Agreement, the Trust Agreement, the SPAC Stock Escrow Agreement, the SPAC Subscription Agreements for Private Units, the SPAC Subscription Agreement for Founder Shares, the Baron Support Agreement, the Forward Purchase Agreements, the DD3 Capital Subscription Agreement, the Larrain Subscription Agreement and the SPAC Warrant Agreement.

“SPAC Organizational Documents” means the SPAC Certificate of Incorporation, by-laws and the Trust Agreement, in each case as amended, modified or supplemented from time to time.

“SPAC Proposals” means proposals made to the SPAC Stockholders pursuant to the SPAC Organizational Documents and applicable Law to approve, adopt and effect this Agreement and the Transactions, including the Merger.

“SPAC Stock Escrow Agreement” means that certain stock escrow agreement, dated as of December 7, 2020, by and among SPAC, Trustee and certain stockholders.

“SPAC Subscription Agreement for Founder Shares” means that certain subscription agreement for founder shares, dated as of October 13, 2020, by and between SPAC and Sponsor.

“SPAC Subscription Agreements for Private Units” means the respective subscription agreements for private units, by and between SPAC and each of Sponsor, MG and Baron, respectively, dated (i) as of December 7, 2020, with respect to the agreements entered into with Sponsor and MG, respectively, and (ii) as of November 17, 2020, with respect to the agreement entered into with Baron.

“SPAC Transaction Expenses” means the reasonable and documented Transaction Expenses of SPAC, including (a) any and all Transaction Expenses incurred in the negotiation and preparation of this Agreement, the Ancillary Agreements and the other documents contemplated hereby and thereby and the performance and compliance with all agreements and conditions contained herein and therein, (b) any and all Transaction Expenses incurred in the negotiation, preparation or consummation of the Investment, including advisory fees, placement fees and fees arising under the business combination marketing agreement with EarlyBirdCapital, Inc. and consulting agreement with ICR, LLC, and (c) the preparation, printing and mailing of the Proxy Statement/Prospectus and the Registration Statement.

“SPAC Unit” means a unit comprising one share of SPAC Class A Common Stock and one-half of one SPAC Warrant.

“SPAC Warrant Agreement” means that certain warrant agreement, dated as of December 7, 2020, by and between SPAC and the Trustee.

“SPAC Warrants” means warrants to purchase shares of SPAC Class A Common Stock as contemplated under the SPAC Warrant Agreement, with each whole warrant exercisable for one share of Class A Common Stock at an exercise price per share of SPAC Class A Common Stock of $11.50, subject to adjustment pursuant to the SPAC Warrant Agreement.

“Spanish Companies Act” means the Spanish Royal Legislative Decree 1/2010 of the 2nd of July, whereby the amended and restated Spanish Companies Act was approved (Real Decreto Legislativo 1/2010, de 2 de julio, por el que se aprueba el texto refundido de la Ley de Sociedades de Capital).

“Spanish Data Protection Agency” means the Spanish Agencia Española de Protección de Datos.

“Spanish Foreign Investment Regulations” means the Spanish Act 19/2003, of the 4th of July, whereby the regulations applicable to foreign capital movements and foreign economic transactions were approved (Ley 19/2003, de 4 de julio, sobre régimen jurídico de los movimientos de capitales y de las transacciones económicas con el exterior).

“Spanish Gaming Laws” means (a) the Spanish Act 13/2011, of the 27th of May, of gaming regulations (Ley 13/2011, de 27 de mayo, de regulación del juego); (b) Royal Decree 1614/2011, of the 14th of November, which implemented Law 13/2011, of the 27th of May, on the regulation of gambling, with regard to licenses, authorizations and gambling registers (Real Decreto 1614/2011, de 14 de noviembre, por el que se desarrolla la Ley 13/2011, de 27 de mayo, de regulación del juego, en lo relativo a licencias, autorizaciones y registros del juego); (c) Royal Decree 1613/2011, of the 14th of November, which implemented Law 13/2011, of 27 May, regulating gambling, with regard to the technical requirements for gambling activities (Real Decreto 1613/2011, de 14 de noviembre, por el que se desarrolla la Ley 13/2011, de 27 de mayo, regulación del juego, en lo relativo a los requisitos técnicos de las actividades de juego); and (d) any other applicable Laws in the Kingdom of Spain pertaining to gaming, including any similar Laws enacted by autonomous communities in the Kingdom of Spain.

“Spanish Insolvency Act” means the Spanish Royal Legislative Decree 1/2020 of the 5th of May, whereby the amended and restated Spanish Insolvency Act was approved (Real Decreto Legislativo 1/2020, de 5 de mayo, por el que se aprueba el texto refundido de la Ley Concursal).

“Spanish National Gambling Commission” means the Spanish Comisión Nacional del Juego.

“Spanish Securities Act” means the Spanish Royal Legislative Decree 4/2015, of the 23rd of October, whereby the amended and restated Spanish Securities Act was approved (Real Decreto Legislativo 4/2015, de 23 de octubre, por el que se aprueba el texto refundido de la Ley del Mercado de Valores).

“Subscription Agreements” means (i) the DD3 Capital Subscription Agreement, (ii) the Larrain Subscription Agreement, and (iii) any PIPE Subscription Agreement entered into after the date of this Agreement by and between SPAC and an Investor in connection with any PIPE transactions on or prior to the Closing Date.

“subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Holdco, SPAC or any other person means an affiliate controlled by such person directly or indirectly through one or more intermediaries.

“Tax” or “Taxes” means any and all federal, state, provincial, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, real property, personal property, unclaimed property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, however imposed, whether directly or indirectly, together with all interest, penalties, fines, costs, charges, surcharges and other additions imposed with respect to such amounts and any interest in respect of such additions in any jurisdiction.

“Tax Return” means any returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof) required to be supplied to a Tax authority relating to Taxes in any involved jurisdiction.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the SPAC Disclosure Schedule, the Ancillary Agreements and all other agreements, certificates and instruments executed and delivered by SPAC, Parent, Holdco, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transaction Expenses” means (a) all out-of-pocket fees, costs and expenses (including all fees, costs and expenses of outside counsel, accountants, investment bankers, experts and consultants to a Party and its affiliates and all fees, costs and expenses in connection with newly issued equity in connection with the Transactions) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, review, negotiation, execution and performance of this Agreement, the other Transaction Documents, the Related-Party Agreements and consummation of the Transactions, the Proxy Statement/Prospectus, the Registration Statement and the solicitation of the SPAC Stockholders and the preparation of any required filings, notices or approvals under applicable Antitrust Laws and Gaming Laws, including Gaming Permits, if any, (b) any accrued or payable transaction, management, monitoring or similar fees payable to any affiliate of SPAC, Holdco or the Company, and (c) the premiums, commissions and other fees paid or payable in connection with obtaining any directors’ and officers’ “tail” insurance policy, including under the terms of Section 8.04. For the avoidance of doubt, Transaction Expenses shall not include any Transfer Tax.

“Transactions” means the transactions contemplated by the Transaction Documents, including the Restructuring, the Exchange and the Merger.

“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar Tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar Tax or expense or any recording fee, in each case that is imposed as a result of the Transactions, together with any penalty, interest and addition to any such item with respect to such item; provided, however, for the avoidance of doubt, the term Transfer Tax shall not include any income Tax or similar Tax imposed on any direct or indirect equity holder of SPAC, the Company, any Company Subsidiary or Holdco.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Worker” means any person who personally performs work for the Company but who is not in business on their own account or in a client/customer relationship.

“Worker’s Statute” means the Spanish worker Royal Decree 2/2015, of 23 October, by means of which the worker’s statute was approved (“Real Decreto Legislativo 2/2015, de 23 de octubre, por el que se aprueba el texto refundido de la Ley del Estatuto de los Trabajadores”).

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
1915 Law	Recitals
Action	§ 4.09
Additional SEC Reports	§ Section 7.04(a)
Agreement	Preamble
Antitrust Laws	§ 8.11(a)
Applicable Business Activities	§ Section 4.14(r)
Baron Forward Purchase Agreement	Recitals
Baron Investment	Recitals
Baron Investment Amount	Recitals
Baron Support Agreement	Recitals
Blue Sky Laws	§ 4.05(b)
CDON	§ 4.01(d)
Certificate of Merger	§ 2.03(a)
Certificates	§ 3.03(b)
Claims	§ 7.03
Closing	§ 2.03(b)
Closing Date	§ 2.03(b)
Company	Preamble
Company Directors	Recitals
Company Disclosure Schedule	Article IV
Company Permits	§ 4.06
Company Subsidiary	§ 4.01(a)
Confidentiality Agreement	§ 8.03(b)
D&O Indemnified Party	§ 8.04(a)
D&O Tail Policy	§ 8.04(b)
Data Security Requirements	§ 4.13(i)
DD3 Capital	Recitals
DD3 Capital Investment	Recitals
DD3 Capital Investment Amount	Recitals
DD3 Capital Subscription Agreement	Recitals

Defined Term	Location of Definition
DGCL	Recitals
ERISA	§ 4.10(a)
Exchange Act	§ 4.20
Exchange Agreement	Recitals
Exchange Consideration	§ Section 3.01(a)(i)
Exchange Fund	§ 3.03(a)
Exchange	Recitals
Exchange Issuance	§ 2.01(b)(iii)
Financial Statements	§ Section 4.07(b)
First Holdco Auditor Report	§ 9.01(b)
Forward Purchase Investment	Recitals
Forward Purchase Investment Amount	Recitals
Holdco	Preamble
Holdco Board	Recitals
Holdco Ordinary Shares	Recitals
Holdco Warrant	§ 3.05
Indemnification Letter	Recitals
Intended Tax Treatment	§ 2.07
Interim Financial Statements	§ Section 4.07(b)
IRS	§ Section 4.14(m)
Issued Capital Stock	§ 4.03(a)
Larrain	Recitals
Larrain Investment	Recitals
Larrain Investment Amount	Recitals
Larrain Subscription Agreement	Recitals
Lease	§ 4.12(c)
Lease Documents	§ 4.12(c)
Letter of Transmittal	§ 3.03(b)
Material Contracts	§ 4.15(a)

Defined Term	Location of Definition
Merger	Recitals
Merger Consideration	§ 3.02(b)(i)
Merger Effective Time	§ 2.03(a)
Merger Issuance	§ 3.02(b)(i)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	§ 3.02(b)(iii)
MG	Recitals
MG Forward Purchase Agreement	Recitals
MG Investment	Recitals
MG Investment Amount	Recitals
Nomination Agreement	Recitals
Outside Date	§ 10.01(b)
Parent	Preamble
Party	Preamble
PCAOB Financials	§ 8.12
PIPE Additional Investment	Recitals
PIPE Additional Investment Amount	Recitals
PIPE Committed Investment	Recitals
PIPE Committed Investment Amount	Recitals
Plans	§ 4.10(a)
Post-Signing Returns	§ 8.08(c)(ii)(A)
Proxy Statement/Prospectus	§ 8.01(a)
Redemption	§ 8.01(a)
Redemption Price	Definitions
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§ 8.01(a)
Remedies Exceptions	§ 4.04
Restructuring Agreement	§ 8.18(b)

Defined Term	Location of Definition
Representatives	§ 8.03(a)
SEC	§ 5.07(a)
Second Holdco Auditor Report	§ 9.01(b)
Securities Act	§ 5.07(a)
SPAC	Preamble
SPAC Board	Recitals
SPAC Class B Conversion	§ 3.02(a)
SPAC Disclosure Schedule	Article V
SPAC SEC Reports	§ 5.07(a)
SPAC Stockholders	Recitals
SPAC Stockholders’ Meeting	§ 8.01(a)
SPAC Warrant Amendment	§ 3.05
Sponsor	Recitals
Subsequent Unaudited Company Financials	§ Section 8.13
Surviving Corporation	§ 2.02
Tail Period	§ 8.04(b)
Terminating Company Breach	§ 10.01(e)
Terminating SPAC Breach	§ 10.01(f)
Transaction Expenses Table	§ 11.03(b)(i)(A)
Trust Account	§ 5.12
Trust Agreement	§ 5.12
Trust Fund	§ 5.12
Trustee	§ 5.12
Unrestricted Group Members	§ Section 9.01(h)
Warrant Price	§ 5.03(a)
Year-End Financial Statements	§ 4.07(a)

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or words of similar import refer to this Agreement as a whole, including the schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”, (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, (ix) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (x) references to “dollar”, “dollars” or “$” shall be to the lawful currency of the United States, and (xi) the word “shall” and the word “will” indicate a mandatory obligation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under the applicable Accounting Principles.

(e) Whenever this Agreement states that documents or other information have been “made available to” or “provided to” SPAC (including words of similar import), such words shall mean that such documents or information referenced shall have been posted in the Dataroom, or otherwise provided in writing, including by electronic means, to SPAC or its Representatives, at least one (1) day prior to the date hereof.

ARTICLE II
PRE-MERGER; MERGER

Section 2.01 Pre-Merger Actions.

(a) Prior to the Exchange Effective Time, (i) Parent, the Company and Holdco shall, and Parent shall cause the Company and Holdco to, consummate the Restructuring, substantially in accordance with Section 8.18 and Section 8.18 of the Company Disclosure Schedule; and (ii) the Holdco Organizational Documents shall remain in effect and shall otherwise not be amended, restated, modified or waived, in whole or in part, through the Merger Effective Time.

(b) At or prior to the Exchange Effective Time:

(i) Parent, at its sole discretion, shall have the right to cause Holdco to enter into the Redemption Agreement with Parent, pursuant to which Holdco will undertake to redeem from Parent, immediately after completion of the Closing and in exchange for payment of the Redemption Price, all or part of the Redeemable Shares;

(ii) Holdco shall cause the delivery of the First Holdco Auditor Report by a Luxembourg independent auditor (réviseur d’entreprises) of Holdco in accordance with Section 9.01(b);

(iii) all the issued and outstanding Company Ordinary Shares held by Parent shall be contributed in kind to Holdco, free and clear of all Liens, and Parent shall subscribe and be issued the aggregate number of Holdco Ordinary Shares, each worth $10.00 per Holdco Ordinary Share, set forth on Section 2.01 of the Company Disclosure Schedule (the issuance of the Holdco Ordinary Shares pursuant to Section 2.01(b) being the “Exchange Issuance”); provided, however, that no fractional Holdco Ordinary Shares shall be issued pursuant to the Exchange; and

(iv) Parent shall cease to be the holder of the Company Ordinary Shares and Holdco will be recorded as the registered holder of all the Company Ordinary Shares so exchanged and contributed in kind and will be the legal and beneficial owner thereof.

(c) Immediately following the Exchange, (i) SPAC shall use reasonable best efforts to cause the consummation of the Investment, including issuing appropriate notices under the various Forward Purchase Agreements and Subscription Agreements and the issuance of shares of SPAC Class A Common Stock contemplated thereby on the same Business Day as the consummation of the Exchange, and (ii) Holdco shall cause the delivery of the Second Holdco Auditor Report by a Luxembourg independent auditor (réviseur d’entreprises) of Holdco in accordance with Section 9.01(b).

Section 2.02 The Merger.

Subject to the terms and conditions set forth in this Agreement, and in accordance with the DGCL, at the Merger Effective Time, Merger Sub shall be merged with and into SPAC. As a result of the Merger, the separate existence of Merger Sub shall cease and SPAC shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The consummation of the Exchange shall be a condition precedent to the consummation of the Merger.

Section 2.03 Closing; Merger Effective Time.

(a) Immediately following the consummation of the Exchange, and in accordance with the terms and conditions of this Agreement, the Parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and mutually agreed by the Parties. The Certificate of Merger shall specify that the Merger shall become effective at 12:01 a.m. New York time on the Business Day immediately following the day of the filing of the Certificate of Merger (the “Merger Effective Time”).

(b) On the date of the Merger Effective Time, a closing of the Transactions shall be effected remotely by the exchange of documents and signatures in PDF format by electronic mail. The Business Day on which the Merger Effective Time occurs shall be the “Closing Date” and the closing of the Transactions that occur following the Merger Effective Time on the Closing Date shall be referred to as the “Closing”.

Section 2.04 Effect of the Merger. At the Merger Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and as set forth in this Agreement, including Article III. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, pursuant to the Merger, (a) all the property, rights, privileges, immunities, powers, franchises, licenses and authority of SPAC and Merger Sub shall vest in the Surviving Corporation, (b) all debts, liabilities, obligations, restrictions, disabilities and duties of each of SPAC and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation and (c) for purposes of the 1915 Law a contribution-in-kind of the SPAC Class A Common Stock shall be made to Holdco by the SPAC Stockholders through the Merger against issue of the Merger Consideration following a share capital increase realized by Holdco by virtue of the foregoing.

Section 2.05 Certificate of Incorporation; Organizational Documents.

(a) At the Merger Effective Time, the SPAC Certificate of Incorporation, as in effect immediately prior to the Merger Effective Time (except as amended and restated at the Merger Effective Time to read like the certificate of incorporation of Merger Sub), shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by applicable Law.

(b) At the Merger Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by applicable Law, the certificate of incorporation of Surviving Corporation and such by-laws, as applicable.

(c) At the Merger Effective Time, the Holdco Organizational Documents shall be the organizational documents of Holdco until amended as provided by applicable Law and in accordance with the terms set forth hereto.

Section 2.06 Directors and Officers.

(a) At the Exchange Effective Time, the Holdco Board shall be comprised of at least seven (7) directors. The Parties shall use their reasonable best efforts to cause (including by obtaining the Holdco Requisite Approvals) the directors of the Holdco Board and the officers of Holdco as of immediately following the Exchange Effective Time to be comprised of the individuals set forth on Exhibit E, each to hold a board seat and office in accordance with the Holdco Organizational Documents.

(b) The Parties shall cause the directors of the Surviving Corporation and the officers of Surviving Corporation as of immediately following the Merger Effective Time to be comprised of the individuals set forth on Exhibit E, each to hold a board seat and office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.07 Tax Treatment of the Exchange and the Merger. The Parties agree that for U.S. federal income tax purposes (and, to the extent applicable, for state and local tax purposes), the Exchange Agreement and the Merger are intended to (a) be undertaken as part of a prearranged, integrated plan, (b) qualify as exchanges described in Section 351 of the Code and the Treasury Regulations promulgated thereunder, (c) be completed in a consecutive order such that the Exchange is treated as completed before the Merger Effective Time, and (d) with respect to the Merger, other than in the case of any person that will be a “five-percent transferee shareholder” (within the meaning of U.S. Treasury Regulation Section 1.367(a)-3(c)(5)(ii)) and does not enter into a valid “gain recognition agreement” pursuant to Treasury Regulation Section 1.367(a)-8), qualify as an exchange eligible for the exception to Section 367(a)(1) of the Code set forth in Treasury Regulations Section 1.367(a)-3(c) (the “Intended Tax Treatment”).

Section 2.08 Withholding. Notwithstanding anything in this Agreement to the contrary, (a) Holdco shall be entitled to deduct and withhold from the Holdco Ordinary Shares issued as consideration in the Exchange, from the Merger Consideration issued in the Merger, and from any other consideration it issues or pays in connection with this Agreement, such amounts as it is required to deduct and withhold with respect to the issuance of such consideration under any applicable Law, and (b) any other Party making payments pursuant to this Agreement and the Transactions shall be entitled to deduct and withhold from such payments such amounts as it is required to deduct and withhold pursuant to any applicable Law; provided that in each case of clause (a) and (b), the Parties shall cooperate and use reasonable best efforts to reduce, minimize or eliminate any applicable withholding to the extent reasonably permitted under applicable Tax Law. Without limiting the foregoing, Holdco may give effect to withholding hereunder by withholding any consideration issued in the form of Holdco Ordinary Shares or other consideration issued in kind, and then selling such portion of such Holdco Ordinary Shares or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable taxing authorities. To the extent that amounts are deducted or withheld under this Section 2.08, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been issued or paid to the person in respect of which such deduction and withholding was made, and Holdco or any other person deducting or withholding amounts hereunder shall disburse such deducted or withheld amounts to the applicable taxing authorities in accordance with applicable Laws.

Section 2.09 Merger Deliverables. The Parties agree that, in connection with the Merger, the Registration Rights and Lock-Up Agreement, the Nomination Agreement, SPAC Warrant Amendment and the Indemnification Letter shall be executed and delivered, or cause to be delivered, by all parties thereto, on or prior to the Closing Date.

Section 2.10 Redeemable Shares. The Parties agree that the redemption by Holdco of the Redeemable Shares, if applicable, shall be consummated promptly after the completion of the Closing.

ARTICLE III
EXCHANGE

Section 3.01 Exchange Consideration.

(a) As set forth in the Exchange Agreement:

(i) The valuation of the Company Ordinary Shares contributed to Holdco by Parent against newly issued Holdco Ordinary Shares pursuant to the Exchange shall be deemed to be, as of the Exchange Effective Time, $300,000,000, on a cash-free and debt-free basis, and subject to a normalized level of working capital, of Holdco, the Company and the Company Subsidiaries (the “Exchange Consideration”).

(ii) The Exchange Consideration subscribed for by Parent shall be paid in Holdco Ordinary Shares that shall be valued at $10.00 per Holdco Ordinary Share. The Holdco Ordinary Shares making up the Exchange Consideration, minus any Holdco Ordinary Shares owned by Parent immediately prior to the Exchange Effective Time, shall be issued to Parent. After such issuance and prior to the redemption by Holdco of any Redeemable Shares owned by Parent, Parent shall hold 30,000,000 Holdco Ordinary Shares valued at $10.00 per Holdco Ordinary Share.

(b) At least seven Business Days prior to the Closing, SPAC shall cause the Chief Financial Officer of SPAC, solely in his capacity as such, to deliver to the Company a certificate certifying SPAC’s good faith estimate of the SPAC Transaction Expenses, including supporting materials for the amount of each item included in SPAC Transaction Expenses, and certifying that SPAC has not incurred any SPAC Transaction Expenses in excess of those payable or reimbursable by the Surviving Corporation pursuant to Section 11.03. At least seven Business Days prior to the Closing Date, the Company shall cause the Chief Financial Officer of the Company, solely in his or her capacity as such, to deliver to SPAC a certificate certified by such Chief Financial Officer (solely in his or her capacity as such) setting forth the Company’s good faith estimate of the Company Transaction Expenses, including supporting materials for the amount of each item included in Company Transaction Expenses and certifying that Holdco, the Company and their respective subsidiaries have not incurred any Company Transaction Expenses in excess of those payable or reimbursable by the Surviving Corporation pursuant to Section 11.03.

Section 3.02 Conversion of Securities.

(a) Immediately prior to the Merger Effective Time, each share of SPAC Class B Common Stock issued and outstanding immediately prior to the Merger Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable share of SPAC Class A Common Stock (the “SPAC Class B Conversion”);

(b) At the Merger Effective Time, immediately following the SPAC Class B Conversion, by virtue of the Merger, the Holdco Requisite Approvals, the Second Holdco Auditor Report and the SPAC Contribution Supporting Documents, and without any further action on the part of SPAC, Merger Sub, Holdco or the Company or the holders thereunder:

(i) each share of SPAC Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time (which for the avoidance of doubt shall not include any share of SPAC Class A Common Stock as to which Redemption Rights have been exercised) shall be exchanged with Holdco (which exchange, for purposes of the 1915 Law, shall consist of, for the avoidance of doubt, a contribution-in-kind of each such SPAC Class A Common Stock from the holders of SPAC Class A Common Stock to Holdco), against the issue by Holdco (such issuance, the “Merger Issuance”), following a share capital increase realized by Holdco and subscribed by the contributing holders of SPAC Class A Common Stock, acting through the Exchange Agent, by virtue of the Merger, and in accordance with the 1915 Law and the DGCL, of one validly issued and fully paid Holdco Ordinary Share (the “Merger Consideration”), delivered by Holdco in accordance with its obligations set forth in Section 3.03;

(ii) upon the Merger Issuance, all shares of SPAC Class A Common Stock shall cease to be outstanding, shall be cancelled and shall cease to exist and (A) each certificate formerly representing each of the shares of SPAC Class A Common Stock and (B) each book-entry account formerly representing each of the uncertificated shares of SPAC Class A Common Stock shall thereafter, in case of both (A) and (B), only represent the Merger Consideration and the right, if any, to receive any distribution or dividend pursuant to Section 3.03(c); and

(iii) each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable ordinary share, par value $0.01 per share, of the Surviving Corporation and, as a result thereof, all of the shares of common stock of the Surviving Corporation will be owned by Holdco.

Section 3.03 Exchange of Certificates.

(a) Exchange Agent. On the Closing Date (and after the Merger Effective Time and the consummation of the transactions contemplated by Section 3.02(b)(i), Section 3.02(b)(ii) and Section 3.02(b)(iii)), Holdco shall deposit with the Exchange Agent the number of Holdco Ordinary Shares (in uncertificated form or book-entry form) sufficient to deliver the Merger Consideration consisting of the Holdco Ordinary Shares to be issued to the holders of shares of SPAC Class A Common Stock in the Merger pursuant to this Agreement. In addition, Holdco shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time after the Merger Effective Time, any dividends or other distributions payable pursuant to Section 3.03(c) with respect to the Holdco Ordinary Shares issued pursuant to the Merger for any shares of SPAC Class A Common Stock with a record and payment date after the Merger Effective Time and prior to the surrender of such shares (all such Holdco Ordinary Shares, together with the amount of any dividends or distributions contemplated pursuant to Section 3.03(c), being hereinafter referred to, collectively, as the “Exchange Fund”). Holdco shall cause the Exchange Agent pursuant to irrevocable instructions, to deliver the Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by this Section 3.03 hereof, the Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest the cash portion of the Exchange Fund as directed by Holdco; provided that such investments shall be in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature. To the extent that there are losses or any diminution of value with respect to such investments, or the Exchange Fund diminishes for any other reason below the level required to make prompt cash payment of any dividends or other distributions payable pursuant to Section 3.03(c), Holdco shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under this Section 3.03(a) shall be promptly returned to Holdco.

(b) Exchange Procedures. As promptly as practicable after the Merger Effective Time, Holdco shall use its reasonable best efforts to cause the Exchange Agent to mail to each holder of record of SPAC Common Stock (including shares of SPAC Class A Common Stock resulting from the SPAC Class B Conversion) entitled to receive the Merger Consideration pursuant to Section 3.02 a letter of transmittal, which shall be in a form reasonably acceptable to SPAC and the Company (the “Letter of Transmittal”) and shall specify (i) that delivery shall be effected, and risk of loss and title to the certificates evidencing such SPAC Common Stock (collectively, the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent; and instructions for use in effecting the surrender of the Certificates pursuant to the Letter of Transmittal. Within five Business Days after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, together with a Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefor, and Holdco shall cause the Exchange Agent to deliver (i) the Merger Consideration and (ii) an amount in immediately available funds (or, if no wire transfer instructions are provided, a check) equal to any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 3.03(c) in accordance with the provisions of this Section 3.03, and the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated by this Section 3.03, each Certificate entitled to receive a portion of the Merger Consideration in accordance with Section 3.02 shall be deemed at all times after the Merger Effective Time, as the case may be, to represent only the right to receive upon such surrender the Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.02.

(c) Distributions with Respect to Unexchanged Shares of SPAC Common Stock. No dividends or other distributions declared or made after the Merger Effective Time with respect to the SPAC Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SPAC Class A Common Stock (including shares of SPAC Class A Common Stock resulting from the SPAC Class B Conversion) represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with this Section 3.03. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, SPAC shall pay or cause to be paid to the holder of the certificates representing shares of SPAC Common Stock (including shares of SPAC Class A Common Stock resulting from the SPAC Class B Conversion) issued in exchange therefor, without interest, (i) promptly, but in any event within five Business Days of such surrender, the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such shares of SPAC Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Merger Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of SPAC Common Stock.

(d) Merger Consideration as Payment in Full. The Merger Consideration payable upon the exchange of the SPAC Class A Common Stock (including shares of SPAC Class A Common Stock resulting from the SPAC Class B Conversion) in accordance with the terms of this Section 3.03 shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such shares of SPAC Common Stock (including shares of SPAC Class A Common Stock resulting from the SPAC Class B Conversion).

(e) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Common Stock occurring on or after the date hereof and prior to the Merger Effective Time.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of SPAC Common Stock with respect to the Merger Consideration one year after the Merger Effective Time shall be delivered to Holdco, and any holders of SPAC Common Stock (including shares of SPAC Class A Common Stock resulting from the SPAC Class B Conversion) who have not theretofore complied with this Section 3.03 shall thereafter look only to Holdco for the Merger Consideration. Any portion of the Exchange Fund with respect to the Merger Consideration remaining unclaimed by holders of SPAC Common Stock (including shares of SPAC Class A Common Stock resulting from the conversion of the SPAC Class B Conversion), as may be applicable, as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Holdco free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, SPAC, Parent, Holdco, Company, the Surviving Corporation or any of their respective affiliates shall be liable to any holder of SPAC Common Stock for any such SPAC Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.03.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, as the case may be, that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.02.

Section 3.04 Stock Transfer Books. At the Merger Effective Time, following the recordation of the Transactions in the share records of Holdco, the stock transfer books of SPAC shall be closed and there shall be no further registration of transfers of SPAC Common Stock thereafter on the records of SPAC. From and after the Merger Effective Time, the holders of Certificates representing SPAC Common Stock outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such SPAC Common Stock, except as otherwise provided in this Agreement or by applicable Law. On or after the Merger Effective Time, any Certificates presented to the Exchange Agent or Holdco for any reason shall be converted into the Merger Consideration in accordance with the provisions of Section 3.02.

Section 3.05 SPAC Warrants. At the Merger Effective Time, each SPAC Warrant that is outstanding immediately prior to the Merger Effective Time shall, pursuant to the SPAC Warrant Agreement, cease to represent a right to acquire the number of shares of SPAC Class A Common Stock set forth in such SPAC Warrant and shall be converted in accordance with the terms of such SPAC Warrant Agreement, at the Merger Effective Time, into a right to acquire one Holdco Ordinary Share for each right to acquire one share of SPAC Class A Common Stock (a “Holdco Warrant” and collectively, the “Holdco Warrants”) on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the SPAC Warrant Agreement. SPAC shall take all lawful action to effect the aforesaid provisions of this Section 3.05, including causing the SPAC Warrant Agreement to be amended or amended and restated to the extent necessary to give effect to this Section 3.05, including adding Holdco as a party thereto, such amendment to be in substantially the form attached hereto as Exhibit F (the “SPAC Warrant Amendment”).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE COMPANY

Except as set forth in the Company’s disclosure schedule (it being understood and agreed that information disclosed in any section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the Company Disclosure Schedule to which such disclosure would reasonably pertain or if its relevance to such other section is reasonably apparent on the face of such disclosure) delivered by Company in connection with this Agreement (the “Company Disclosure Schedule”), Parent and the Company hereby represent and warrant to SPAC, Holdco and Merger Sub as follows:

Section 4.01 Organization and Qualification; Subsidiaries; Insolvency and Spanish Equity Ratios.

(a) Parent, the Company and each subsidiary of the Company as of the date hereof and upon consummation of the Restructuring (each of such subsidiaries, a “Company Subsidiary”) is (or, for any entity not yet formed, will be) a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (insofar as such concept exists in such jurisdiction). The Company and each Company Subsidiary has the requisite corporate or other organizational power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each Company Subsidiary (i) has all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, (ii) is duly qualified or licensed as a foreign corporation or other organization to do business where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, and (iii) is in good standing, in each jurisdiction (insofar as such concept exists in such jurisdiction) where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to have such governmental approval or to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of organization or incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary and a proforma legal organization chart are set forth in Section 4.01(b) of the Company Disclosure Schedule, as of the date hereof and as expected upon consummation of the Restructuring, as specified therein. Except with respect to the Company Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

(c) No order has been made, petition presented or meeting (of equityholders or otherwise) convened for the bankruptcy, winding up (voluntary or mandatory) or granting of pre-insolvency protection (as per Section 583 et seq. of the Spanish Insolvency Act or as per any other applicable Laws), or for the appointment of any provisional liquidator or in relation to any other process whereby the assets of the Company and/or each Company Subsidiary are distributed amongst its creditors and/or shareholders or other contributors, and there are no Actions under any applicable bankruptcy, insolvency, reorganization, corporate or similar applicable Law, would be reasonably likely to justify any such cases or Actions. No receiver or trustee has been appointed in respect of the whole or any part of any of the property or assets of the Company and/or any Company Subsidiary, nor has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs and assets of the Company are managed by a person appointed for the purpose by a Governmental Authority or similar body). Neither the Company nor any Company Subsidiary has taken any steps with a view to a suspension of payments or a moratorium of any indebtedness or for the granting of pre-insolvency protection (as per Section 583 et seq. of the Spanish Insolvency Act or as per any other applicable Laws) or has made or is negotiating any voluntary arrangement with any of its creditors or is insolvent or unable to pay its debts as they become due.

(d) Each of the Company and Codere Online, S.A.U. (“CDON”) is in good standing from a Spanish commercial registry perspective, and neither the Company nor CDON is subject to any mandatory cause for dissolution pursuant to Section 363 of the Spanish Companies Act. Each of the Company and CDON is in full compliance with the equity ratio set forth in Section 363.1(e) of the Spanish Companies Act. Following the consummation of the Restructuring, the Company and CDON will continue to be in compliance with the equity ratio set forth in Section 363.1(e) of the Spanish Companies Act.

Section 4.02 Organizational Documents, Books and Records; Directors.

(a) The Company has prior to the date of this Agreement made available to SPAC in the Data Room a complete and correct copy of the memorandums of association, articles of association, certificates of incorporation, certificates of formation, by-laws, material intercompany operating agreements, registration statements and equivalent organizational documents, each as amended, supplemented and/or restated to date, of the Company and each Company Subsidiary. Such memorandums of association, articles of association, certificates of incorporation, certificates of formation, by-laws, material intercompany operating agreements, registration statements and equivalent organizational documents are in full force and effect. Neither Parent, the Company nor any Company Subsidiary is in violation of any of the provisions of its memorandum of association, articles of association, certificates of incorporation, certificates of formation or by-laws. There are no stockholders or shareholders’ agreements or any equivalent arrangements in place in respect of any of the Company and/or each of the Company Subsidiaries.

(b) The books, records and accounts of the Company and of each Company Subsidiary, including but not limited to the statutory books of the Company and each Company Subsidiary (including, but not limited to, minutes books, books of agreements with the sole shareholder, shareholders registry books and/or stock ledgers) since January 1, 2018: (i) are in all material respects true, complete and correct; and (ii) have been maintained in accordance with good business practices on a basis consistent with prior years and in accordance with applicable Laws. The books, records and accounts of the Company and each Company Subsidiary have at all times since January 1, 2018 accurately and fairly reflected in all material respects, in reasonable detail, the transactions and dispositions of its funds and assets and other information which should be included therein pursuant to applicable Laws and the Accounting Principles. The Company and each Company Subsidiary have provided to SPAC in the Data Room complete and correct copies of its minute books since January 1, 2018, which contain complete and correct copies since such date of all minutes of meetings of and actions by the shareholders of the Company and of each Company Subsidiary, the board of directors (or equivalent governing body) of the Company and/or each Company Subsidiary, and all committees of the board of directors (insofar as such committees have been established).

(c) The governing bodies of the Company and each Company Subsidiary, the list of which is included in Section 4.02(c) of the Company Disclosure Schedule, have been appointed in accordance with the Laws and they have been registered with the relevant Governmental Authority, where required.

Section 4.03 Capitalization.

(a) As of the date hereof, the issued and fully paid capital stock of the Company consists of sixty thousand (60,000) Company Ordinary Shares, with a nominal value of EUR1.00 per Company Ordinary Share (the “Issued Capital Stock”). There are no other options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the voting or transfer of the Company Ordinary Shares or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. Upon completion of the Restructuring, the Company will not own any equity interests in any person, other than the Company Subsidiaries. The Company Subsidiaries do not own any equity interests in any person. Neither the Company nor any Company Subsidiary has minority or financial investments in any person.

(b) Other than pursuant to the Transaction Documents, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Ordinary Shares or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(c) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable (insofar as such concept exists in such jurisdiction), and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(d) Parent owns and will own immediately prior to the Exchange Effective Time directly and beneficially and of record, all the equity of the Company (which is represented by the issued Company Ordinary Shares). Except for the shares of the Company held by Parent, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest, of the Company is authorized or issued.

(e) All issued Company Ordinary Shares and all issued shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (i) applicable securities Laws and other applicable Laws and (ii) any preemptive rights and other similar requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

(f) Except for Parent (in its capacity as sole shareholder of the Company), no person is entitled to receive any dividends, distributions or commissions on profits from the Company.

Section 4.04 Authority Relative to this Agreement. Each of Parent and the Company has all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each of Parent and the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Parent and the Company of the Transactions have been duly and validly authorized by all necessary corporate action of the Parent and the Company and no other corporate proceedings on the part of Parent or the Company are necessary to authorize this Agreement, each such Ancillary Agreement or to consummate the Transactions (except as set forth on Section 8.18 of the Company Disclosure Schedule in connection with the Restructuring). This Agreement and each such Ancillary Agreement to which Parent and/or Company are party have been duly and validly executed and delivered by each of Parent and the Company and, assuming the due authorization, execution and delivery by SPAC, Holdco and Merger Sub, constitutes a legal, valid and binding obligation of Parent and the Company, enforceable against Parent and the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). To the knowledge of Parent and the Company, no state, provincial, federal, domestic or foreign takeover statute is applicable to the Transactions, except as otherwise contemplated herein.

Section 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is a party does not, and subject to receipt of the filing and recordation of documents in connection with the Merger and the Exchange, as required by the Spanish Securities Act, the applicable Gaming Laws, the DGCL or the 1915 Law, and of the Codere Bondholders Consent and the consents, approvals, authorizations or permits, filings and notifications contemplated by Section 4.05(a) of the Company Disclosure Schedule, the performance of this Agreement and each such Ancillary Agreement by the Company will not (i) conflict with or violate the memorandum of association, articles of association, registration statement, certificate of incorporation, by-laws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any Law applicable to or Company Permit held by the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) to the Company’s knowledge, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except with respect to clauses (a)(ii) and (a)(iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b) The execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, a Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, rules and regulations of Nasdaq, the notification requirements of applicable Antitrust Laws, if any, and filing and recordation of appropriate documents in connection with the Merger and the Exchange or other documents as required by the DGCL or the 1915 Law; (ii) for applicable notification requirements as set forth by the Spanish Securities Act (including the obligation to issue a public notice of privileged information (“comunicación de información privilegiada”) or a public notice of material information (“comunicación de otra información relevante”) pursuant to the applicable CNMV regulations); (iii) for applicable compulsory notification of the Transactions to any Gaming Authority, including, without limitation, the relevant Maltese Gaming Authority, the relevant Italian Gaming Authority and the Spanish National Gambling Commission as set forth in any Gaming Laws; and (iv) as and where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent the Company from performing its material obligations under this Agreement and each such Ancillary Agreement.

(c) Subject to the receipt of the Codere Bondholders Consent, the execution and delivery by the Company of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement by the Company will not, conflict with or violate any of the documents or agreements under the Existing Group Financing or require any consent, approval, authorization or permit of, or filing with or notification to the trustees and/or lenders under any of the Existing Group Financing pursuant to the terms thereof in respect of any of the Company and/or any Company Subsidiary (other than any notification made in accordance with the terms thereunder). Subject to the receipt of the Codere Bondholders Consent, neither the Company nor any Company Subsidiary is an obligor, guarantor, or restricted subsidiary under the terms of any Existing Group Financing. Subject to the receipt of the Codere Bondholders Consent, the consummation of the Restructuring will not require the consent, approval or authorization of, or notification to the trustees and/or lenders under, any of the Existing Group Financing pursuant to the terms thereof in respect of any of the Company and/or any Company Subsidiary (other than any such notification made in accordance with the terms thereunder).

(d) The business of the Company does not fall within the scope of any of the restricted sectors included in Section 7 bis paragraph 2 of the Spanish Foreign Investment Regulations.

Section 4.06 Permits; Compliance. Except as set forth on Section 4.06 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries is in possession, whether via ownership or license rights, of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, homologation certificates, and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (including, without limitation, as applicable, all such permits, licenses, approvals, consents and other authorizations required by the Gaming Laws or any other federal, state, local or foreign agencies or bodies engaged in the regulation, oversight or licensing of gaming or any other activity related to the business now operated by the Company and the Company Subsidiaries) (the “Company Permits”). Except as set forth on Section 4.06 of the Company Disclosure Schedule, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened and all of the Company Permits are, to the Company’s knowledge, valid and in full force and effect. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Company Permit, except for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has properly and validly completed all filings and registrations that are required for the operation of the business operated by the Company and the Company Subsidiaries as currently conducted. Neither the Company nor any Company Subsidiary has (i) received any written notices from any Governmental Authority alleging violation of any applicable Laws or (ii) been denied a Company Permit in any jurisdiction, withdrawn an application for a Company Permit in any jurisdiction, or, with respect to a Company Permit then held by the Company, had any such Company Permit suspended, withdrawn, revoked or limited in any manner, other than as set forth on Section 4.06 of the Company Disclosure Schedule.

Section 4.07 Financial Statements.

(a) The Company has made available true copies in draft form of the combined balance sheet of the Company and the Company Subsidiaries as of December 31, 2019 and December 31, 2020, and the related combined statements of operations and cash flows (including the notes thereunder) of the Company and the Company Subsidiaries for each of the years then ended (collectively, the “Year-End Financial Statements”) which are attached as Section 4.07(a) of the Company Disclosure Schedule. Each of the Year-End Financial Statements (including the notes thereto), (i) was prepared in accordance with the Accounting Principles applied on a consistent basis throughout the period indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise noted therein.

(b) The Company has made available to SPAC true copies in draft form of the combined unaudited balance sheet of the Company and the Company Subsidiaries as of March 31, 2021, and the related unaudited combined statements of operations of the Company and the Company Subsidiaries for the 3-month period then ended (collectively, the “Interim Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”), which are attached as Section 4.07(b) of the Company Disclosure Schedule. The Interim Financial Statements were prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments) and fairly present, in all material respects, the financial position and results of operations of the Company and the Company Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes (that, if presented, would not differ materially from those presented in the Year End Financial Statements).

(c) Except as and to the extent set forth on the Financial Statements, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with the Accounting Principles except for (i) liabilities that were incurred in the ordinary course of business or in connection with the Transactions since March 31, 2021, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party or (iii) any other liabilities and obligations which would not, individually or in the aggregate, result in a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has as of any balance sheet date included in the Financial Statements any material assets, liabilities or capital commitments or obligations to third parties, debts, bonds, guarantees or securities or contingencies of any kind which are not fully accounted for or provisioned for in the Financial Statements in accordance with the Accounting Principles.

(d) (i) Neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim (whether written or, to the knowledge of the Company, oral) regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Directors or any committee thereof.

(e) The Company and each Company Subsidiary maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the Accounting Principles, including policies and procedures sufficient to provide reasonable assurance: (i) that the Company and each Company Subsidiary maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets, distribution of dividends and/or any other type of equity distributions, and its liabilities; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with the Accounting Principles; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. If applicable, the Company has delivered to SPAC a copy of any disclosure (or, if unwritten, a summary thereof) by any Representative of the Company to the Company’s independent auditors and relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of the Company or any Company Subsidiary to record, process, summarize and report financial data. The Company has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of the Company or any Company Subsidiaries. Since December 31, 2017, there have been no material changes in the Company’s or any Company Subsidiary’s internal control over financial reporting.

Section 4.08 Absence of Certain Changes or Events. Since December 31, 2020 and prior to the date of this Agreement, except as otherwise reflected in the Financial Statements, actions or omissions taken as a result of COVID-19 and COVID-19 Measures, or in connection with the Transactions or as expressly contemplated or permitted by this Agreement or any Ancillary Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in the ordinary course and in a manner consistent with past practice in all material respects, (b) the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, (d) none of the Company or the Company Subsidiaries has incurred any indebtedness for borrowed money, and (e) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 7.01.

Section 4.09 Absence of Litigation. Except as disclosed in Section 4.09 of the Company Disclosure Schedule, as of the date hereof, there is no material litigation, proceeding, cause of action, lawsuit, audit, assessment or reassessment, petition, complaint, charge, grievance, prosecution, demand, hearing, written notice, inquiry, investigation, subpoena, summons, inspection, or administrative or other similar proceeding, mediation or arbitration (including any appeal or application for review) of any kind or nature, in law or in equity (an “Action”), pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority. As of the date hereof, neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is subject to any continuing material order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority. As of the date hereof, there is no Action pending, or to the knowledge of Parent, threatened, that would, if adversely determined, materially and adversely affect the ability of Parent to consummate the Transactions or otherwise perform its obligations under this Agreement or the Ancillary Agreements (including consummating the Restructuring).

Section 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”)) and all other material bonus, stock option, stock purchase, restricted stock, equity or equity-based, incentive, deferred compensation, retiree medical or life insurance, retirement, supplemental retirement, severance, retention, separation, change in control, health, welfare, fringe benefit, sick pay and vacation plans or arrangements or other material employee benefit plans, programs, ex gratia promises, policies, agreements or arrangements, whether or not subject to ERISA, whether formal or informal, whether written or oral, in each case which are maintained, sponsored by, or contributed to by (or for which there is an obligation to contribution to by) the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, individual independent contractor and/or consultant, or with respect to which the Company or any Company Subsidiary has or could incur any present or future liability (contingent or otherwise) (collectively, the “Plans”), other than mandatory benefits or plans regarding Employees or Workers under applicable Law.

(b) With respect to each Plan, the Company has made available to SPAC, if applicable, (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, and (iii) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years.

(c) Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will or could reasonably be expected to (alone or in combination with any other event) (i) result in (A) a material increase in the amount of compensation or benefits to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; (B) any material payment or benefit becoming due to or in respect of any current or former employee, officer, director, individual independent contractor and/or consultant; (C) the acceleration of the vesting, funding or timing of payment of any material compensation or benefits payable to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; or (D) any increased or accelerated material funding obligation with respect to any Plan; (ii) limit the right to merge, amend or terminate any material Plan; or (iii) give rise to any “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any Company Subsidiary has any material indemnity or gross-up obligation for any Taxes imposed under Section 4999 or Section 409A of the Code or otherwise.

(d) None of the Plans provides for, nor does the Company or any Company Subsidiary have or reasonably expect to have any material liability or obligation to provide any post-employment or post-service health or welfare benefits or retiree medical or life insurance to any current or former employee, officer, director, individual independent contractor or consultant of the Company or any Company Subsidiary after termination of employment or service except (i) as set forth in any existing employment or severance agreement or (ii) as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA or similar applicable Law for which the covered individual pays the full cost of coverage.

(e) In all material respects, (i) each Plan is and has been established, maintained and administered in accordance with its terms and in compliance with the requirements of all applicable Laws, and (ii) other than routine or non-material claims for benefits in the ordinary course of business, no material actions, litigation, claims, lawsuits, audits, inquiries, arbitrations, investigations, or proceedings are pending or, to the knowledge of Company, threatened, from any Governmental Authority in connection with any Plan or by or on behalf of any participant in any Plan, or otherwise involving or relating to any Plan or the assets of any Plan or any trust thereunder or the plan sponsor or plan administrator of any Plan (acting in such individual’s capacity as plan sponsor or plan administrator) and, to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such material action, litigation, claim, lawsuit, audit, inquiry, arbitration, investigation or proceeding.

(f) Except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, either individually or in the aggregate, there have been no acts or omissions by the Company or Company Subsidiary with respect to any Plan that have given or could reasonably be expected to give rise to any fines, penalties, taxes or related charges under applicable Law.

(g) All material liabilities or expenses of the Company or any Company Subsidiary in respect of any Plan which have not been paid, if any, have been properly accrued on the Financial Statements in compliance with the Accounting Principles. With respect to each Plan, all material contributions or payments and premium or benefit payments) that are due or are required to be made under the terms of any Plan or in accordance with applicable Laws, if any, have been made within the time periods prescribed by the terms of each such Plan, and applicable Laws, as the case may be, except as would not result in material liability to the Company, and all such contributions or payments that are not yet due or required to be made under the terms of any Plan or in accordance with applicable Laws, if any, have been properly accrued in accordance with the Accounting Principles, applied on a consistent basis, and reflected on the Financial Statements.

Section 4.11 Labor and Employment Matters.

(a) To the extent permitted to be disclosed pursuant to applicable Law, the Company has furnished or made available to SPAC a list of all Employees, Workers, and individual independent contractors of the Company and any Company Subsidiary as of the date hereof, setting forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) location; (iv) hire date or date the contract of employment began; (v) current annual base compensation rate; (vi) commission, bonus or other incentive based compensation; and (vii) details of which company employs or engages each Employee or independent contractor. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all Employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Financial Statements). Neither the Company nor any Company Subsidiary has granted any credit, loan or any other kind of financing to the Employees or Workers.

(b) (i) There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former Employees, Workers, independent contractors, applicants for employment, or any class of the foregoing, which Actions would be material to the Company and the Company Subsidiaries, taken as a whole; (ii) neither the Company nor any Company Subsidiary is, nor have been during the three (3) years preceding the date of this Agreement, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no material unfair labor practice complaints pending against the Company or any Company Subsidiary before any Labor Authority; (iv) during the three (3) years preceding the date of this Agreement, there has never been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar material labor disruption or dispute affecting, or, to the knowledge of the Company, threatened, by or with respect to any Employees; and (v) the Company has not incurred any actual or contingent liability in connection with any termination of employment of its Employees or former Employees (including redundancy payments or failure to comply with any order for reinstatement or re-engagement of any Employees).

(c) (i) The Company and the Company Subsidiaries are and have been in compliance in all material respects with all applicable Laws relating to the employment, employment practices, employment discrimination, terms and conditions of employment, mass layoffs, immigration, pay equity, workers’ compensation, family and medical leave, and occupational safety and health requirements, including those related to wages, working hours, overtime, collective bargaining and the payment and withholding of taxes, Social Security contributions, and other sums as required by the appropriate Governmental Authority and where required, maintain adequate and up to date records which will be available on Closing and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing; (ii) to the knowledge of the Company, no Employee or Worker has been or is being investigated in connection with any misconduct, nor subject to any disciplinary action in connection with such misconduct that could reasonably be expected to cause any material damage to the reputation or business of the Company or any Company Subsidiary; and (iii) to the knowledge of the Company, no Employee or Worker has engaged in any conduct or cover-up of such conduct, or aided or assisted any other person or entity to engage in any conduct that could cause or has caused any material damage to the reputation or business of the Company or any Company Subsidiary or any Employee or Worker, including, but not limited to, any conduct constituting sexual misconduct, harassment (including sexual harassment), discrimination or retaliation.

(d) To the Company’s knowledge, the Company and the Company Subsidiaries are in all material respects in compliance with any Laws, recommendations or guidance issued by any applicable Governmental Authority relating in any way to the work of Employees and/or procedures for returning to work for Employees with respect to COVID-19.

(e) Neither the Company nor any Company Subsidiary are part of any retirement benefits or pension commitments and any equity-based incentive plan, other than in connection with the agreement set forth on Section 4.10(a) of the Company Disclosure Schedule.

(f) Copies of all material form contracts, and any contracts that contain material deviations from such material form contracts, which apply to Employees and Workers have been provided to the SPAC in the Data Room and the Company has not offered, promised or agreed to any future variation in the contract of any Employee or Worker. No notice to terminate the contract of employment of any Employee or Worker of the Company or any Company Subsidiary (whether given by the relevant employer or by the Employee or Worker) is pending, outstanding or threatened. There are no Employees or Workers of the Company or of any Company Subsidiary entitled to receive a compensation for dismissal higher than the severance compensation established by the applicable Law, other than in connection with the agreement set forth on Section 4.10(a) of the Company Disclosure Schedule. To the Company’s knowledge, there are no Employees or Workers of the Company or of any Company Subsidiary entitled to terminate their employment or engagement upon a change in the ownership of the Company or Company Subsidiary.

(g) To the Company’s knowledge, (i) no Employee, Worker or independent contractor of the Company or any Company Subsidiary is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, noncompetition agreement, non-solicitation agreement, proprietary information agreement or any other agreement with a third party relating to confidential or proprietary information, intellectual property, competition, or related matters; and (ii) the continued employment by the Company and the Company Subsidiaries of their respective Employees, and the performance of the contracts with the Company and the Company Subsidiaries by their respective Workers and independent contractors, will not result in any such violation. Neither the Company nor any of the Company Subsidiaries has received any notice alleging that any such violation has occurred.

(h) All Employees of the Company and of each Company Subsidiary are duly registered with the Social Security Authorities as employees. All Social Security contributions due and payable by the Company and each Company Subsidiary for any salary item (i.e. fixed salary, variable remuneration, salary in kind) have been paid correctly, timely and in full according to applicable Law. Neither the Company nor any Company Subsidiary have any deferred debt with Social Security. There are no premiums, allowances, rewards or salaries in cash or kind which have not been taken into account for Social Security contributions, have not been accounted for or in respect of which a provision has not been made in the Financial Statements in accordance with applicable Law.

(i) Neither the Company nor any Company Subsidiary is subject to a union organizing effort. Neither the Company nor any Company Subsidiary are engaged, and have never been engaged, in any unfair labor practice of any nature.

(j) In the past five years, there has been no material collective redundancies or “mass layoff”, “group termination”, “employment loss” or “plant closing” or comparable event as defined by any applicable Law in respect of the Company or each of the Company Subsidiaries, nor has the Company or any Company Subsidiary effected by any transaction or engaged in any material lay-offs or employment terminations sufficient in number to trigger application of any applicable Law, including article 51 of the Worker’s Statute.

(k) The Company and if applicable, each Company Subsidiary which have implemented any type of temporary furlough scheme as a consequence of the COVID-19 (i.e. “ERTE” in Spain or equivalent furlough schemes in other jurisdictions) have or had sufficient cause to implement the aforementioned temporary furlough scheme due to the reduction of the business activity as a result of COVID-19. Likewise, the Company and each Company Subsidiary have complied with all their formal and labor material obligations in relation to the Employees affected by any temporary furlough scheme, having made all the relevant communications in relation to the procedure both to the employees and to the different Labor Authorities, not having included false information in said communications. The Company and each Company Subsidiary that have implemented any type of temporary furlough scheme respect and have respected (if any) any job stability commitment that may have been applicable to them as a result of the implementation of any temporary furlough scheme. The Company and any Company Subsidiary are not subject to any ongoing employment-related labor inspection or litigation as a consequence of any temporary furlough scheme, other than routine audits and verifications by Governmental Authorities.

(l) No Employee or Worker of the Company and/or of any Company Subsidiary has given notice of resignation or, to the Company’s knowledge, currently intends to terminate his or her service with the Company or with any relevant Company Subsidiary expressing that any such notice or termination is as a consequence of the execution of the transactions described in this Agreement or on any Ancillary Document.

(m) No Employee or Worker of the Company or of any Company Subsidiary is in material violation of (i) any term of any employment or consulting agreement or contract or (ii) any term of any other Material Contract, including of any, non-solicitation covenants that may be applicable. To the knowledge of the Company, the employment of any Employee or engagement of any Worker by the Company Group does not subject it to any liability to any third party.

(n) All the Non-EU national Employees rendering services for the Company or for any Company Subsidiary have the pertinent work permits in force that allow them to work where they are located.

(o) No Governmental Authority has declared, pursuant to any applicable Law, the existence of a group of companies with respect to the Company or any Company Subsidiary.

Section 4.12 Real Property; Title to Assets.

(a) None of the Company or any Company Subsidiaries has owned or presently owns (i) fee simple title to any real property or (ii) any ground lease interest under or pursuant to a ground lease.

(b) None of the assets of the Company of any Company Subsidiary is encumbered by any Lien in connection with the Existing Group Financing.

(c) Section 4.12(c) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and also identifies with respect to each Leased Real Property, each lease, sublease, license or other contractual arrangement under which such Leased Real Property is occupied or used (each, a “Lease”), including the date of and legal name of each of the parties to such Lease, and each guaranty, amendment, restatement, modification or supplement thereto (collectively, the “Lease Documents”). True, correct and materially complete copies of all material Lease Documents have been made available to SPAC.

(d) The Leased Real Property constitutes all material interests in real property currently used, occupied or held for use in connection with the business of the Company and/or Company Subsidiaries and necessary for the continued operation of the business of the Company and/or the Company Subsidiaries, as applicable. The Leased Real Property, including all buildings, fixtures and other improvements constituting a part thereof, is in good operating condition, except for ordinary wear and tear, without structural defects and is suitable, sufficient and appropriate for its current and contemplated uses. All mechanical and other systems located at the Leased Real Property are in good operating condition, except for ordinary wear and tear, and no condition exists requiring material repairs (other than routine maintenance) or material alterations thereof. No material Leased Real Property is subject to any sublease, license or right of occupancy in favor of any third party.

(e) The Company and/or the applicable Company Subsidiary has a valid, binding and enforceable, subject to the Remedies Exceptions, leasehold interest under each of the Leases, free and clear of all Liens other than Permitted Liens. Each Lease is in full force and effect and is the valid, binding and enforceable, subject to the Remedies Exceptions, obligation of each party thereto in accordance with its terms. The Company and/or the applicable Company Subsidiary has accepted full possession of each individual Leased Real Property and is currently occupying and using same pursuant to the terms of the applicable Lease. None of the Company or any of the Company Subsidiaries, nor to the Company’s knowledge, any other person is in material breach or material violation of, or default under, any Lease, and no event has occurred and no circumstance exists which, if not remedied, would result in such a breach, violation or default (with or without notice or lapse of time, or both). No party to any material Lease has exercised any termination rights with respect thereto, and no such party has given written notice of any outstanding material dispute with respect to any Lease.

(f) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(g) There do not exist any actual or, to the Company’s knowledge, threatened condemnation or eminent domain proceedings that affect any Leased Real Property or any part thereof, and none of the Company nor any of the Company Subsidiaries has received any written notice of the intention of any Governmental Authority in connection with any such condemnation or eminent domain proceedings of any Leased Real Property or any part thereof or interest therein.

Section 4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of following, as applicable: (i) material registered Intellectual Property rights and applications for registrations of Intellectual Property rights that are owned or purported to be owned by the Company and/or the Company Subsidiaries (showing in each, as applicable, the filing date, date of issuance, expiration date and registration or application number, and registrar); (ii) material unregistered Intellectual Property owned or purported to be owned by the Company and/or the Company Subsidiaries; and (iii) all contracts or agreements to use any Company-Licensed IP, including for the Software, Products or Business Systems of any other person, that are material to the business of the Company and/or the Company Subsidiaries as currently conducted other than unmodified, commercially available, “off-the-shelf” Software with a replacement cost or aggregate annual license and maintenance fees of less than $10,000 licensed to the Company and/or the Company Subsidiaries under the standard end-user license agreement for same without modification. The Company-Owned IP specified on Section 4.13(a) of the Company Disclosure Schedule, together with the Company-Licensed IP and as set forth under Section 4.13(a) of the Company Disclosure Schedule, constitutes all material Intellectual Property rights used in the operation of the business of the Company and the Company Subsidiaries and is sufficient for the conduct of such business as currently conducted and contemplated to be conducted as of the date hereof. The Company and/or the Company Subsidiaries have taken all actions necessary to be taken prior to the date hereof to prosecute and maintain the pending registration applications and registrations for Company-Owned IP, including payment of applicable maintenance fees, filing of all required filings, including renewals, declarations of use, responses to office actions and disclosure of any required information, and recording assignments and licenses where required with respect thereto with the appropriate Governmental Authority. Section 4.13(a) of the Company Disclosure Schedule lists as of the date of this Agreement all material actions that must be taken within ninety (90) days after the date of this Agreement with respect to any of the Company-Owned IP.

(b) The Company or any one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use in a manner used by them, pursuant to a written license, all Company-Licensed IP and Business Systems, including Software. All registrations for Company-Owned IP are subsisting and, to the knowledge of the Company, are valid and enforceable. No loss or expiration of any of the Company-Owned IP, or, to the Company’s knowledge, any of the Company-Licensed IP, is threatened in writing, or, other than upon expiration of its statutory term in the ordinary course, pending.

(c) The Company and each Company Subsidiary have taken and continue to take commercially reasonable actions to maintain, protect, and enforce their Intellectual Property rights, including the secrecy, confidentiality and value of its trade secrets and other Confidential Information in all material respects. Neither the Company nor any Company Subsidiary has disclosed any trade secrets or other Confidential Information that is material to the business of the Company or any Company Subsidiary to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information. The Company and the Company Subsidiaries have provided true and complete copies of all such agreements to SPAC.

(d) There have been and are no claims filed and served, or, to the Company’s knowledge, threatened to be filed, against the Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP, or (B) alleging any infringement or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any material demands or offers to license any Intellectual Property rights from any other person); (i) to the Company’s knowledge, the operation of the business of the Company and the Company Subsidiaries (including the Products) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons; (ii) to the Company’s knowledge, no other person has infringed, misappropriated or violated any of the Company IP; and (iii) neither the Company nor any of the Company Subsidiaries has received any opinions of counsel indicating any infringement of Intellectual Property rights of other persons based on use of any Company IP or the conduct of the business of the Company or the Company Subsidiaries (including the Products).

(e) There are no outstanding Actions, or, to the Company’s knowledge, threatened Actions, for any compensation or other payments to such person in relation to any Company IP that such person has contributed, created, conceived or otherwise developed. To the Company’s knowledge, no employee, independent contractor, or agent of the Company or the Company Subsidiaries has misappropriated any trade secrets of the Company or the Company Subsidiaries in the course of his or her performance as an employee, independent contractor, or agent, and no employee, independent contractor, or agent of the Company or the Company Subsidiaries is in default or breach of any material term of any employment agreement, nondisclosure agreement, assignment of invention agreement, or similar agreement or contract to the extent relating to the protection, ownership, development, use or transfer of Company IP. No person, other than the Company and the Company Subsidiaries, possesses any current or contingent rights to sublicense, sell or otherwise distribute products or services utilizing Company-Owned IP, and there are no restrictions binding on the Company or any Company Subsidiary with respect to the disclosure, use, license, transfer or other disposition of any Company-Owned IP or any Product. Neither the Company nor any Company Subsidiary has transferred ownership of any Company-Owned IP to any other person or granted any person the right to use any Company-Owned IP or any Product or portion thereof on anything other than a non-exclusive basis.

(f) Section 4.13(f) of the Company Disclosure Schedule lists all material Open Source Software used by the Company or any Company Subsidiary, specifying the manner or purpose for which each item of Open Source Software is used and the applicable Open Source Software license for each. The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof in a manner that would (i) grant or purport to grant to any other person any rights to or immunities under any of the Company IP, or (ii) require the Company or any Company Subsidiary to disclose, provide access to or distribute the source code for any Software forming part of the Company IP, to license or provide the source code to any Software forming part of the Company IP for the purpose of making derivative works, or to make available for redistribution to any person the source code to any Software forming part of the Company IP at no or minimal charge. Neither the Company nor any Company Subsidiary has deposited any source code for any Software with any third person for release to any other person or otherwise provided access to any source code forming part of any Software, nor has any of them agreed to do so.

(g) The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the business of the Company or any of the Company Subsidiaries as currently conducted by the Company and/or the Company Subsidiaries. The Company and each of the Company Subsidiaries maintain commercially reasonable data backup, disaster recovery and business continuity plans, procedures and facilities, and there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects. The Business Systems and Products operate and perform in a manner that permits the Company and each of the Company Subsidiaries to conduct their respective businesses as currently conducted, and, to the Company’s knowledge, no Person currently has unauthorized access to or otherwise interferes with the operation of any Business Systems or Products.

(h) No funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company-Owned IP, including any portion of a Product. Neither the Company nor any Company Subsidiary is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or such Company Subsidiary to grant or offer to any third party any license or right to such Company-Owned IP.

(i) The Company and each of the Company Subsidiaries (and, to the Company’s knowledge, all third parties engaging in the Processing of Personal Information or that otherwise have been authorized to have access to Personal Information in the possession of the Company and/or the Company Subsidiaries) have complied and are currently in compliance in all material respects with (i) all applicable Privacy/Data Security Laws (including any data collected in connection with COVID-19 screening), specifically with all applicable requirements of the Spanish Act 3/2018, on Data Protection and guarantee of digital rights; and from 25 May 2018 onwards with all applicable requirements of Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC; (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiaries, respectively, concerning the collection, dissemination, disclosure, processing, security, storage or use of Personal Information, and (iii) all contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound by with respect to privacy and/or data security (collectively, the “Data Security Requirements”).

(j) The Company and the Company Subsidiaries have each implemented reasonable data security safeguards designed to protect the security and integrity of its Business Systems and any Business Data, including utilizing industry standard tools designed to prevent unauthorized access and the introduction of Disabling Devices. The Company has made available a true, correct, and complete copy of each Company and Company Subsidiary privacy and data security policy. None of the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement, will violate any Privacy/Data Security Laws or any of the other Data Security Requirements.

(k) Since January 1, 2018, other than the procedure E/09545/2020 initiated by the Spanish Data Protection Agency, which summary details and relevant documentation is included in Section 4.13(k) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has (x) experienced any data security breaches that were required to be reported under applicable Privacy/Data Security Laws or customer contracts; or (y) been subject to or received any notice (whether written or, to the knowledge of the Company and to the extent material, oral) of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the violation of any applicable Data Security Requirements. The Company and the Company Subsidiaries have complied with and are currently in compliance with the Payment Card Industry Data Security Standards set by the PCI Security Standards Council, to the extent the Company and the Company Subsidiaries are subject to same, pursuant to contract or otherwise, and the Company has validated its compliance with such standards to the extent required by the applicable rules and guidelines issued by card associations. There has been no unauthorized access, use, or disclosure of Personal Information in the possession or control of the Company or any Company Subsidiary, or by any of its contractors with regard to any Personal Information obtained from or on behalf of the Company or any Company Subsidiary, except as would not have a Company Material Adverse Effect.

(l) The Company and the Company Subsidiaries have in all material respects complied with applicable Law requiring any of them to post to its website or publish or otherwise make available its privacy or cookie policies. No disclosure or representation made or contained in any privacy and cookie policy of the Company and of the Company Subsidiaries has been inaccurate, misleading, deceptive or in violation of any Privacy Laws (including by containing any material omission). The Company’s and the Company Subsidiaries’ practices with respect to Processing of Personal Information conform in all material respects to their privacy and cookie policies.

(m) The Company has (and has caused the Company Subsidiaries to) at all times in the past two (2) years implemented, maintained, and required all vendors, processors, and other third parties that Process any Personal Information for or on behalf of the Company or any Company Subsidiary to implement and maintain, all security measures, plans, procedures, controls, and programs, including written information security programs, to (A) identify and address internal and external risks to the privacy and security of Personal Information in their possession or control; (B) implement, monitor, and improve adequate and effective administrative, technical, and physical safeguards to protect such Personal Information and the operation, integrity, and security of its software, systems, applications, and websites involved in the Processing of Personal Information; and (C) provide notification in compliance with applicable Privacy Laws in the case of any security incident. In the past two (2) years, the Company (and each Company Subsidiary) has at least annually performed a security risk assessment and a privacy impact assessment. The Company and the Company Subsidiaries have used reasonable efforts to address and remediate all threats and deficiencies identified in each such assessment.

(n) Section 4.13(n) of the Company Disclosure Schedule lists any material information about the Business Systems and Products owned or used by the Company and/or any Company Subsidiary and the location of any material servers the Company or any Company Subsidiary owns or uses through a vendor which operates any part of the Company or Company Subsidiary Business Systems or Products.

(o) The websites maintained by or on behalf of the Company and/or any Company Subsidiary function in a manner that complies in all material respects with applicable Laws. The design and content of such websites are consistent in all material respects with all rules and guidelines of all major search engines, including but not limited to Google’s Webmaster Guidelines and do not incorporate any technique, function or practice that (x) is generally understood in the industry to be a black-hat SEO technique, or (y) is intended to wrongfully manipulate search results.

Section 4.14 Taxes.

(a) Except as would not have a Company Material Adverse Effect, the Company and each of the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all income Tax Returns and other Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other Taxes that the Company or any of the Company Subsidiaries are otherwise obligated to pay, except with respect to Taxes that are (whether or not such Taxes have been reported on any Tax Returns) being contested in good faith and are disclosed in Section 4.14(a) of the Company Disclosure Schedule, and no penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Closing; (iii) with respect to all Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) duly keep all the reporting, records and documentation required under the applicable Laws.

(b) Tax attributes (including without limitation carried forward Tax losses, carried forward interest and other Tax credits) shown on the Tax Returns are valid.

(c) The Company and each Company Subsidiary have complied with transfer pricing requirements as provided by applicable Laws.

(d) Any transaction carried out by the Company or by any of the Company Subsidiaries or affiliates of the Company based in Spain (including but not limited to CDON) under the Spanish special tax rollover regime (as provided in Chapter VII of Title VII of the Spanish Law 27/2014, of 27 November, approving the Corporate Income Tax Act), complies with all the requirements foreseen in the applicable Laws.

(e) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(f) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date, including under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Laws) or any other agreement with any Governmental Authority executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date outside the ordinary course of business; (iv) prepaid amount or advance payment received or deferred revenue accrued on or prior to the Closing Date outside the ordinary course of business; (v) any use of an improper method of accounting use for any tax period or portion thereof ending or ended on or prior to the Closing Date; or (vi) any election to defer income under the Code or Treasury Regulations thereunder (or any corresponding or similar provision of state, local, or non-United States income Tax law). The Company and the Company Subsidiaries have not deferred the payment of any payroll Taxes under any applicable Laws the due date for the original payment of which was at or prior to the Closing Date to a date after the Closing Date.

(g) Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, including all reporting and record keeping requirements related thereto.

(h) Neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state or local Tax Return (other than a group of which the Company was the common parent) pursuant to U.S. tax rules.

(i) Neither the Company nor any of the Company Subsidiaries has any material liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Laws), as a transferee or successor, by contract (other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes), or otherwise.

(j) Neither the Company nor any of the Company Subsidiaries has any request for a material ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority.

(k) Neither the Company nor any of the Company Subsidiaries has an office, fixed place of business or other physical presence in a country other than its country of organization.

(l) Neither the Company nor any of the Company Subsidiaries has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), or any corresponding or similar provision of state, local or non-United States Law.

(m) Neither the Internal Revenue Service (“IRS”) nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of the Company or any of the Company Subsidiaries, has threatened to assert against the Company or any Company Subsidiary any material deficiency or claim for any Taxes or interest thereon or penalties in connection therewith, which is still pending or unresolved.

(n) There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(o) None of the Company or the Company Subsidiaries has received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax in that jurisdiction.

(p) The Company and each of the Company Subsidiaries are, and have been since their formation, treated as foreign corporations for all United States federal income tax purposes. The Company and the Company Subsidiaries have not elected to be treated as domestic corporations within the meaning of Code Section 897(i) and, as of the date of this Agreement, none of them is treated as a domestic corporation pursuant to Code Section 7874 and Treasury Regulations thereunder.

(q) Neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger and the Exchange from qualifying for the Intended Tax Treatment.

(r) CDON is currently engaged in Applicable Business Activities and has been so engaged continuously at all times since October 1, 2018. At all times between June 1, 2018 and October 1, 2018, certain Applicable Business Activities were conducted by one or more Affiliates of CDON and such functions were transferred to CDON on October 1, 2018. The principal purpose of the acquisition of the equity of CDON by the Company is not to satisfy the active trade or business test under Treasury Regulations Section 1.367(a)-3(c). Neither the Company nor CDON has an intention to substantially discontinue CDON’s Applicable Business Activities, or substantially dispose of the equity of CDON (other than discontinuations or dispositions following which Applicable Business Activities continue to be performed by the Company or a different existing or future Company Subsidiary).

Section 4.15 Material Contracts.

(a) Section 4.15(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 4.15(a) of the Company Disclosure Schedule along with any Plan listed on Section 4.10(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) all contracts and agreements relating to voting and other rights and obligations of an equity holder of the Company and/or of any Company Subsidiary;

(ii) all contracts and agreements relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares in the capital of the Company and/or of any Company Subsidiary or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares in the capital of the Company and or any Company Subsidiary, other securities or options, warrants or other rights for the foregoing of any other person;

(iii) all contracts and agreements that involves the sharing of profits with other persons;

(iv) all contracts and agreements with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $5,000,000 in the aggregate, in the prior or current fiscal year, or which contain earn-out or other contingency payment obligations;

(v) all contracts and agreements with the Company’s and/or any Company Subsidiary’s top 10 customers and suppliers based on the aggregate amounts paid by or to the Company and the Company Subsidiaries in the 12-month period ending on the date hereof;

(vi) all contracts and agreements with the Company’s and/or any Company Subsidiary’s relating to digital payment services and/or with online betting platforms;

(vii) all broker, distributor, dealer, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party and that are material to the business of the Company;

(viii) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(ix) all (A) employment agreements pursuant to which an employee is entitled to receive base annual compensation in excess of $1,000,000; and (B) consulting agreements pursuant to which an independent contractor is entitled to receive annual payments in excess of $1,000,000; and (C) severance agreements that provide for mandatory or potential severance payments in excess of $1,000,000.

(x) all contracts and agreements evidencing indebtedness for borrowed money or pursuant to which the Company and/or each Company Subsidiary guarantee borrowed money in an amount greater than $1,500,000, by or among Affiliates of Parent, on the one hand, and the Company and/or a Company Subsidiary, on the other, that Parent is obligated to capitalize or cancel in accordance with Section 8.19 prior to the Closing Date;

(xi) all contracts and agreements pursuant to which the Company or any Company Subsidiary has provided funds to or made any advance, loan, capital contribution or other investment in, or assumed, guaranteed or agreed to act as a surety with respect to any liability of, any person;

(xii) all contracts and agreements entered into by the Company and/or each Company Subsidiary with other affiliates of the Company which are necessary or convenient for the conduct of business in the ordinary course, in accordance with past practice;

(xiii) all material definitive partnership, joint venture or similar agreements;

(xiv) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(xv) all collective bargaining agreements or other contracts with any union, works council or labor organization;

(xvi) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any material respect in any line of business or with any person or entity or in any geographic area or during any period of time, or which include non-solicitation clauses or “standstill covenants” no to sue or similar provisions, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(xvii) all contracts and agreements that require a notice or consent to, or otherwise contains a provision relating to, an assignment or a “change of control,” or that would prohibit or delay the consummation of any of the transactions contemplated by this Agreement or any of the other Ancillary Agreements;

(xviii) all contracts and agreements relating to the settlement of any administrative or judicial proceedings (including any agreement pursuant to which any employment related claim is settled);

(xix) all leases including master leases of personal property reasonably likely to result in annual payments of $1,000,000 or more in a 12-month period;

(xx) all contracts or agreements under which the Company has agreed to purchase goods or services from a vendor, supplier or other person on a preferred supplier or “most favored supplier” basis;

(xxi) all contracts or agreements involving the use of any Company-Licensed IP and required to be listed in the Company Disclosure Schedule pursuant to Section 4.13(a)(ii);

(xxii) all non-disclosure or confidentiality contracts or agreements entered into by the Company or any Company Subsidiary;

(xxiii) all contracts or agreements entered into by the Company or any Company Subsidiary and their respective directors, offices, employees or consultants that provide for the authorship, invention, creation conception of any Intellectual Property Rights used by the Company or by any Company Subsidiary in connection with business, in the ordinary course and in accordance with past practice; and

(xxiv) all contracts or agreements which involve the license or grant of rights to Company-Owned IP by the Company and/or the Company Subsidiaries, but excluding any nonexclusive licenses (or sublicenses) of Company-Owned IP granted to customers in the ordinary course of business.

(b) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, (i) each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries (subject to the Remedies Exceptions) and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to SPAC true and materially complete copies of all Material Contracts, including amendments thereto that are material in nature. None of the Material Contracts are in the process of being renegotiated, other than the sponsorship agreement being negotiated between Parent and Real Madrid. No counterparty to any Material Contract has sought or threatened in writing or, to the knowledge of the Company, otherwise threatened to renegotiate any Material Contract or threatened non-performance under any Material Contract as of the date hereof, as a consequence of the application of any insolvency or pre-insolvency termination clauses included in any of such Material Contracts.

(c) To the Company’s knowledge, no counterparty to any Material Contract has sought to or threatened in writing or otherwise threatened to renegotiate any Material Contract or threatened non-performance under any Material Contract, in each case, as a result of COVID-19. To the Company’s knowledge, there have been no services stoppages or suspensions of any Material Contract as a consequence of the application of force majeure provisions in response to COVID-19.

(d) To the Company’s knowledge, there exists no breach or default or event of default or event, occurrence, condition or act, with respect to the Company or any Company Subsidiary or with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition including the consummation of the transactions contemplated in this Agreement and/or in the Ancillary Agreements, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract; (B) the right to accelerate the maturity or performance of any obligation of the Company or of any Company Subsidiary under any Material Contract; or (C) the right to cancel, terminate or modify any Material Contract.

(e) Neither the Company nor the Company Subsidiaries have entered into any non-written agreements, contracts or arrangements.

(f) Neither the Company nor any Company Subsidiary currently is or has ever been a party to or otherwise bound by any contract or agreement, or subcontract (written or oral) with any Governmental Authority. Neither the Company nor any Company Subsidiary has ever entered into, applied for, requested, accepted, been notified that is has been approved of, or received of become subject to or bound by any requirement or obligation relating to any Governmental Grant. Except for Social Security relief in connection with Employees on temporary furlough schemes as a consequence of the COVID-19, neither the Company nor any Company Subsidiary has ever applied for or received any proceeds, subventions, loans, tax benefits, exemptions or subsidies or any financial assistance from any Governmental Authority.

Section 4.16 Insurance.

(a) Section 4.16(a) of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each Insurance Policy, except as would not have a Company Material Adverse Effect: (a) each policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (b) neither the Company nor any Company Subsidiary is in breach or default, and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy, (c) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation and (d) the Company and the Company Subsidiaries hold policies of insurance in amounts providing reasonably adequate coverage against risks customarily insured against by companies of similar nature and size operating in similar lines of business as the Company and the Company Subsidiaries, including any insurance required to be maintained by the Material Contracts.

Section 4.17 Board Approval; Vote Required.

(a) The board of directors of Codere, S.A., by resolutions duly adopted in a board meeting and not subsequently rescinded or modified in any way, has (i) determined that this Agreement, the Ancillary Agreements and the Transactions are in the best interests of Codere, S.A. and (ii) approved this Agreement, the Ancillary Agreements and the Transactions.

(b) The sole shareholder of Parent, Codere Luxembourg 2, S.à r.l., has by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, (i) determined that this Agreement, the Ancillary Agreements and the Transactions are in the best interests of Parent and (ii) approved this Agreement, the Ancillary Agreements and the Transactions.

(c) The board of directors of Parent has by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, (i) determined that this Agreement, the Ancillary Agreements and the Transactions are in the best interests of Parent and (ii) approved this Agreement, the Ancillary Agreements and the Transactions.

(d) The sole shareholder of the Company has by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, (i) determined that this Agreement, the Ancillary Agreements and the Transactions are in the best interests of the Company and (ii) approved this Agreement, the Ancillary Agreements and the Transactions.

(e) By executing this Agreement, the Ancillary Agreements and the Transactions, the joint directors of the Company have (i) determined that this Agreement, the Ancillary Agreements and the Transactions are in the best interests of the Company and (ii) approved this Agreement, the Ancillary Agreements and the Transactions.

Section 4.18 Certain Business Practices.

(a) None of the Company, any Company Subsidiary or, to the Company’s knowledge, any directors, officers, agents or employees of the Company or any Company Subsidiary, has:

(i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity;

(ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any applicable Anti-Corruption Laws; or

(iii) made any payment in the nature of bribery.

(b) The Company, each Company Subsidiary and, to the Company’s knowledge, their respective directors, officers, agents and employees, are and have been in all material respects in compliance with Anti-Corruption Laws and Anti-Money Laundering Laws, including with regard to financial recordkeeping and reporting requirements in all jurisdictions in which the Company and any Company Subsidiary conducts business. No inspections have been initiated or threatened against the Company by the SEPLAC in the last five (5) years. The Company has no reason to believe that a SEPLAC inspection is foreseeable in the future.

(c) None of the Company, any Company Subsidiary, or, to the Company’s knowledge, any of their respective directors, officers, agents or employees: (i) is or has been subject to any action, suit, claim, proceeding, prosecution, settlement, formal or informal notice, or investigation with respect to Anti-Corruption Laws or Anti-Money Laundering Laws; or (ii) made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any alleged noncompliance with Anti-Corruption Laws or Anti-Money Laundering Laws.

(d) The Company, as well as its respective affiliates, have instituted and maintain in effect policies and procedures reasonably designed to achieve compliance with Anti-Corruption Laws and Anti-Money Laundering Laws.

(e) The Company has adopted compliance and risk prevention policies and procedures (i.e. anti-corruption policies, code of conduct and/or ethical code, policies concerning internal reporting or whistleblowing channels, policies related to the management of crisis situations resulting from requests made by authorities and/or searches and seizures and other relevant actions by the authorities), that fulfill the requirements set out by article 31 bis of the Spanish Criminal Code to exclude the Company’s corporate criminal liability if a criminal offence was committed by its directors, Representatives or employees while acting on behalf and for the benefit of the Company.

Section 4.19 Related Party Transactions Interested Party Transactions.

(a) Other than in connection with the agreement set forth on Section 4.10(a) of the Company Disclosure Schedule, and except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business and pursuant to any Plan, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has, directly or indirectly: (i) an economic interest in any person that furnishes or sells, material services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any material goods or services; (iii) an economic interest in any person (other than the Company and the Company Subsidiaries) party to any Material Contract; or (iv) any material contractual or other arrangement with the Company or any Company Subsidiary, other than contracts or arrangements constituting Transaction Documents or customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.19. As of the date of this Agreement, the Company and the Company Subsidiaries have not (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

(b) Section 4.19(b) of the Company Disclosure Schedule sets forth all transactions and outstanding payables and receivables between the Company and/or each of the Company Subsidiaries with any affiliates of the Company which are not the Company Subsidiaries as of March 31, 2021. All such transactions are being entered into and/or performed at fair market value and in the ordinary course of business.

Section 4.20 Exchange Act. Neither the Company nor any Company Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 4.21 Brokers. Except as set forth in Section 4.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.22 Sanctions, Import Control, and Export Control Laws.

(a) None of the Company, any Company Subsidiary, or, to the Company’s knowledge, any of their respective directors, officers, employees or agents is a Restricted Person.

(b) None of the Company, any Company Subsidiary, or, to the Company’s knowledge, any of their respective directors, officers, employees or agents, is in violation of, or has violated, Sanctions Laws, Import Control Laws, or Export Control Laws.

(c) None of the Company, any Company Subsidiary, or to the Company’s knowledge, any of their respective directors, officers, employees or agents:

(i) is or has been subject to any action, suit, claim, proceeding, prosecution, settlement, formal or informal notice, or investigation with respect to Sanctions Laws, Import Control Laws, or Export Control Laws; or

(ii) made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any alleged noncompliance with Sanctions Laws, Import Control Laws, or Export Control Laws.

(d) Any provision of this Section 4.22 (Sanctions, Import Control, and Export Control Laws) shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of breach of any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any Law or regulation implementing such regulation in any member state of the European Union or the United Kingdom).

Section 4.23 Exchange Agreement. Notwithstanding anything in this Article IV to the contrary, (a) the Exchange Agreement is a legal, valid and binding obligation of the Company, Holdco and Parent, (b) neither the Company nor Holdco is in breach or violation of, or default under, the Exchange Agreement nor has the Exchange Agreement been terminated or canceled by Parent, (c) Parent is not in breach or violation of, or default under, the Exchange Agreement and (d) the Company and Holdco have not received any written or, to the knowledge of the Company, oral claim of default under the Exchange Agreement. The Company has furnished or made available to SPAC true and complete copies of the Exchange Agreement, including amendments thereto that are material in nature. The Company has not altered or amended the Exchange Agreement and Parent has not sought to or threatened in writing or otherwise to renegotiate the Exchange Agreement or threatened non-performance under the Exchange Agreement.

Section 4.24 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule) or in any other Ancillary Agreement, Parent and the Company hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Parent, the Company, their respective affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective Representatives by, or on behalf of, Parent and the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Parent, the Company nor any other person on behalf of Parent or the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Holdco, the Company or any of its subsidiaries (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (a) the SPAC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature) (it being acknowledged that nothing disclosed in such an SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to this Agreement)), and (b) the SPAC’s disclosure schedule (it being understood and agreed that information disclosed in any section of the SPAC Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the SPAC Disclosure Schedule to which such disclosure would reasonably pertain or if its relevance to such other section is reasonably apparent on the face of such disclosure) delivered by SPAC in connection with this Agreement (the “SPAC Disclosure Schedule”), SPAC hereby represents and warrants to Parent and the Company as follows:

Section 5.01 Corporate Organization.

(a) SPAC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. SPAC has all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such governmental approval or be so qualified or licensed and in good standing would not have a SPAC Material Adverse Effect.

(b) SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, business association or other person.

Section 5.02 SPAC Organizational Documents. SPAC has heretofore furnished to the Company complete and correct copies of the SPAC Organizational Documents. The SPAC Organizational Documents are in full force and effect. SPAC is not in violation of any of the provisions of the SPAC Organizational Documents.

Section 5.03 Capitalization.

(a) As of the date hereof, the authorized share capital of SPAC consists of (i) 110,000,000 shares of SPAC Common Stock, including 100,000,000 shares of SPAC Class A Common Stock, and 10,000,000 shares of SPAC Class B Common Stock, and (ii) 1,000,000 shares of preferred stock. As of the date of this Agreement, (A) 12,870,000 shares of SPAC Class A Common Stock and 3,125,000 shares of SPAC Class B Common Stock are issued and outstanding, and (B) 6,250,000 redeemable SPAC Warrants and 185,000 private placement SPAC Warrants are issued and outstanding. Each SPAC Warrant entitles the holder to purchase one share of SPAC Class A Common Stock at an exercise price of $11.50 per share (the “Warrant Price”). The Warrant Price remains at an exercise price of $11.50 per share as of the date of this Agreement, there have been no adjustments to the Warrant Price in connection with the SPAC Warrant Agreement or otherwise and the implementation of the Transactions, including upon consummation, will not result in any adjustment to the Warrant Price.

(b) All outstanding shares of SPAC Common Stock and SPAC Warrants (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) are not subject to any preemptive rights, (iii) have been issued and granted in compliance with all applicable securities Laws and other applicable Laws and (iv) were issued free and clear of all Liens other than transfer restrictions under applicable securities Laws and the SPAC Organizational Documents.

(c) Other than the SPAC Class B Common Stock, SPAC Warrants, the SPAC Material Contracts and as set forth in Section 5.03(c)(i) of the SPAC Disclosure Schedule, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. SPAC is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Other than the SPAC Material Contracts and as set forth in Section 5.03(c)(ii) of the SPAC Disclosure Schedule, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC. SPAC does not own any equity interests in any person.

(d) Other than Redemption Rights, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any persons.

Section 5.04 Authority Relative to this Agreement. SPAC has all necessary corporate power and corporate authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and, subject to obtaining the requisite consent of the SPAC Stockholders to approve the SPAC Proposals, to perform its obligations hereunder and thereunder and to consummate the Transactions. The Representative(s) of the SPAC have sufficient powers of attorney and all required internal corporate authorizations to execute this Agreement and each of the Ancillary Agreements to which it is a party. The execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is a party and the consummation by SPAC of the Transactions have been duly and validly authorized by all necessary corporate action, including approval by the SPAC Board, and no other corporate proceedings on the part of SPAC is necessary to authorize this Agreement, each such Ancillary Agreement or to consummate the Transactions (other than the requisite consent of the SPAC Stockholders to approve the SPAC Proposals). This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by SPAC and, assuming due authorization, execution and delivery by the Company, Holdco and Merger Sub, constitutes a legal, valid and binding obligation of SPAC, enforceable against SPAC, in accordance with its terms subject to the Remedies Exceptions.

Section 5.05 No Conflict; Required Filings and Consents.

(a) Subject to obtaining the requisite consent of the SPAC Stockholders to approve the SPAC Proposals, the execution and delivery by SPAC of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by SPAC will not, (i) conflict with or violate the SPAC Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to SPAC or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of SPAC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC is a party or by which SPAC or any of its property or assets is bound or affected, except, with respect to clauses (a)(ii) and (a)(iii) for any such conflicts, violations, breaches, defaults or other occurrences which would not have a SPAC Material Adverse Effect.

(b) The execution and delivery by SPAC of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by SPAC will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws, stock exchange and state takeover laws, and the notification requirements of applicable Antitrust Laws, if any, and the filing and recordation of appropriate Merger and Exchange documents, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent SPAC from performing its material obligations under this Agreement and each such Ancillary Agreement.

Section 5.06 Compliance. SPAC is not or has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC or by which any property or asset of SPAC is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC is a party or by which SPAC or any property or asset of SPAC is bound. SPAC is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Except as set forth on Section 5.07 of the SPAC Disclosure Schedule, SPAC has filed in a timely manner all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since December 7, 2020, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act” ), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was reviewed by SPAC’s independent public accountant in accordance with Rule 10-01 under Regulation S-X and prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c) Except as and to the extent set forth in the SPAC SEC Reports, SPAC has no liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s business.

(d) SPAC is in compliance with the applicable listing and corporate governance rules and regulations of Nasdaq Capital Market.

(e) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(f) SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. SPAC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since December 7, 2020, there have been no material changes in SPAC internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.08 Absence of Certain Changes or Events. Since December 7, 2020, except as expressly contemplated by this Agreement, (a) SPAC has conducted its business in the ordinary course and in a manner consistent with past practice in all material respects and (b) there has not been any SPAC Material Adverse Effect.

Section 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 5.10 Board Approval; Vote Required.

(a) The SPAC Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held in accordance with the SPAC Organizational Documents and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement, the Ancillary Agreements to which SPAC is a party and the Transactions are fair to and in the best interests of SPAC and the SPAC Stockholders, (ii) approved this Agreement, the Ancillary Agreements to which SPAC is a party and the Transactions and declared their advisability and (iii) recommended that the SPAC Stockholders approve and adopt this Agreement, the Ancillary Agreements to which SPAC is a party and the Transactions, and directed that this Agreement, the Ancillary Agreements to which SPAC is a party and the Transactions, be submitted for consideration by the SPAC Stockholders at the SPAC Stockholders’ Meeting.

(b) The only vote of the holders of any class or series of shares of SPAC necessary to approve the Transactions is the affirmative vote of the holders of a majority of the outstanding SPAC Common Stock.

Section 5.11 Brokers. Except as set forth in Section 5.11 of the SPAC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC.

Section 5.12 SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $125,000,000 in the trust fund established by SPAC for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to that certain Investment Management Trust Agreement, dated as of December 7, 2020, by and between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied) (a) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect or (b) to the knowledge of SPAC, that would entitle any person (other than stockholders of SPAC who shall have elected to redeem their SPAC Class A Common Stock pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay income and franchise taxes from any interest income earned in the Trust Account and (ii) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. As of the date hereof, there are no Actions pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. There are no claims, proceedings or other Actions pending with respect to, or against, the Trust Fund and, to the knowledge of SPAC, there are no events, circumstances or conditions that would reasonably result in any such claim, proceeding or other Action. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (A) to SPAC Stockholders who shall have exercised their Redemption Rights, (B) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (C) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; (D) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Merger and (E) to underwriters to pay deferred underwriting fees incurred in connection with SPAC’s initial public offering. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Closing. Except for the outstanding private placement SPAC Warrants, as of the date hereof, SPAC does not have, or have any present intention, agreement, intention, arrangement or understanding to enter into or incur any obligations with respect to or under any indebtedness.

Section 5.13 Employees. Other than any officers of SPAC as described in the SPAC SEC Reports, SPAC has never employed any employees. No severance or similar payment is payable or would become payable upon the resignation or dismissal of any officer of SPAC. No bonuses, change-of-control, success, retention or similar payments are payable or will become payable to any current or former employees, directors, officers or other service providers of SPAC. Other than consultants and advisors retained in the ordinary course of business (including in connection with the Transactions) or as described in the SPAC SEC Reports, SPAC has never retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any employee, officer or director. SPAC has never and does not currently maintain, sponsor, contribute to or have any direct liability under any employee benefit plan (as defined in Section 3(3) of ERISA), nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Except as set forth in Section 5.13 of the SPAC Disclosure Schedules, neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment becoming due to any director, officer or employee of SPAC, (ii) result in the acceleration of the time of payment or vesting of any such benefits, or (iii) give rise to any “excess parachute payment” within the meaning of Section 280G of the Code. There is no contract, agreement, plan or arrangement to which SPAC is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person.

Section 5.14 Taxes.

(a) Except as would not have a SPAC Material Adverse Effect, SPAC (i) has duly and timely filed (taking into account any extension of time within which to file) all income Tax Returns and other Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other Taxes that the SPAC is otherwise obligated to pay, except with respect to Taxes that are (whether or not such Taxes have been reported on any Tax Returns) being contested in good faith, and no penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to it on or before the Closing; (iii) with respect to all Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or proposed or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

(b) SPAC is not a party to, bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment the primary purpose of which does not relate to Taxes.

(c) SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period or portion thereof ending on or prior to the Closing Date, including under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) or any other agreement with any Governmental Authority executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date outside the ordinary course of business; (iv) prepaid amount or advance payment received or deferred revenue accrued on or prior to the Closing Date; (v) any use of an improper method of accounting use for any tax period or portion thereof ending or ended on or prior to the Closing Date; or (vi) any election to defer income under the Code or Treasury Regulations thereunder (or any corresponding or similar provision of state, local, or non-United States income Tax Law). SPAC has not deferred the payment of any payroll Taxes under any applicable Laws the due date for the original payment of which was at or prior to the Closing Date to a date after the Closing Date.

(d) SPAC has withheld and paid to the appropriate Tax authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, including all reporting and record keeping requirements related thereto.

(e) SPAC has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return.

(f) SPAC does not have any material liability for the Taxes of any person under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(g) SPAC does not have any request for a material ruling in respect of Taxes pending between SPAC, on the one hand, and any Tax authority, on the other hand.

(h) SPAC has not within the last two (2) years distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(i) SPAC has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or any corresponding or similar provision of state, local or non-United States Law.

(j) Neither the IRS nor any other United States or non-United States taxing authority or agency has asserted in writing or, to the knowledge of the SPAC, has threatened to assert against the SPAC any material deficiency or claim for any Taxes or interest thereon or penalties in connection therewith, which is still pending or unresolved.

(k) There are no Tax liens upon any assets of SPAC except for Permitted Liens.

(l) SPAC is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Code Section 897(c)(2).

(m) SPAC has not received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax in that jurisdiction.

(n) SPAC has not taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger and the Exchange from qualifying for the Intended Tax Treatment.

Section 5.15 Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “DDMXU”. The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “DDMX”. The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Capital Market under the symbol “DDMXW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by the Nasdaq Capital Market or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Common Stock, or SPAC Warrants or terminate the listing of SPAC on the Nasdaq Capital Market. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Common Stock or the SPAC Warrants, under the Exchange Act. Except as set forth in Section 5.15 of the SPAC Disclosure Schedule, SPAC has not received any notice from the Nasdaq Capital Market or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the SPAC Units, the SPAC Class A Common Stock or the SPAC Warrants from the Nasdaq Capital Market or the SEC.

Section 5.16 Prior Business Operation. SPAC has limited its activities in all material respects to those activities (a) contemplated in the prospectus of SPAC, dated as of December 7, 2020, or (b) otherwise necessary to consummate the Transactions.

Section 5.17 SPAC Material Contracts.

(a) The SPAC SEC Reports include true and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which SPAC is party, including, without limitation, the SPAC Letter Agreement, the Trust Agreement, the SPAC Stock Escrow Agreement, the SPAC Subscription Agreements for Private Units, the SPAC Subscription Agreement for Founder Shares, the Forward Purchase Agreements and the SPAC Warrant Agreement.

(b) Each SPAC Material Contract is in full force and effect and, to the knowledge of SPAC, is valid and binding upon and enforceable against each of the parties thereto (subject to the Remedies Exceptions), except insofar as enforceability may be limited by the Remedies Exceptions. True and complete copies of all SPAC Material Contracts have been made available to the Company.

(c) Except for the amendments, dated as of the date hereof and previously delivered to the Company, to the Forward Purchase Agreements, filed as exhibits to the report on Form 8-K previously delivered to the Company and to be filed by SPAC with the SEC on the day immediately after the date hereof, none of the SPAC Material Contracts has been amended or otherwise changed or replaced with respect to the versions filed as exhibits to (i) with respect to the SPAC Subscription Agreement for Founder Shares and the Forward Purchase Agreements, the registration statement filed by SPAC with the SEC in connection with its initial public offering dated December 2020 (file number: 333-250212); (ii) with respect to the SPAC Letter Agreement, Trust Agreement, SPAC Stock Escrow Agreement, SPAC Subscription Agreements for Private Units and SPAC Warrant Agreement, the current report on Form 8-K filed by SPAC with the SEC on December 11, 2021; and (iii) with respect to the DD3 Capital Subscription Agreement, the Larrain Subscription Agreement, and the Baron Support Agreement, the report on Form 8-K previously delivered to the Company and to be filed by SPAC with the SEC on the day immediately after the date hereof.

(d) All lock-ups and transfer restrictions provided for by the SPAC Material Contracts or otherwise related to any shares of any class of capital stock or other securities of SPAC or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of SPAC (i) are in full force and effect and are valid and binding upon and enforceable and (ii) have not been amended or waived in any manner whatsoever.

(e) There are no waivers or requests for any waivers currently in effect, and there have not been at any time any waivers or requests for any waivers, in connection with any of the SPAC Material Contracts.

Section 5.18 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940. SPAC constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (JOBS Act).

Section 5.19 Proxy Statement/Prospectus and Registration Statement. None of the information relating to SPAC supplied by or on behalf of SPAC for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is made effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SPAC Stockholders, at the time of the SPAC Stockholders’ Meeting, or at the Merger Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that SPAC makes no representation with respect to any forward-looking statements supplied by or on behalf of SPAC for inclusion in, or relating to, information to be included in the Proxy Statement/Prospectus or Registration Statement.

Section 5.20 SPAC’s Investigation and Reliance. SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Company Subsidiaries and the Transactions, which investigation, review and analysis were conducted by SPAC together with expert advisors, including legal counsel, that it has engaged for such purpose. SPAC and its Representatives have been provided with full and complete access to the Representatives, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company, the Company Subsidiaries and the Transactions. SPAC is not relying on any statement, representation or warranty, oral or written, express or implied, made by Parent, the Company, any of the Company Subsidiaries or their Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule). Neither the Company nor any of its shareholders, affiliates or Representatives shall have any liability to SPAC or any of its stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC, whether orally or in writing, in any confidential information memoranda, the Dataroom or other “datarooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and the Company Subsidiaries.

Section 5.21 Baron Investment. SPAC has firmly delivered to Baron the Transaction Notification (as defined therein) provided for in section 1(a)(ii)(A) of the Baron Forward Purchase Agreement and Baron has firmly delivered to SPAC a Purchase Notice (as defined therein) in respect of the Maximum Shares (as defined therein).

Section 5.22 MG Investment. SPAC has firmly delivered to MG the Transaction Notification (as defined therein) provided for in section 1(a)(ii)(A) of the MG Forward Purchase Agreement and MG has firmly delivered to SPAC a Purchase Notice (as defined therein) in respect of the Forward Purchase Shares (as defined therein).

Section 5.23 SPAC’s Related Party Transactions. Except as described in the SPAC SEC Reports and this Agreement, there are no transactions, contracts, agreements, side letters, arrangements or understandings between the SPAC, on the one hand, and Sponsor, Baron, MG or any present or former director, officer, employee, stockholder, warrant holder or affiliate of SPAC (or an immediate family member of any of the foregoing), on the other hand.

Section 5.24 Sanctions, Import Control, and Export Control Laws.

(a) None of the SPAC, Sponsor or, to the SPAC’s knowledge, any of their respective directors, officers, employees or agents is a Restricted Person.

(b) None of the SPAC, Sponsor or, to the SPAC’s knowledge, any of their respective directors, officers, employees or agents, is in violation of, or has violated, Sanctions Laws, Import Control Laws, or Export Control Laws.

(c) None of the SPAC, Sponsor, or to the SPAC’s knowledge, any of their respective directors, officers, employees or agents:

(i) is or has been subject to any action, suit, claim, proceeding, prosecution, settlement, formal or informal notice, or investigation with respect to Sanctions Laws, Import Control Laws, or Export Control Laws; or

(ii) made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any alleged noncompliance with Sanctions Laws, Import Control Laws, or Export Control Laws.

Any provision of this Section 5.24 (Sanctions, Import Control, and Export Control Laws) shall not apply to any person if and to the extent that it is or would be unenforceable by or in respect of that person by reason of breach of any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any Law or regulation implementing such regulation in any member state of the European Union or the United Kingdom).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF HOLDCO AND MERGER SUB

Each of Holdco and Merger Sub hereby represents and warrants to SPAC as follows:

Section 6.01 Organization. Each of Holdco and Merger Sub is a company duly organized, validly existing and in good standing (insofar as such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 6.02 Organization Documents. Each of Holdco and Merger Sub has heretofore furnished to SPAC true, complete and correct copies of the Holdco Organizational Documents and Merger Sub Organizational Documents, respectively, as of the date of this Agreement. Each of the Holdco Organizational Documents and Merger Sub Organizational Documents are in full force and effect and neither Holdco nor Merger Sub is in violation of any of the provisions of such organizational documents.

Section 6.03 Capitalization.

(a) As of the date hereof, the share capital of Holdco consists of 30,000 Holdco Ordinary Shares, having a nominal value of €1.00 each. As of the date hereof, Parent is the sole shareholder of Holdco. The authorized, but unissued and unsubscribed share capital of Holdco is €500,000,000.

(b) As of the date hereof, the share capital of Merger Sub consists of 100 shares of Merger Sub Common Stock and the authorized share capital of Merger Sub consists of 1,000 shares of Merger Sub Common Stock.

(c) The outstanding Holdco Ordinary Shares have been issued and granted in compliance with the 1915 Law and are free and clear of all Liens other than transfer restrictions under applicable securities Laws (including the 1915 Law) and the Holdco Organizational Documents.

(d) The shares constituting the Merger Consideration being delivered by Holdco hereunder shall be duly and validly issued and fully paid, and each such share or other security shall be free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws (including the 1915 Law) and the Holdco Organizational Documents. The Holdco Ordinary Shares constituting the Merger Consideration being delivered by Holdco hereunder will be issued in compliance with the 1915 Law and will not be subject to or give rise to any preemptive rights or rights of first refusal, other than those which are mandatorily applicable under applicable securities Laws (including the 1915 Law).

(e) Except as contemplated by this Agreement and the Exchange Agreement and except as for the mandatory (preferential) subscription rights provided for in the 1915 Law, (i) there are no other options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital of Holdco or obligating Holdco to issue or sell any shares of, or other equity interests in, Holdco, other than in connection with the Redemption Agreement, (ii) Holdco is not a party to, or otherwise bound by, and Holdco has not granted, any equity appreciation rights, participations, phantom equity or similar rights and (iii) neither Parent nor any of its affiliates is a party to any voting trusts, voting agreements, proxies, shareholder agreements or other similar agreements with respect to the voting or transfer of the Holdco Ordinary Shares or any of the equity interests or other securities of Holdco. As of the date hereof, except for Merger Sub, Holdco does not own any equity interests in any person.

Section 6.04 Authority Relative to this Agreement. Each of Holdco and Merger Sub has all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and such Ancillary Agreements to which they are a party by each of Holdco and Merger Sub and the consummation by each of Holdco and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Holdco or Merger Sub are necessary to authorize this Agreement, each such Ancillary Agreement to which they are a party or to consummate the Transactions (other than (a) with respect to the Transactions, the Holdco Shareholder Approvals and by the Merger Sub Board and Holdco (as the holder of all the then outstanding shares of Merger Sub Common Stock), and the filing and recordation of appropriate Merger and Exchange documents as required by the DGCL and the 1915 Law, as the case may be, and (b) with respect to the issuance of Holdco Ordinary Shares and the amendment and restatement of the Holdco Organizational Documents pursuant to this Agreement, the approval of a relevant majority of the then-outstanding Holdco Ordinary Shares). This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by each of Holdco and Merger Sub and, assuming due authorization, execution and delivery by the Company and SPAC, constitutes a legal, valid and binding obligation of Holdco and Merger Sub, enforceable against Holdco and Merger Sub in accordance with its terms subject to the Remedies Exceptions.

Section 6.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery by Holdco and Merger Sub of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by Holdco and Merger Sub will not, subject to receipt of the Codere Bondholders Consent, (i) conflict with or violate the Holdco Organizational Documents, the 1915 Law or Merger Sub Organizational Documents (as the case may be), (ii) assuming that all consents, approvals, authorizations and other actions described in Section 6.05(b) have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Holdco or Merger Sub or by which any of their respective property or assets is bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Holdco or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which each of Holdco or Merger Sub is a party or by which Holdco or Merger Sub or any of their respective property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a material adverse effect.

(b) The execution and delivery by Holdco and Merger Sub of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by Holdco or Merger Sub, as applicable, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws, stock exchange and state takeover laws, the Antitrust Laws, if any, and filing and recordation of appropriate merger documents as required by the DGCL and the 1915 Law, as the case may be and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Holdco and Merger Sub from performing their respective material obligations under this Agreement and each such Ancillary Agreement.

Section 6.06 Compliance. Neither Holdco nor Merger Sub is or has been in material conflict with, or in material default, material breach or material violation of, (a) any Law applicable to Holdco or Merger Sub or by which any property or asset of Holdco or Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Holdco or Merger Sub is a party or by which Holdco or Merger Sub or any property or asset of Holdco or Merger Sub is bound. Holdco and Merger Sub are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Holdco and Merger Sub to own, lease and operate their respective properties or to carry on their respective businesses as they are now being conducted.

Section 6.07 Board Approval; Vote Required.

(a) The Holdco Board has by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, (i) determined that this Agreement and the Transactions are in the best interests of Holdco and (ii) approved this Agreement and the Transactions.

(b) The only vote of the holders of any class or series of capital of Holdco that is necessary to approve this Agreement, the Exchange and the Transactions is the Holdco Shareholder Approvals.

(c) Merger Sub Board has, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub and Holdco (as the sole shareholder of Merger Sub), (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that Holdco (as the sole shareholder of Merger Sub) approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration by Holdco (as the sole shareholder of Merger Sub).

(d) The only vote of the holders of any class or series of capital stock of Merger Sub that is necessary to approve this Agreement and the Transactions is the affirmative vote of Holdco as sole stockholder of all outstanding shares of Merger Sub Common Stock.

Section 6.08 No Prior Operations of Holdco or Merger Sub; Post-Closing Operations. Holdco and Merger Sub were formed for the sole purposes of entering into this Agreement and the Ancillary Agreements to which they are party and engaging in the Transactions. Since the date of the Holdco Organizational Documents and the Merger Sub Organizational Documents, as the case may be, neither Holdco nor Merger Sub has engaged in any business or activities whatsoever, nor incurred any liabilities, except in connection with this Agreement, the Ancillary Agreements or in furtherance of the Transactions. Neither Holdco nor Merger Sub has any employees or liabilities under any Plan.

Section 6.09 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Holdco or Merger Sub.

Section 6.10 Proxy Statement/Prospectus and Registration Statement. None of the information relating to Holdco or Merger Sub supplied by Holdco or Merger Sub in writing for inclusion in the Proxy Statement/Prospectus or Registration Statement will, as of the date the Registration Statement is declared effective, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SPAC Stockholders, at the time of the SPAC Stockholders’ Meeting, or at the Merger Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that Holdco and Merger Sub make no representation with respect to any forward-looking statements supplied by or on behalf of Holdco or Merger Sub for inclusion in, or relating to information to be included in the Proxy Statement/Prospectus or Registration Statement.

Section 6.11 Tax Matters. There is no plan or intention to liquidate the Company or SPAC following the Transactions.

ARTICLE VII
CONDUCT OF BUSINESS PENDING THE MERGER

Section 7.01 Conduct of Business by the Company, Holdco and Merger Sub Pending the Merger.

(a) Each of Parent and the Company agrees that, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, except (i) as expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement or as reasonably necessary in connection with the Restructuring or the transactions contemplated by the Transaction Documents, (ii) as set forth in Section 7.01 of the Company Disclosure Schedule, or (iii) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), unless SPAC shall otherwise consent in writing, which consent shall not be unreasonably withheld, delayed or conditioned: (A) the Company shall (and Parent shall cause the Company to), and shall cause the Company Subsidiaries to, conduct their business in all material respects in the ordinary course of business and in a manner consistent with past practice; provided that, in the case of actions that are taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19, the Company and the Company Subsidiaries shall not be deemed to be acting outside the ordinary course of business, so long as such actions or omissions are reasonably designed to (1) protect the health or welfare of the Company’s employees, directors, officers or agents or (2) comply with clause (B) of this Section 7.01(a), and in each case, the Company promptly notifies SPAC of such actions and reasonably takes into account the reasonable requests of SPAC in further acts or omissions of the Company with respect to such condition or conditions arising from COVID-19; and (B) the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries and shall use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except (x) as expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement or as reasonably necessary in connection with the Restructuring or the transactions contemplated by the Transaction Documents, (y) as set forth in Section 7.01 of the Company Disclosure Schedule, or (z) as required by applicable Law (including COVID-19 Measures or as may be requested or compelled by any Governmental Authority), the Company shall not (and Parent shall cause the Company not to), and shall cause each Company Subsidiary (and Parent shall cause the Company Subsidiaries, Holdco and Merger Sub) not to, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC which consent shall not be unreasonably withheld, delayed or conditioned:

(i) amend or otherwise change its memorandum of association, articles of association, certificate of incorporation, by-laws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, solicit, propose, negotiate with respect to, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, if any, except any issuances of shares in connection with any capitalizations of indebtedness of the Company or any Company Subsidiary with Parent or any of its subsidiaries (other than Holdco) pursuant to Section 8.19, (B) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) or (C) except in the ordinary course of business, any assets of the Company or any Company Subsidiary;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v) merge or consolidate with any other person or restructure, reorganize, dissolve or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(vi) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporate partnership, other business organization, or any division thereof, in each case, for an aggregate purchase price that exceeds $1,000,000;

(vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

(viii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, production lines, businesses or interests therein, except for sales or other dispositions in the ordinary course of business consistent with past practice or any cancellations of indebtedness of the Company or any Company Subsidiary with Parent or any of its subsidiaries (other than Holdco) pursuant to Section 8.19;

(ix) Other than in connection with the agreement set forth on Section 4.10(a) of the Company Disclosure Schedule, (A) increase the compensation or benefit payable to any current or former director, officer, employee or consultant of the Company or any Company Subsidiary, other than (1) health and welfare plan renewals in the ordinary course of business consistent with past practices or (2) increases in base salary or wage of employees in the ordinary course of business whose annual base salary or wage is not in excess of $1,000,000; (B) take any action to accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or consultant; (C) hire or otherwise enter into any employment or consulting agreement or arrangement with any person or terminate (other than for cause) any current or former director, officer, employee or consultant provider whose annual base salary or wage would exceed $1,000,000; or (D) enter into any new, or materially amend any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant provider whose annual base salary or wage would exceed $1,000,000;

(x) adopt, enter into, materially amend and/or terminate any Plan or any material plan, program, agreement, arrangement or policy for the current or future benefit of any current or former director, officer, employee, consultant or individual independent contractor that would be a Plan if it were in existence on the date hereof (including any existing employment or severance or termination agreement with any current or former director, officer, employee or consultant), except as may be required by applicable Law or health and welfare Plan renewals in the ordinary course of business and consistent with past practice;

(xi) materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by the Accounting Principles;

(xii) make change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns in any material respects or file claims for material Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of a material amount of Taxes, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in material Tax liability, in each case except in the ordinary course of business and consistent with past practice;

(xiii) amend or modify, or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend or modify, waive, or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s rights thereunder, in each case in a manner that is materially adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business or in connection with the amendment or cancellation of any debt owed by the Company or any Company Subsidiary to any affiliate of Codere, S.A. (or, for the avoidance of doubt, except as set forth in Section 7.01 of the Company Disclosure Schedule);

(xiv) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any material applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain and protect its interest in each and every material item of Company IP;

(xv) create or incur any Lien material to the Company, any Company Subsidiary, Holdco or Merger Sub other than Permitted Liens incurred in the ordinary course of business consistent with past practice;

(xvi) make any loans, advances, guarantees or capital contributions to or investments in any person (other than the Company or any Company Subsidiaries) that exceed $1,000,000 in the aggregate at any time outstanding;

(xvii) authorize any unbudgeted capital expenditures in excess of $5,000,000 in the aggregate;

(xviii) fail to pay or satisfy when due any material account payable or other material liability, other than in the ordinary course of business consistent with past practice or any such liability that is being contested in good faith by the Company or any Company Subsidiary;

(xix) fail to keep current and in full force and effect, or comply in all material respects with the requirements of any Company Permit issued to the Company or any Company Subsidiary by any Governmental Authority;

(xx) take any steps for liquidation, winding-up, freeze of proceedings, arrangements with creditors or similar action or proceeding by or in respect of the Company or any Company Subsidiary;

(xxi) take any actions or omit to take any actions that would, individually or in the aggregate, reasonably be expected to result in any of the conditions set forth in Article IX not being satisfied;

(xxii) engage in any dealings or transactions (i) with any Restricted Person in violation of applicable Laws; (ii) involving any Sanctionable Activity; or (iii) otherwise in violation of Sanctions Laws, Export Control Laws or Import Control Laws;

(xxiii) permit Parent to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any Company Ordinary Shares, or recognize any such transfer, sale, lease, license, mortgage, pledge, surrender, encumbrances, divestment, cancellation, abandonment or other disposition of Company Ordinary Shares and any such attempted action shall be null and void and Company will not inscribe any such transfer (of any kind as contemplated in this provision) in the shareholder register of Company; or

(xxiv) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

(c) By way of amplification and not limitation, Holdco or Parent solely in its capacity as sole shareholder of Holdco, as applicable, shall not, and Parent shall cause Holdco not to, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, except as expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreements or as reasonably necessary in connection with the Restructuring or the transactions contemplated by the Transaction Documents or as may be required by applicable Law (including as may be requested or compelled by any Governmental Authority) or as set forth in Section 7.01 of the Company Disclosure Schedule, do any of the following without the prior written consent of SPAC, which consent shall not be unreasonably withheld, delayed or conditioned:

(i) engage in any business or activity other than in connection with the consummation of the Exchange and the Merger;

(ii) amend or otherwise change the Holdco Organizational Documents except as required to implement the Exchange, the Merger and issuance of Merger Consideration;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Holdco Ordinary Shares, other than in connection with the redemption of the Redeemable Shares to be consummated after the Closing;

(v) issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Holdco or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Holdco;

(vi) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Holdco;

(vii) amend the Exchange Agreement or any other agreement related to the Exchange;

(viii) permit Parent to transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or otherwise dispose of any Holdco Ordinary Shares, other than in connection with the redemption of the Redeemable Shares to be consummated after the Closing, or recognize any such transfer, sale, lease, license, mortgage, pledge, surrender, encumbrances, divestment, cancellation, abandonment or other disposition of Holdco Ordinary Shares, other than the Redeemable Shares, and any such attempted action shall be null and void and Holdco will not inscribe any such transfer (of any kind as contemplated in this provision) in the shareholder register of Holdco;

(ix) acquire or hold any equity securities or rights thereto in any person other than Merger Sub and the Company pursuant to the Exchange; or

(x) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing, other than entering into the Redemption Agreement.

(d) By way of amplification and not limitation, Merger Sub shall not, and Holdco and Parent shall not permit Merger Sub to, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, except as expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreements or as reasonably neccesary in connection with the Restructuring or the transactions contemplated by the Transaction Documents or as may be required by applicable Law (including as may be requested or compelled by any Governmental Authority) or as set forth in Section 7.01 of the Company Disclosure Schedule, do any of the following without the prior written consent of SPAC:

(i) engage in any business or activity other than in connection with the consummation of the Merger;

(ii) amend or otherwise change its articles of incorporation, bylaws or other organizational documents;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(v) issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, or negotiate with respect to the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Merger Sub or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Merger Sub;

(vi) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Merger Sub;

(vii) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or otherwise dispose of any shares of capital stock of Merger Sub, or recognize any such transfer, sale, lease, license, mortgage, pledge, surrender, encumbrances, divestment, cancellation, abandonment or other disposition of any shares of capital stock of Merger Sub and any such attempted action shall be null and void and Merger Sub will not inscribe any such transfer (of any kind as contemplated in this provision) in the books and records of Merger Sub;

(viii) acquire or hold any equity securities or rights thereto in any person; or

(ix) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 7.02 Conduct of Business by SPAC Pending the Merger. SPAC agrees that, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement or in connection with the Investment, and except as set forth on Section 7.02 of the SPAC Disclosure Schedule and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the business of SPAC shall be conducted in the ordinary course of business and in a manner consistent with past practice and SPAC shall not, directly or indirectly, take any action that would reasonably be likely to delay or prevent the Transactions. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including in connection with the transactions contemplated by the Transaction Documents), as set forth on Section 7.02 of the SPAC Disclosure Schedule or as required by applicable Law (including as may be requested or compelled by any Governmental Authority), SPAC shall not, between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change or replace or waive any rights under the SPAC Organizational Documents or the SPAC Material Contracts;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or warrants, other than pursuant to the Redemption Rights from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Class A Common Stock or SPAC Warrants except for the Redemption Rights from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(d) except with respect to issuances in accordance with the Forward Purchase Agreements and Subscription Agreements, issue, sell, pledge, dispose of, grant or encumber, or authorize, solicit, propose, agree or negotiate with respect to the issuance, sale, pledge, disposition, grant, amend any of the terms or encumbrance of, any shares of any class of capital stock or other securities of SPAC or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of SPAC;

(e) amend or otherwise change or replace or waive in any manner whatsoever any lock-up or transfer restriction provided for by the SPAC Material Contracts or otherwise related to any shares of any class of capital stock or other securities of SPAC or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of SPAC.

(f) take any action that results or may result in any adjustment or change to the Warrant Price;

(g) reclassify, combine, split or subdivide, directly or indirectly, any of its capital stock or effect any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Common Stock (except pursuant to the Redemption Rights and the SPAC Class B Conversion);

(h) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets or enter into any strategic joint ventures, partnerships or alliances with any other person;

(i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest or liens in any of its assets or otherwise incur any material liabilities, except as set forth on Section 7.02 of the SPAC Disclosure Schedule;

(j) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(k) make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns in any material respects or file claims for material Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of a material amount of Taxes, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, in each case except in the ordinary course of business and consistent with past practice;

(l) (i) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, dissolution or winding-up of SPAC or (ii) liquidate, dissolve, reorganize or otherwise wind up the business or operations of SPAC;

(m) engage in any new line of business;

(n) amend the Trust Agreement or any other agreement related to the Trust Account; or

(o) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 7.03 Claims Against Trust Account. Each of Parent, Holdco, Merger Sub and the Company agrees that, notwithstanding any other provision contained in this Agreement, none of Parent, Holdco, Merger Sub or the Company has, and shall not at any time prior to the Merger Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between or among Parent, Holdco, Merger Sub, the Company and SPAC, this Agreement or any other Transaction Document or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims against the Trust Fund are collectively referred to in this Section 7.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of Parent, Holdco, Merger Sub and the Company hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof provided, however, that the foregoing waiver will not limit or prohibit any of Parent, Holdco, Merger Sub or the Company from pursuing a claim against SPAC or any other person for legal relief against monies or other assets of SPAC held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions. In the event that any of Parent, Holdco, Merger Sub or the Company commences any Claims against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from Parent, Holdco, Merger Sub or the Company, as applicable, the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

Section 7.04 SPAC Public Filings.

(a) Between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, SPAC will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any Misrepresentation. As used in this Section 7.04, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. Any Additional SEC Reports which discuss or refer to this Agreement or the Transactions shall be subject to the prior review and approval of the Company (not to be unreasonably withheld, delayed or conditioned).

(b) Between the date of this Agreement and the Merger Effective Time or the earlier termination of this Agreement, SPAC shall use its reasonable best efforts prior to the Merger to maintain the listing of the SPAC Units, the SPAC Class A Common Stock and the SPAC Warrants on the Nasdaq Capital Market.

ARTICLE VIII
ADDITIONAL AGREEMENTS

Section 8.01 Proxy Statement; Registration Statement.

(a) As promptly as practicable after the execution and delivery of this Agreement, (i) Holdco, the Company and SPAC shall jointly prepare and, after delivery of the PCAOB Financials, Holdco shall file with the SEC the proxy statement/prospectus (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) to be sent to the SPAC Stockholders relating to the meeting of SPAC Stockholders (the “SPAC Stockholders’ Meeting”) for the purpose of soliciting proxies from SPAC Stockholders for the matters to be acted upon at the SPAC Stockholders’ Meeting and providing the public stockholders an opportunity in accordance with the SPAC Organizational Documents to have their shares of SPAC Common Stock redeemed by tendering them not later than 5:00 p.m. Eastern Time on the date that is two Business Days prior to the date of the SPAC Stockholders’ Meeting (the “Redemption”) in conjunction with the stockholder vote on the SPAC Proposals and (ii) Holdco, the Company and SPAC shall jointly prepare and, after delivery of the PCAOB Financials, Holdco shall file with the SEC a registration statement on Form F-4 or such other applicable form as the Company and SPAC may agree (as amended or supplemented from time to time, the “Registration Statement”), in which the Proxy Statement/Prospectus will be included, in connection with the registration under the Securities Act of the Holdco Ordinary Shares and Holdco Warrants to be issued in the Merger. Each Party shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, including providing any necessary opinions of counsel, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Each of Holdco, the Company and SPAC shall furnish all information as may be reasonably requested by the other Parties in connection with any such action and the preparation, filing and distribution of the Registration Statement, the Proxy Statement/Prospectus, a Report on Form 6-K pursuant to the Exchange Act in connection with the Transactions and any other statement, filing, notice or application made by or on behalf of Holdco or SPAC to any regulatory authority (including Nasdaq) in connection with the Transactions (the “Transactions Filings”); provided, however, that no Party shall use any such information for any purposes other than those contemplated by this Agreement unless such Party obtains the prior written consent of the other. SPAC also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and Holdco shall furnish all information concerning the Company, Holdco, Merger Sub and the Company Subsidiaries as may be reasonably requested in connection with any such action; provided that, without the prior written consent of the Company and Holdco, SPAC shall not use any such information for any purposes other than to obtain necessary state securities law or “Blue Sky” permits and approvals.

(b) As promptly as practicable after the Registration Statement shall have become effective, SPAC shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the SPAC Stockholders as of the record date for the SPAC Stockholders’ Meeting. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made (in each case including documents incorporated by reference therein) by SPAC, the Company or Holdco without providing the other, to the extent not prohibited by applicable Law, with a reasonable opportunity to review and comment thereon and each Party shall give reasonable and good faith consideration to any comments made by any other Party and their counsel. To the extent not prohibited by applicable Law, each of SPAC, the Company and Holdco will be given a reasonable opportunity to participate in the response to any SEC comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with SPAC, the Company or Holdco or their counsel in any discussions or meetings with the SEC. SPAC shall comply with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, SPAC Organizational Documents, and this Agreement in the preparation, filing and distribution of the Proxy Statement/Prospectus, any solicitation of proxies thereunder, the calling and holding of the SPAC Stockholders’ Meeting and the Redemption.

(c) If at any time prior to the Merger Effective Time, any information relating to SPAC, the Company or Holdco or any of their respective affiliates, directors or officers, should be discovered by SPAC, the Company or Holdco which is required to be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the SPAC Stockholders.

(d) Each of SPAC, the Company and Holdco will advise the other Parties promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement, as applicable, or comments thereon and responses thereto, any oral or written comments or requests in relation to the SPAC Stockholders’ Meeting or the Redemption, or requests by the SEC for additional information and each Party will promptly provide the other with copies of any written communication between it or any of its Representatives, on the one hand, and the SEC, any state securities commission or their respective staff, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement, the Exchange, the Merger, the SPAC Stockholders’ Meeting or the Redemption. SPAC, the Company and Holdco shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to the Proxy Statement/Prospectus, the Registration Statement, the SPAC Stockholders’ Meeting or the Redemption, as applicable, as promptly as reasonably practicable after receipt thereof.

(e) Without limiting the generality of the foregoing, each of SPAC, the Company and Holdco shall cooperate with each other in the preparation of each of the Proxy Statement/Prospectus and the Registration Statement, and each of the Company and SPAC shall furnish Holdco with all information concerning it and its affiliates as the providing Party (after consulting with counsel) may deem reasonably necessary or advisable in connection with the preparation of the Transactions Filings, including the Proxy Statement/Prospectus or the Registration Statement, as applicable.

(f) SPAC, the Company and Holdco shall notify each other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Holdco Ordinary Shares or Holdco Warrants issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information.

Section 8.02 SPAC Stockholders’ Meetings. SPAC shall call the SPAC Stockholders’ Meeting in accordance with the SPAC Organizational Documents and applicable Law for the purposes of voting upon the SPAC Proposals as promptly as practicable after the date on which the SEC has declared the Registration Statement effective (but in no event later than 30 Business Days thereafter, except as otherwise required by applicable Law) for the purpose of voting solely upon the SPAC Proposals. SPAC shall consult with the Company in fixing the record date for the SPAC Stockholders’ Meeting and the date of the SPAC Stockholders’ Meeting, and give reasonable notice to the Company of the SPAC Stockholders’ Meeting and allow the Company’s Representatives and legal counsel to attend the SPAC Stockholders’ Meeting. Without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), the SPAC Proposals shall be the only matters (other than procedural matters) which SPAC shall propose to be acted on by the SPAC Stockholders at the SPAC Stockholders’ Meeting. SPAC shall include in the Proxy Statement/Prospectus the recommendation of the SPAC Board that the SPAC Stockholders vote in favor of the SPAC Proposals and shall otherwise use its reasonable best efforts to obtain the approval of the SPAC Proposals at the SPAC Stockholders’ Meeting, including by soliciting from its stockholders proxies as promptly as possible in favor of the SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders therefor. SPAC shall provide the Company with (a) updates with respect to the tabulated vote counts received by SPAC, (b) the right to demand postponement or adjournment of the SPAC Stockholders’ Meeting if, based on the tabulated vote count, SPAC will not receive the required approval of its stockholders of the SPAC Proposals; provided, however, that SPAC shall not be permitted to postpone the SPAC Stockholders’ Meeting more than the earlier of (i) five (5) Business Days prior to the Outside Date and (ii) ten (10) Business Days from the date of the first SPAC Stockholders’ Meeting without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), and (c) the right to review and comment on all communication sent to SPAC Stockholders, holders of SPAC Warrants and/or proxy solicitation firms.

Section 8.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Merger Effective Time or the earlier of the termination of this Agreement, the Company, Holdco and SPAC shall (and shall cause their respective subsidiaries to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its subsidiaries and to the books and records thereof; provided, that such access shall not unreasonably interfere with the business and operations of SPAC, Holdco and the Company, as applicable; and (ii) furnish promptly to the other Party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and its subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, none of the Company, Holdco or SPAC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the Parties pursuant to this Section 8.03 shall be kept confidential in accordance with the confidentiality agreement, dated January 12, 2021 (the “Confidentiality Agreement”), between SPAC and Parent. Company, Holdco and Merger Sub acknowledge the terms of the Confidentiality Agreement and agree to comply with the terms thereunder as if Company, Holdco and Merger Sub had been original parties thereto.

(c) Notwithstanding anything in this Agreement to the contrary, each Party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any other person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 8.04 Directors’ and Officers’ Indemnification.

(a) The Holdco Organizational Documents contain provisions with respect to indemnification, advancement or expense reimbursement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Closing Date in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Merger Effective Time, were directors, officers, employees, fiduciaries or agents of the Company or SPAC (each such individual, a “D&O Indemnified Party” and collectively, the “D&O Indemnified Parties”), unless such modification shall be required by applicable Law. Holdco and the Company agree that with respect to the provisions of the articles, bylaws, limited liability company agreements or other equivalent organizational documents of the Company Subsidiaries and the Surviving Corporation relating to indemnification, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing Date, were directors, managers, officers, employees, fiduciaries or agents of such Company Subsidiary or the Surviving Corporation, unless such modification shall be required by applicable Law.

(b) Holdco shall use its reasonable best efforts to obtain, fully pay the premium for, and maintain prior to the Closing a fully-paid “tail” insurance policy for Holdco and the Surviving Corporation for a term of three (3) years from the Closing Date (the “D&O Tail Policy”, and the period for the D&O Tail Policy, the “Tail Period”) with terms and scope of coverage at least as favorable as the Company’s directors and officers insurance policy and SPAC’s directors and officers insurance policy covering those persons thereunder; provided, however, that nothing in this Section 8.04(b) shall relieve Holdco or the Company of its other obligations under this Section 8.04, or allow Holdco or the Company to delay its performance of its obligations under this Section 8.04 and otherwise to provide indemnification for or make any expense advances with respect to the expenses of any claim for indemnification by a D&O Indemnified Party. Holdco shall maintain the D&O Tail Policy in full force and effect for the full Tail Period and comply with all obligations thereunder. Such D&O Tail Policy shall be non-cancellable and placed with insurers reasonably satisfactory to SPAC, including with respect to terms, conditions, exclusions, retentions and limits of the expiring policies. Holdco will instruct the insurers and their brokers that they may communicate directly with the D&O Indemnified Parties regarding such claim, and Holdco and the Company will provide the D&O Indemnified Parties a copy of all insurance policies and coverage correspondence relating to any proceeding involving any D&O Indemnified Party upon request. The D&O Indemnified Parties are express and intended third-party beneficiaries of the provisions of this Section 8.04(b) and shall be entitled to independently enforce the terms hereof as if they were each a party to this Agreement.

(c) In the event Holdco, the Company, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in any such case proper provision shall be made so that the successors and assigns of Holdco, the Company, or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.04.

Section 8.05 Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article X), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article IX to fail. The failure by the Company or SPAC to give notice under this Section 8.05 shall not be deemed to be a breach under this Section 8.05, unless such breach is knowing and in any event shall not give rise to any additional damages above and beyond the breach of the underlying representation, warranty, covenant, condition or agreement, as the case may be.

Section 8.06 Further Action; Reasonable Best Efforts

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws (including Antitrust Laws and Gaming Laws) or otherwise to consummate and make effective the Transactions as soon as practicable, including, without limitation, using its reasonable best efforts to support and participate in the marketing efforts and investor calls with respect to the Transactions and obtain all Gaming Permits, the Codere Bondholders Consent and all other permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 and necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. In case, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its affiliates receives from any Governmental Authority (including any Gaming Authority) relating to the Transactions and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the Parties will use reasonable best efforts to coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Section 8.07 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article X) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq Capital Market, each of the Parties shall each use its reasonable best efforts to consult with each other before issuing or having any of their affiliates issue any press release or otherwise making any public statements (including through social media platforms) with respect to any Transaction Document, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of SPAC and the Company (such consent not to be unreasonably withheld, conditioned or delayed), except as otherwise required by Law or listed company exchange requirements. Nothing contained in this Section 8.07 shall prevent, after exercising reasonable best efforts to consult with the Parties hereto (to the extent permitted by applicable Law and listed company exchange requirements), the sole shareholder of Parent (i.e. Codere S.A.) from furnishing customary or other reasonable information concerning the Transactions to its investors and prospective investors, including through regulatory filings with the Spanish Comisión Nacional del Mercado de Valores. Furthermore, nothing contained in this Section 8.07 shall require the Company to obtain the consent of SPAC in connection with the Codere Bondholders Consent.

Section 8.08 Tax Matters.

(a) No Party has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Exchange and subsequent Merger from qualifying for the Intended Tax Treatment.

(b) Each Party agrees to act in good faith, consistent with the Intended Tax Treatment and will not take any position on any U.S. Tax Return or otherwise take any U.S. Tax reporting position inconsistent with the Intended Tax Treatment, unless otherwise required by applicable Laws. For the avoidance of doubt, the preceding sentence shall not be interpreted to prevent a person from reporting transactions hereunder pursuant to other applicable non-recognition provisions of the Code, including under Section 368 of the Code, to the extent any such position is not, in and of itself, conflicting with the qualification of the transactions contemplated hereby for the Intended Tax Treatment. The Parties hereto shall cooperate with each other and their respective counsel to document and support the Tax treatment of transactions contemplated by this Agreement consistently with the Intended Tax Treatment, including providing factual support letters and customary tax representations to counsel for purposes of rendering any Tax opinions that may be required in connection with the Registration Statement. Each Party shall use reasonable best efforts to promptly notify the other Party in writing if, before the Closing Date, such Party knows or has reason to believe that the transactions contemplated by this Agreement may not qualify for the Intended Tax Treatment.

(c) Tax Covenants.

(i) The Parties agree that this Agreement is a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a).

(ii) From the date of this Agreement to the Merger Effective Time, (x) the Company shall and shall cause each of the Company Subsidiaries to, and (y) the SPAC shall:

(A) prepare, in the ordinary course of business consistent with past practice (except as otherwise required by a change in applicable Law), and timely file all Tax Returns required to be filed by it on or before the Closing Date (“Post-Signing Returns”);

(B) fully and timely pay all Taxes due and payable in respect of such Post-Signing Returns that are so filed;

(C) properly reserve (and reflect such reserve in its books and records and relevant financial statements), in the ordinary course of business consistent with past practice, for all Taxes payable by it for which no Post-Signing Return is due prior to the Closing Date; and

(D) promptly notify the other Party of any material federal, state, local or foreign income or franchise, Action or audit pending or threatened in writing against or with respect to such Party or its subsidiaries in respect of any Tax matter.

(iii) Following the Closing Date, (x) Holdco shall, or shall cause the Surviving Corporation to, comply with the tax reporting obligations of Treasury Regulation 1.367(a)-3(c)(6), (y) Holdco shall not permit the Surviving Corporation to liquidate for at least three years, and (z) Holdco shall cause the Surviving Corporation to have assets (which can be in the form of receivables) for at least three years in an amount equal to at least twenty percent (20%) of the amount of assets of the Surviving Corporation at the Merger Effective Time after giving effect to outgoing payments by the Surviving Corporation pursuant to exercises of Redemption Rights and incoming payments of the Investment Amount received by the SPAC on or prior to the Merger Effective Time.

(iv) Each of Holdco and the Company acknowledges that any SPAC Stockholder who owns five percent (5%) or more of the ordinary shares of Holdco immediately after the Closing, as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon the written request of any such SPAC Stockholder made following the Closing Date, Holdco shall (i) use reasonable best efforts to furnish to such SPAC Stockholder such information as such SPAC Stockholder reasonably requests in connection with such SPAC Stockholder’s preparation of a gain recognition agreement, and (ii) use reasonable best efforts to provide such SPAC Stockholder with the information reasonably requested by such SPAC Stockholder for purposes of determining whether there has been a gain “triggering event” under the terms of such SPAC Stockholder’s gain recognition agreement, in each case, at the sole cost and expense of such requesting SPAC Stockholders; provided that none of the Parent, Holdco, the Company or the Company Subsidiaries shall be required to operate in a manner that avoids or mitigates the likelihood of a triggering event other than complying with the express provisions of this Agreement.

(d) FIRPTA Certificate. At or prior to the Closing, SPAC shall deliver to Holdco (i) a duly executed certificate and notice in compliance with Treasury Regulation Sections 1.1445-2(c) and 1.897-2(h), certifying that SPAC is not, and has not been at any time during the five year period ending on the Closing Date, a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code and the Treasury Regulations thereunder. After the Closing, Holdco shall cause the Surviving Corporation to mail the notice referred to above to the Internal Revenue Service within the time frame provided in Treasury Regulation Section 1.897-2(h)(2)(v).

(e) Transfer Taxes and Other Taxes. Any Transfer Taxes incurred in connection with the Transactions shall be paid by the Surviving Corporation, other than any Transfer Tax incurred by Holdco or any subsidiary of Holdco in connection with the Restructuring, which shall be paid by Parent in accordance with the terms and provisions of the Indemnification Letter. Any income Taxes incurred by Holdco or any subsidiary of Holdco in connection with the Restructuring (including Taxes triggered by any direct or indirect Transfer of equity of the Company or Company Subsidiaries, including withholding Taxes) shall be paid by Parent in accordance with the terms and provisions of the Indemnification Letter.

Section 8.09 Stock Exchange Listing. The Parties shall use their respective reasonable best efforts to cause the Merger Consideration, to be issued in the form of Holdco Ordinary Shares and Holdco Warrants and Holdco Ordinary Shares that will become issuable upon the exercise of the Holdco Warrants, to be approved for listing on Nasdaq, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

Section 8.10 Delisting and Deregistration. The Parties shall use their respective reasonable best efforts to cause the SPAC Units, shares of SPAC Class A Common Stock and SPAC Warrants to be delisted from Nasdaq (or be succeeded by the respective Holdco securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by Holdco) as of the Closing Date or as soon as practicable thereafter.

Section 8.11 Antitrust.

(a) To the extent required under any applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Antitrust Laws”), each Party agrees to promptly (but in no event later than fifteen (15) days after the date hereof) make any required filing or application under Antitrust Laws, as applicable. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of any waiting periods thereunder.

(b) Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be. No Party shall permit any of its officers or any other Representatives or agents to participate in any pre-scheduled meeting with any Governmental Authority in respect of any filing, investigation or other inquiry relating to the Transactions unless it consults with the other part in advance and, to the extent permitted by such Governmental Authority, gives the other Party to attend and participate thereat.

Section 8.12 PCAOB Financials. The Company shall deliver copies of the audited combined balance sheet of the Company and the combined Company Subsidiaries as of December 31, 2019 and December 31, 2020, and the related audited combined statements of income and cash flows of the Company and the combined Company Subsidiaries for such years, in each case audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Financials”) as soon as practicable and not later than 30 days from the date hereof.

Section 8.13 Subsequent Unaudited Company Financials. The Company shall, from the date hereof until the Closing Date, deliver to SPAC, as soon as reasonably practicable after the date hereof (and, in any event, no later than 45 days following the end of each fiscal quarter), copies of the unaudited combined or consolidated, as applicable, balance sheet of the Company and the Company Subsidiaries as of the end of each fiscal quarter of the Company and the Company Subsidiaries, and the related unaudited combined or consolidated, as applicable, statements of operations of the Company and the Company Subsidiaries for such fiscal quarter, to the extent required to be included or incorporated by reference in the Additional SEC Reports (collectively, the “Subsequent Unaudited Company Financials”), which Subsequent Unaudited Company Financials shall have been prepared in accordance with the Accounting Principles applied on a consistent basis throughout the periods indicated (except for the omission of footnotes and subject to year-end adjustments).

Section 8.14 Investments; Cooperation.

(a) From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement pursuant to Section 10.01, each of SPAC and Holdco, shall take, or cause to be taken, all reasonable actions and do, or cause to be done, all things necessary, proper or advisable to consummate the Investment with Investors, including maintaining in effect the Baron Support Agreement and the applicable Forward Purchase Agreements and Subscription Agreements and shall use its reasonable best efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to such Party in such Baron Support Agreement, Forward Purchase Agreements and Subscription Agreements and otherwise comply with its obligations thereunder and (ii) in the event that all conditions in such Baron Support Agreement, Forward Purchase Agreements and Subscription Agreements (other than conditions that such Party or any of its affiliates waive the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by such Baron Support Agreement, Forward Purchase Agreements and Subscription Agreements at or prior to the Closing. Without limiting the generality of the foregoing, each of SPAC and Holdco, shall give the other such Party, prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any of the Baron Support Agreement, Forward Purchase Agreements or Subscription Agreements known to such Party; (B) of the receipt of any written notice or other written communication from any party to any of the Baron Support Agreement, Forward Purchase Agreements or Subscription Agreements (other than written notices or other written communication from such other Party) with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any of the Baron Support Agreement, Forward Purchase Agreements or Subscription Agreements or any provisions of any of the Baron Support Agreement, Forward Purchase Agreements or Subscription Agreements and (C) if such Party does not expect to receive all or any portion of the Investment Amount on the terms, in the manner or from the Investors contemplated by the Forward Purchase Agreements and Subscription Agreements. SPAC, the Company or Holdco, as applicable, shall deliver all notices it is required to deliver under the Baron Support Agreement, Forward Purchase Agreements and Subscription Agreements on a timely basis in order to cause the Investors to consummate the transactions contemplated thereby at or prior to the Closing. SPAC shall not amend, modify, waive or otherwise change any of the Baron Support Agreement, Forward Purchase Agreements and Subscription Agreements without the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned.

(b) Following the date of this Agreement and prior to the Closing Date, SPAC may, subject to the prior written consent of the Company, enter into one or more Subscription Agreements with a financing source or sources relating to a PIPE transaction or transactions, under substantially identical terms to those contained in the DD3 Capital Subscription Agreement, including with respect to price ($10.00 per share of SPAC Class A Common Stock) in an additional amount of investment not to exceed $15,000,000 in the aggregate. Each such Subscription Agreement by and between SPAC and an Investor shall be entered into by SPAC only at a purchase price of at least $10.00 per share of SPAC Class A Common Stock and with the prior written consent of Holdco.

Section 8.15 Exclusivity.

(a) From and after the date hereof until the Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, but only to the extent not inconsistent with the fiduciary duties of the SPAC Board, (i) SPAC shall not, and will direct its Representatives acting on its behalf not to, directly or indirectly, (A) initiate, seek, solicit, knowingly facilitate or encourage, submit an indication of interest for, any inquiries, proposals or offer to a Competing Seller relating to a Competing SPAC Transaction or (B) participate in any negotiations with a Competing Seller relating to a Competing SPAC Transaction; (ii) SPAC will, and will cause its Representatives to, (A) terminate immediately any negotiations with any Competing Seller relating to a Competing SPAC Transaction and (B) promptly advise the Company in writing of any proposal regarding a Competing SPAC Transaction involving a Competing Seller that it may receive (it being understood that SPAC will not be required to inform the Company of the identity of the person making such proposal or the material terms thereof);

(b) From and after the date hereof until the Merger Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, (i) none of Parent, Holdco or the Company shall, nor shall any of them permit any Company Subsidiary to, and each shall direct their respective Representatives acting on their behalf not to, directly or indirectly, (A) initiate, seek, solicit, knowingly facilitate or encourage, submit an indication of interest for, any inquiries, proposals or offer from any person relating to a Competing Transaction, (B) participate in any discussions or negotiations with any person regarding, or furnish or make available to any person any information relating to the Company or any Company Subsidiary with respect to, a Competing Transaction, other than to make such person aware of the provisions of this Section 8.15(b) or (C) enter into any understanding, arrangement, agreement, agreement in principle or other commitment (whether or not legally binding) with any person relating to a Competing Transaction; (ii) each of Parent, Holdco and the Company will, and will cause its Representatives to (A) terminate immediately any negotiations with any person relating to a Competing Transaction and (B) promptly advise SPAC of any proposal regarding a Competing Transaction that it may receive (it being understood that Parent, Holdco and the Company will not be required to inform SPAC of the identity of the person making such proposal or the material terms thereof).

Section 8.16 Trust Account. As of the Merger Effective Time, the obligations of SPAC to dissolve or liquidate within a specified time period as contained in the SPAC Certificate of Incorporation will be terminated and SPAC shall have no obligation whatsoever to dissolve and liquidate the assets of SPAC by reason of the consummation of the Merger or otherwise, and no stockholder of SPAC shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Merger Effective Time, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee, prior to the Merger Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to SPAC such that they are received by SPAC and held on its balance sheet as available cash on or prior to the Closing, to be used as provided herein and for working capital and other general corporate purposes of the business following the Closing, and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 8.17 Holdco Approvals.

(a) As promptly as practicable following the date of this Agreement, Holdco, as sole stockholder of Merger Sub, shall execute and deliver a written consent approving and adopting this Agreement, the other Transaction Documents, the Merger and the other Transactions.

(b) As promptly as practicable following the date of this Agreement, Parent shall take all actions necessary or desirable to execute and deliver the Holdco Shareholder Approvals.

Section 8.18 Restructuring.

(a) Each of Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Restructuring as soon as practicable, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities (and consents, approvals and agreements of persons other than Governmental Authorities) necessary for the consummation of the Restructuring as soon as practicable and to maintain SPAC reasonably informed regarding the status of any such permits, consents, approvals, authorizations, qualifications and orders.

(b) Each of Parent and the Company shall, and each of Parent and the Company shall cause the Company Subsidiaries to, consummate the Restructuring, to the extent possible, substantially in accordance with the step plan set forth in Section 8.18 of the Company Disclosure Schedule; provided, however, if after exercising such reasonable best efforts, the Restructuring cannot be consummated by October 1, 2021 substantially in accordance with the step plan set forth in Section 8.18 of the Company Disclosure Schedule in Colombia, Panama or the City of Buenos Aires (Argentina), as applicable, as a result of the failure to obtain any permit, consent, approval, authorization, qualification or order of any Governmental Authority or any other third party or any change in any Law which would prevent such consummation or would otherwise render the consummation of a particular step of the Restructuring economically unviable, in lieu of causing the consummation of such step of the Restructuring in such jurisdiction, Parent and the Company shall enter into a written agreement with the Company Subsidiary identified in Section 8.18 of the Company Disclosure Schedule in such jurisdiction or any other Company Subsidiary in form and substance reasonably satisfactory to SPAC (each, a “Restructuring Agreement”) and take such other actions prior to the Closing to provide to the Company and its Company Subsidiaries in such jurisdiction substantially the same economic effect and benefits to the Company and its Company Subsidiaries as if each such permit, consent, approval, authorization, qualification and order had been obtained, such Law had not changed, and each transaction contemplated in Section 8.18 of the Company Disclosure Schedule had been consummated as originally contemplated to the greatest extent possible.

Section 8.19 Company Debt.

Prior to the Merger Effective Time, Parent and the Company shall take or cause to be taken all actions necessary to capitalize or cancel all indebtedness of the Company and Company Subsidiaries by Parent or any of its subsidiaries (other than Holdco) so that at the Exchange Effective Time neither the Company nor any Company Subsidiary has any indebtedness outstanding.

Section 8.20 Section 16 Matters.

Prior to the Merger Effective Time, SPAC shall take all reasonable steps required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the SPAC Class A Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each person who is or will be or may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act, including by taking steps in accordance with the No-Action Letter, dated January 12, 1999, issued by the SEC regarding such matters.

ARTICLE IX
CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The obligations of Parent, the Company, SPAC, Holdco and Merger Sub to consummate the Transactions, including the Merger and Exchange, are subject to the satisfaction or waiver (where permissible) at or prior to the Exchange Effective Time and at or prior to the Closing of the following conditions:

(a) SPAC Stockholders’ Approval. The SPAC Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of SPAC in accordance with the Proxy Statement, the DGCL, the SPAC Organizational Documents and the rules and regulations of the Nasdaq Capital Market.

(b) Holdco Auditor Reports. A Luxembourg independent auditor (réviseur d’entreprises) of Holdco shall have issued (i) at or before the Exchange Effective Time, in accordance with the Exchange Agreement, a report on the contributions in kind relating to the Exchange Issuance prepared in accordance with articles 420-10 and 420-23 of the 1915 Law (the “First Holdco Auditor Report”), and (ii) at or before the Merger Effective Time a report on the contributions in kind relating to the Merger Issuance prepared in accordance with articles 420-10 and 420-23 of the 1915 Law (the “Second Holdco Auditor Report”).

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, including the Merger or Exchange, illegal or otherwise prohibiting consummation of the Transactions, including the Merger or Exchange.

(d) [Reserved.]

(e) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated by the SEC and not withdrawn.

(f) Stock Exchange Listing. The Holdco Ordinary Shares and Holdco Warrants shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(g) Non-U.S. domestic corporation treatment. Upon consummation of the Transactions, Holdco, the Company and the Company Subsidiaries shall not be treated as a domestic corporation pursuant to Code Section 7874 and Treasury Regulations thereunder.

(h) Codere Bondholders Consent. (i) Holdco, Merger Sub and each Company Subsidiary shall be designated as Unrestricted Group Members (as defined in the Indenture) in accordance with the terms of the Indenture and (ii) Parent shall have obtained the Codere Bondholders Consent.

(i) SPAC Contribution Supporting Documents. SPAC shall have provided all the SPAC Contribution Supporting Documents.

Section 9.02 Conditions to the Obligations of SPAC. The obligations of SPAC to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Exchange Effective Time and at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties.

(i) The representations and warranties of each of Parent and the Company contained in Section 4.01 (Organization and Qualification; Subsidiaries), Section 4.03 (Capitalization), Section 4.04 (Authority Relative to this Agreement), and Section 4.21 (Brokers) shall each be true and correct in all respects as of the Exchange Effective Time and the Closing Date as though made on the Exchange Effective Time and the Closing Date (as applicable), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Parent and the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Exchange Effective Time and the Closing Date, as though made on and as of the Exchange Effective Time and the Closing Date (as applicable), except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Exchange Effective Time and the Closing Date (as applicable) or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

(ii) The representations and warranties of each of Holdco and Merger Sub in Section 6.01 (Organization), Section 6.03 (Capitalization), Section 6.04 (Authority Relative to this Agreement), Section 6.07(b) (Vote Required) and Section 6.09 (Brokers) shall each be true and correct in all respects as of the Exchange Effective Time and the Closing Date as though made on the Exchange Effective Time and the Closing Date (as applicable), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of Merger Sub and Holdco contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all respects as of the Exchange Effective Time and the Closing Date, as though made on and as of the Exchange Effective Time and the Closing Date (as applicable), except (A) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (B) where the failure of such representations and warranties to be true and correct (whether as of the Exchange Effective Time or the Closing Date (as applicable) or such earlier date), taken as a whole, would be materially adverse to Holdco or Merger Sub.

(b) Agreements and Covenants. Parent, the Company, Holdco and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Exchange Effective Time (except, for the avoidance of doubt, for those required to be performed after the Exchange Effective Time and relating to the Merger) and the Merger Effective Time (including, for the avoidance of doubt and without limitation, Section 8.12); provided, that Holdco shall have performed or complied in all respects with the agreements and covenants set forth in Section 7.01(c).

(c) Officer Certificate. (i) Parent, the Company, Holdco and Merger Sub shall have delivered to SPAC a certificate, dated as of the date of the Exchange Effective Time, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(d) and (ii) Parent, the Company, Holdco and Merger Sub shall have delivered to SPAC a certificate, dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(d).

(d) No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Exchange Effective Time and no Company Material Adverse Effect shall have occurred between the Exchange Effective Time and the Closing Date.

(e) Holdco Requisite Approvals. The Holdco Requisite Approvals shall have been obtained and delivered to SPAC in form and substance reasonably acceptable to SPAC.

(f) Exchange. The Company, Parent and Holdco shall have consummated the Exchange.

(g) Registration Rights and Lock-Up Agreement. Holdco and Parent shall have duly executed and delivered to SPAC the Registration Rights and Lock-Up Agreement, in the form attached hereto as Exhibit A.

(h) Nomination Agreement. Parent and Holdco shall have duly executed and delivered to SPAC the Nomination Agreement, in the form attached hereto as Exhibit B.

(i) SPAC Warrant Amendment. Holdco shall (and to the extent possible shall cause the Exchange Agent to) have duly executed and delivered to SPAC the SPAC Warrant Amendment, in the form attached hereto as Exhibit F.

(j) Restructuring. The Restructuring shall have been consummated substantially in accordance with the draft step plan set forth in Section 8.18 of the Company Disclosure Schedule except with respect to certain steps related to approvals from Governmental Authorities or third parties (which such third party shall not be an affiliate of Parent, the Company, or such Company Subsidiary) or changes in Laws in any of Colombia, Panama or the City of Buenos Aires (Argentina), as applicable, as long as a Restructuring Agreement is entered into between Parent, the Company and the applicable Company Subsidiary which provides substantially the same economic effect and benefits to the Company and its Company Subsidiaries.

(k) Company Debt. None of Holdco, Merger Sub, the Company or any of the Company Subsidiaries shall have any indebtedness outstanding.

(l) Indemnification Letter. Parent, Holdco and the Company shall have duly executed and delivered to SPAC the Indemnification Letter, in the form attached hereto as Exhibit C.

(m) Expenses Reimbursement Letter. Parent and Holdco shall have duly executed and delivered to SPAC and Sponsor the Expenses Reimbursement Letter, in the form attached hereto as Exhibit H.

Section 9.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of SPAC contained in Section 5.01 (Corporation Organization), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement) and Section 5.11 (Brokers) shall each be true and correct in all respects as of the Exchange Effective Time and the Closing Date as though made on the Exchange Effective Time and the Closing Date (as applicable), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. All other representations and warranties of SPAC contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Exchange Effective Time and the Closing Date, as though made on and as of the Exchange Effective Time and the Closing Date (as applicable), except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Exchange Effective Time or the Closing Date (as applicable) or such earlier date), taken as a whole, does not result in a SPAC Material Adverse Effect.

(b) Agreements and Covenants. SPAC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Exchange Effective Time and the Closing Date.

(c) Officer Certificate. (i) SPAC shall have delivered to the Company a certificate, dated as of the date of the Exchange Effective Time, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(d) and the number of shares of SPAC Class A Common Stock in respect of which Redemption Rights have been validly exercised in accordance with the provisions of the SPAC Organizational Documents and (ii) SPAC shall have delivered to the Company a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 9.03(a), Section 9.03(b) and Section 9.03(d).

(d) No SPAC Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Exchange Effective Time and no SPAC Material Adverse Effect shall have occurred between the Exchange Effective Time and the Closing Date.

(e) FIRPTA Tax Certificate. On or prior to the Closing Date, SPAC shall have delivered to the Company the certificate provided for in Section 8.08(d) of this Agreement.

(f) Registration Rights and Lock-Up Agreement. SPAC and Sponsor shall have duly executed and delivered to Holdco the Registration Rights and Lock-Up Agreement, in the form attached hereto as Exhibit A.

(g) Nomination Agreement. Sponsor shall have duly executed and delivered the Nomination Agreement, in the form attached hereto as Exhibit B.

(h) SPAC Warrant Amendment. SPAC shall (and to the extent possible shall cause the Exchange Agent to) have duly executed and delivered the SPAC Warrant Amendment, in the form attached hereto as Exhibit F.

(i) Resignation. All officers and directors of SPAC shall have executed written resignations as officers and directors of SPAC effective as of the Merger Effective Time.

(j) Minimum Available Gross Proceeds. The Gross Proceeds shall be at least $77,000,000.

(k) Expenses Reimbursement Letter. SPAC shall, and shall have caused Sponsor to, have duly executed and delivered to Parent and Holdco the Expenses Reimbursement Letter, in the form attached hereto as Exhibit H.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

Section 10.01 Termination. This Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or SPAC, as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by either SPAC or the Company if the Merger Effective Time shall not have occurred prior to 5:00 p.m. (New York time) on December 31, 2021 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 10.01(b) by or on behalf of any Party that either directly or indirectly through its affiliates materially breaches or violates any representation, warranty, covenant, agreement or obligation contained herein and such material breach or violation is the principal cause of the failure to satisfy a condition set forth in Article IX on or prior to the Outside Date;

(c) by either SPAC or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Merger;

(d) by either SPAC or the Company if any of the SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Stockholders’ Meeting;

(e) by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of Parent, the Company, Holdco or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent, the Company, Holdco or Merger Sub shall have become untrue, in either case only if the conditions set forth in Section 9.02(a) and Section 9.02(b) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC is not then in material breach of any of its representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by Parent, the Company, Holdco or Merger Sub, SPAC may not terminate this Agreement under this Section 10.01(e) for so long as Parent, the Company, Holdco or Merger Sub continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within thirty (30) days after written notice of such breach is provided by SPAC to the Company;

(f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, or if any representation or warranty of SPAC shall have become untrue, in either case only if the conditions set forth in Section 9.03(a) and Section 9.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that the Company has not waived such Terminating SPAC Breach and Parent, the Company, Holdco or Merger Sub is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating SPAC Breach is curable by SPAC, the Company may not terminate this Agreement under this Section 10.01(f) for so long as SPAC continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured within thirty (30) days after written notice of such breach is provided by the Company to SPAC;

(g) by SPAC if the PCAOB Financials shall not have been delivered by August 21, 2021;

(h) by SPAC if the Restructuring shall have not been consummated substantially in accordance with the step plan set forth in Section 8.18 of the Company Disclosure Schedule by September 30, 2021 with respect to Italy, Mexico and Spain;

(i) by SPAC if the Restructuring shall have not been consummated substantially in accordance with the step plan set forth in Section 8.18 of the Company Disclosure Schedule or a Restructuring Agreement shall not have been entered into by November 15, 2021 with respect to Colombia, Panama and the City of Buenos Aires (Argentina); or

(j) by SPAC if Parent shall not have obtained the Codere Bondholders Consent by August 15, 2021.

Section 10.02 Notice of Termination; Effect of Termination.

(a) The Party seeking to terminate this Agreement pursuant to Section 10.01 shall provide written notice of termination to the other Parties in accordance with Section 11.01 specifying the reason for such valid termination, and any such termination in accordance with Section 10.01 shall be effective immediately upon delivery of such written notice to the other Parties.

(b) In the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except that the provisions set forth in this Section 10.02, Article XI, and any corresponding definitions set forth in Article I shall survive such termination; provided, however, that nothing herein shall relieve any Party from any liability for any willful and material breach of this Agreement.

Section 10.03 Amendment. This Agreement may be amended in writing by all Parties hereto at any time prior to the Merger Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 10.04 Waiver. At any time prior to the Merger Effective Time, (a) SPAC may in its sole discretion (i) extend the time for the performance of any obligation or other act of Parent, the Company, Holdco or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of Parent, the Company, Holdco or Merger Sub contained herein or in any document delivered by Parent, the Company, Holdco or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of Parent, the Company, Holdco or Merger Sub or any condition to its own obligations contained herein and (b) each of Parent, the Company, Holdco or Merger Sub may in its sole discretion (i) extend the time for the performance of any obligation or other act of SPAC, (ii) waive any inaccuracy in the representations and warranties of SPAC contained herein or in any document delivered by SPAC pursuant hereto and (iii) waive compliance with any agreement of SPAC or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

ARTICLE XI
GENERAL PROVISIONS

Section 11.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.01):

if to SPAC:

DD3 Acquisition Corp. II

Pedregal 24, Piso 3, Colonia Molino del Rey

Delegación Miguel Hidalgo

México, C.P. 11040

Attention: Martin Werner
Email: martin.werner@dd3.mx

with a copy to:

Greenberg Traurig, P.A.
333 SE 2nd Ave., Suite 4400
Miami, FL 33131
Attention: Alan Annex
Email: annexa@gtlaw.com

if to Parent, the Company or Merger Sub:

Avenida de Bruselas 26,

28108, Alcobendas (Madrid, Spain)
Attention: Oscar Iglesias
Email: oscar.iglesias@codere.com

with a copy to each of:

Avenida de Bruselas 26,

28108, Alcobendas (Madrid, Spain)

Attention: Yaiza M. Rodríguez Robles

Email: yaiza.rodriguez@codere.com

Davis Polk & Wardwell LLP
Paseo de la Castellana, 41

28046 Madrid, Spain
Attention: Michael J. Willisch
Email: michael.willisch@davispolk.com

if to Holdco:

7 rue Robert Stümper

L-2557, Luxembourg
Attention: Oscar Iglesias
Email: oscar.iglesias@codere.com

with a copy to each of:

Avenida de Bruselas 26,

28108, Alcobendas (Madrid, Spain)

Attention: Yaiza M. Rodríguez Robles

Email: yaiza.rodriguez@codere.com

Davis Polk & Wardwell LLP
Paseo de la Castellana, 41

28046 Madrid, Spain
Attention: Michael J. Willisch
Email: michael.willisch@davispolk.com

Section 11.02 Non-Survival of Representations, Warranties and Covenants. The representations, warranties, obligations, agreements and covenants in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement (other than, for the avoidance of doubt, the Ancillary Agreements, each of which shall be governed by its own terms) shall terminate at the Closing (and there shall be no liability after the Closing in respect thereof), except that (a) this Article XI and any corresponding definitions included herein shall survive the Closing and (b) this Section 11.02 shall not limit any covenant, obligation or agreement contained herein that by its terms expressly applies or requires performance in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing. Effective as of the Closing, there are no remedies available to the Parties with respect to any breach of the representations, warranties, obligations, covenants or agreements of the Parties, except, with respect to those obligations, covenants and agreements contained herein that by their terms apply or require performance in whole or in part after the Closing and the remedies that may be available under Section 11.11. For the avoidance of doubt, nothing in this Agreement shall be construed as an obligation of the Parent or the Company to provide indemnification for breach of representations, warranties, obligations, agreements and covenants where such indemnification would entail an infringement of any financial assistance prohibitions that may be applicable from time to time pursuant to the Spanish Companies Act.

Section 11.03 Expenses.

(a) In the event that this Agreement is terminated in accordance with Section 10.01, all Transaction Expenses incurred in connection with this Agreement, the Ancillary Agreements and the Transactions shall be paid by the Party incurring such Transaction Expenses.

(b) If the Transactions are consummated, subject to the obligations set forth in Section 3.01(b), the Surviving Corporation shall pay or cause to be paid the Company Transaction Expenses and the SPAC Transaction Expenses (either directly or, to the extent paid by Parent or the Company, on a reimbursed basis) to the extent set forth in this Section 11.03. All Transaction Expenses incurred in connection with this Agreement, the Ancillary Agreements and the Transactions by a Party and not expressly payable, in whole or in part, by the Surviving Corporation hereunder shall be paid by the Party incurring such Transaction Expenses.

(i) If the Gross Proceeds as of the Closing Date are at least $180,000,000, the Parties agree that the total amount of Transaction Expenses that the Surviving Corporation shall pay or cause to be paid under this Agreement will be up to $18,000,000, to be distributed as follows:

(A) The SPAC Transaction Expenses that the Surviving Corporation shall pay or cause to be paid under this Agreement will be up to $8,000,000; provided, however, that the maximum amount of any SPAC Transaction Expenses payable pursuant to this Section 11.03(b)(i)(A) in respect of each of the concepts set forth on the transaction expenses table (the “Transaction Expenses Table”) set forth on Section 11.03 of the Company Disclosure Schedule shall be as set forth in such Transaction Expenses Table.

(B) The Company Transaction Expenses that the Surviving Corporation shall pay or cause to be paid under this Agreement will be up to $10,000,000; provided, however, that the maximum amount of any Company Transaction Expenses payable pursuant to this Section 11.03(b)(i)(B) in respect of each of the concepts set forth on the Transaction Expenses Table shall be as set forth therein.

(ii) If the Gross Proceeds as of the Closing Date are at least $65,000,000 but less than $180,000,000, the Parties agree that the total amount of Transaction Expenses that the Surviving Corporation shall pay or cause to be paid under this Agreement will be no greater than an amount equal to 15% of the Gross Proceeds as of the Closing Date, to be distributed as follows:

(A) The SPAC Transaction Expenses that the Surviving Corporation shall pay or cause to be paid under this Agreement will be up to the following aggregate amount: (i) $4,333,333, plus (ii) an amount equal to (x) $3,666,667 multiplied by (y) a fraction, the numerator of which will be the amount by which the Gross Proceeds as of the Closing Date exceed $65,000,000 and the denominator of which will be $115,000,000; provided, however, that the maximum amount of any SPAC Transaction Expenses payable pursuant to this Section 11.03(b)(ii)(A) in respect of each of the concepts set forth on the Transaction Expenses Table shall be as set forth therein (as adjusted on a pro-rata basis).

(B) The Company Transaction Expenses that the Surviving Corporation shall pay or cause to be paid under this Agreement will be no greater than the following aggregate amount: (i) $5,416,667, plus (ii) an amount equal to (x) $4,583,333 multiplied by (y) a fraction, the numerator of which will be the amount by which the Gross Proceeds as of the Closing Date exceed $65,000,000 and the denominator of which will be $115,000,000; provided, however, that the maximum amount of any Company Transaction Expenses payable pursuant to this Section 11.03(b)(ii)(B) in respect of each of the concepts set forth on the Transaction Expenses Table shall be as set forth therein (as adjusted on a pro-rata basis).

Section 11.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.05 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except for the Confidentiality Agreement, all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. Neither Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of Law or otherwise) by any Party without the prior express written consent of the other Parties.

Section 11.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 8.04 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 11.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State, except to the extent mandatorily governed by the laws of the Grand Duchy of Luxembourg, including the provisions relating to the Exchange. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. To the fullest extent permitted by applicable Law, each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. To the fullest extent permitted by applicable Law, each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (x) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (y) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.08 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.08.

Section 11.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 11.10 Counterparts. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services, and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 11.11 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Transactions) in any court of the United States located in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 11.12 Drafting of the Agreement. Each Party acknowledges that such Party has had the opportunity to participate in the drafting of this Agreement and to review this Agreement with legal counsel of its choice, and there shall be no presumption that ambiguities shall be construed or interpreted against the drafting Party, and no presumptions shall be made or inferences drawn because of the inclusion of a term not contained in a prior draft of this Agreement or the deletion of a term contained in a prior draft of the Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, Parent, the Company, Holdco and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DD3 ACQUISITION CORP. II

By	/s/ Dr. Martin M. Werner
Name:	Dr. Martin M. Werner
Title:	Chief Executive Officer

CODERE NEWCO S.A.

By	/s/ Vicente Di Loreto
Name:	Vicente Di Loreto
Title:	Authorized Signatory

SERVICIOS DE JUEGO ONLINE S.A.U.

By	/s/ Ángel Corzo Uceda
Name:	Ángel Corzo Uceda
Title:	Director

SERVICIOS DE JUEGO ONLINE S.A.U.

By	/s/ Óscar Iglesias Sanchez
Name:	Óscar Iglesias Sanchez
Title:	Director

CODERE ONLINE LUXEMBOURG, S.A.

By	/s/ Óscar Iglesias Sánchez
Name:	Óscar Iglesias Sánchez
Title:	Authorized Signatory

CODERE ONLINE U.S. CORP.

By	/s/ Óscar Iglesias Sánchez
Name:	Óscar Iglesias Sánchez
Title:	Director

[Signature Page to Business Combination Agreement]

Schedule A

Company Knowledge Parties

1.	Gonzalo de Osma Bucero

2.	Oscar Iglesias

3.	Yaiza M. Rodríguez Robles

4.	Moshe Edree

5.	Javier Lomas

6.	Carlos Ortin Fernandez-Ordas

7.	Maria Belen Rodríguez

8.	Sergio Gomez Carretero

[Schedule A to Business Combination Agreement]

Exhibit A

Registration Rights and Lock-Up Agreement

[Exhibit A to Business Combination Agreement]

EXHIBIT A

FORM OF REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”), dated as of [_________] 2021, is made and entered into by and among Codere Online Luxembourg, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 7 rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) (“Holdco”), DD3 Sponsor Group, LLC (“Sponsor”), MG Partners Multi-Strategy Fund LP (“MG Partners”), Baron Global Advantage Fund (“BGAF”), Baron Emerging Markets Fund (“BEMF”), Destinations International Equity Fund (“DIEF” and, together with BGAF and BEMF, the “Baron Funds”), Codere Newco, S.A.U., a corporation (sociedad anónima unipersonal) registered and incorporated under the laws of Spain and with its registered office at Avenida de Bruselas 26, 28108, Alcobendas (Madrid, Spain) (“Parent,” and collectively with Sponsor, MG Partners, the Baron Funds and any other person or entity who hereafter becomes a party to this Agreement, each a “Holder” and collectively the “Holders”) and solely for the purposes of Section 6.6 hereof, DD3 Acquisition Corp. II, a Delaware corporation (“SPAC”).

RECITALS

WHEREAS, Holdco, Parent, SPAC, Servicios de Juego Online S.A.U., a corporation (sociedad anónima unipersonal) registered and incorporated under the laws of Spain and with its registered office at Avenida de Bruselas 26, 28108, Alcobendas (Madrid, Spain) (the “Company”), and Codere Online U.S. Corp., a Delaware corporation (“Merger Sub”), entered into that certain business combination agreement, dated as of June 21, 2021 (the “BCA”), pursuant to which, among other things, on or about the date hereof, (i) Parent contributed all the issued and outstanding shares of the Company to Holdco in exchange for additional ordinary shares of Holdco (“Ordinary Shares”) pursuant to that certain contribution and exchange agreement entered into by Holdco, Parent and the Company, dated as of June 21, 2021 (the “Exchange Agreement”) with the Company becoming a wholly-owned subsidiary of Holdco following the consummation of such exchange, and (ii) Merger Sub merged with and into SPAC (with SPAC being the surviving entity and a wholly-owned subsidiary of Holdco) in exchange for SPAC’s shareholders receiving Ordinary Shares;

WHEREAS, Sponsor, SPAC and MG Partners entered into that certain Registration Rights Agreement, dated as of December 7, 2020 (the “Prior Agreement”), which Prior Agreement Sponsor, SPAC and MG Partners desire to terminate upon execution and delivery of this Agreement;

WHEREAS, Sponsor holds Ordinary Shares and securities convertible into or exercisable or exchangeable for Ordinary Shares (including the Ordinary Shares issued or issuable upon the exercise of any other security issued to Sponsor pursuant to the terms of the BCA), including the private placement warrants of Holdco (the “Warrants”) on or about the date hereof pursuant to the BCA; and

WHEREAS, in connection with the transactions contemplated by the BCA and the Exchange Agreement, Holdco and the Holders desire to enter into this Agreement, pursuant to which Holdco shall grant the Holders certain registration rights with respect to certain securities of Holdco and the Holders shall agree to certain transfer restrictions, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of Holdco, after consultation with counsel to Holdco, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) Holdco has a bona fide business purpose for not making such information public.

1

“Affiliate” shall mean, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified; provided that no Holder shall be deemed an Affiliate of any other Holder solely by reason of an investment in, or holding of Ordinary Shares (or securities convertible or exchangeable for Ordinary Shares) of, Holdco. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement).

“Aggregate Blocking Period” shall have the meaning given in Section 2.4.

“Agreement” shall have the meaning given in the Preamble.

“BCA” shall have the meaning given in the Recitals.

“Board” shall mean the Board of Directors of Holdco.

“Change in Control” shall mean the transfer (whether by tender offer, merger, share purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of Holdco’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of Holdco (or surviving entity) or would otherwise have the power to control the board of directors of Holdco or to direct the operations of Holdco.

“Claims” shall have the meaning given in subsection 4.1.1.

“Closing Date” shall mean the date of this Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall have the meaning given in the Recitals.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“DR Demanding Holders” shall mean the applicable Holders having the right to make, and actually making, a written demand for the Registration of Registrable Securities pursuant to subsection 2.2.1.

“DR Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Equity Agreements” shall mean (a) that certain subscription agreement dated June 21, 2021 by and among SPAC, Holdco and DD3 Capital Partners, S.A. de C.V. to purchase shares of SPAC’s Class A Common Stock, (b) that certain subscription agreement dated June 21, 2021 by and among SPAC, Holdco and Larrain Investment Inc. to purchase shares of SPAC’s Class A Common Stock [and (c) those certain subscription agreements, dated [     ], 2021 by and among SPAC, Holdco and certain subscribers party thereto to purchase shares of SPAC’s Class A Common Stock].

2

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Exchange Agreement” shall have the meaning given in the Recitals.

“Form F-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form F-3 Shelf” shall have the meaning given in subsection 2.1.2.

“Holdco” shall have the meaning given in the Preamble.

“Holdco Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Holders” shall have the meaning given in the Preamble.

“Lock-Up Period” shall have the meaning given in Section 5.1.

“Lock-Up Securities” shall mean all Registrable Securities owned by Parent or Sponsor, respectively, from time to time.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Merger Sub” shall have the meaning given in the Recitals.

“Minimum Amount” shall have the meaning given in subsection 2.1.3.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading.

“Ordinary Shares” shall have the meaning given in the Recitals.

“Parent” shall have the meaning given in the Preamble.

“Permitted Transferees” shall mean a person or entity to whom Parent and Sponsor are permitted to Transfer such Lock-Up Securities pursuant to Section 5.2 of this Agreement prior to the expiration of the Lock-Up Period and any other applicable agreement between Parent and/or Sponsor and Holdco, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Prior Agreement” shall have the meaning given in the Recitals.

“Pro Rata” shall have the meaning given in subsection 2.2.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all materials incorporated by reference in such prospectus.

3

“Registrable Security” shall mean (a) any Ordinary Shares issued to a Holder pursuant to the terms of the BCA (including the Ordinary Shares issued or issuable upon the exercise of any other security issued to a Holder pursuant to the terms of the BCA), (b) any Warrants held by a Holder (including the Ordinary Shares issuable upon exercise of such Warrants) and (c) any other security of Holdco issued or issuable with respect to any such Ordinary Share referred to in the foregoing clauses (a) and (b) by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by Holdco and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a)	all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Ordinary Shares are then listed;

(b)	fees and expenses of compliance with securities or blue-sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c)	printing, messenger, telephone and delivery expenses;

(d)	reasonable fees and disbursements of counsel for Holdco;

(e)	reasonable fees and disbursements of all independent registered public accountants of Holdco incurred specifically in connection with such Registration; and

(f)	reasonable fees and expenses not to exceed $50,000 of one legal counsel selected by (i) the majority-in-interest of the DR Demanding Holders initiating a Demand Registration, (ii) the majority-in-interest of the SUO Demanding Holders initiating a Shelf Underwritten Offering, or (iii) the majority-in-interest of participating Holders under Section 2.3 if the Registration was initiated by Holdco for its own account or that of a Holdco shareholder other than pursuant to rights under this Agreement, in each case to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all materials incorporated by reference in such registration statement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“SPAC” shall have the meaning given in the Recitals.

“SPAC’s Class A Common Stock” shall mean SPAC’s class A common stock, par value $0.0001 per share.

“Sponsor” shall have the meaning given in the Preamble.

4

“SUO Demanding Holders” shall mean the applicable Holders having the right to make, and actually making, a written demand for a Shelf Underwritten Offering of Registrable Securities pursuant to subsection 2.1.3.

“SUO Requesting Holder” shall have the meaning given in subsection 2.1.3.

“Transfer” shall mean to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of Holdco are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Warrants” shall have the meaning given in the Recitals.

Article II
REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Holdco shall, as soon as practicable, but in any event within thirty (30) calendar days after the Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than sixty (60) calendar days following the filing deadline (the “Effectiveness Deadline”); provided that the Effectiveness Deadline shall be extended to ninety (90) calendar days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission and provided further that if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended the same number of days that the Commission remains closed for operations. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be on a shelf registration statement on Form F-1 (a “Form F-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. Holdco shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available (including to use its reasonable best efforts to add Registrable Securities held by Permitted Transferees) or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within five (5) business days of such date, Holdco shall notify the Holders of the effectiveness of such Registration Statement.

2.1.2 Holdco shall use its reasonable best efforts to convert the Form F-1 Shelf filed pursuant to subsection 2.1.1 to a shelf registration statement on Form F-3 (a “Form F-3 Shelf”) as promptly as practicable after Holdco is eligible to use a Form F-3 Shelf and have the Form F-3 Shelf declared effective as promptly as practicable and to cause such Form F-3 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

5

2.1.3 At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or subsection 2.1.2, one or more Holders may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement (a “Shelf Underwritten Offering”) provided that such Holders reasonably expect to sell Registrable Securities yielding aggregate gross proceeds in excess of $12,500,000 from such Shelf Underwritten Offering (such amount of Registrable Securities, as applicable, the “Minimum Amount”). All requests for a Shelf Underwritten Offering shall be made by giving written notice to Holdco (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within five (5) business days after receipt of any Shelf Takedown Notice, Holdco shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Holdco Shelf Takedown Notice”) and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Shelf Underwritten Offering (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Shelf Underwritten Offering, a “SUO Requesting Holder”) shall so notify Holdco of its intent to participate in such Shelf Underwritten Offering, in writing, within five (5) business days after the receipt by such Holder of Holdco Shelf Takedown Notice. Upon receipt by Holdco of any such written notification from a SUO Requesting Holder to Holdco, subject to the provisions of subsection 2.2.4, Holdco shall include in such Shelf Underwritten Offering all Registrable Securities of such SUO Requesting Holder. Holdco shall enter into an underwriting agreement in customary form for such Shelf Underwritten Offering by Holdco with the managing Underwriter or Underwriters selected by the Holders holding at least a majority-in-interest of the Registered Securities being registered after consultation with Holdco and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and Holdco shall enter shall contain representations, covenants, indemnities and other rights and obligations in customary form for such Shelf Underwritten Offering by Holdco. Any Shelf Underwritten Offering effected pursuant to this subsection 2.1.3 shall be counted as a Registration for purposes of the limit on the number of Registrations that can be effected under Section 2.2 hereof.

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.5 and Sections 2.4 and 3.4 hereof and provided that Holdco does not have an effective Registration Statement pursuant to subsection 2.1.1 covering Registrable Securities, Holders holding at least a majority-in-interest of the then-outstanding number of Registrable Securities may make a written demand for Registration of all or part of their Registrable Securities on (a) Form F-1, or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities or (b) if available, Form F-3, which in the case of either clause (a) or (b), may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act, which written demand shall describe the amount and type of securities to be included in such Registration and the intended methods of distribution thereof (such written demand a “Demand Registration”) provided that such Holders reasonably expect to sell Registrable Securities yielding aggregate gross proceeds in excess of the Minimum Amount. Holdco shall, within ten (10) business days following Holdco’s receipt of a Demand Registration, notify, in writing all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “DR Requesting Holder”) shall so notify Holdco, in writing, within five (5) business days after the receipt by the Holder of the notice from Holdco. For the avoidance of doubt, to the extent a DR Requesting Holder also separately possesses Demand Registration rights pursuant to this Section 2.2, but is not the Holder who exercises such Demand Registration rights, the exercise by such DR Requesting Holder of its rights pursuant to the foregoing sentence shall not count as the exercise by it of one of its Demand Registration rights. Upon receipt by Holdco of any such written notification from a DR Requesting Holder to Holdco, subject to subsection 2.2.4 below, such DR Requesting Holder shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and Holdco shall file, as soon thereafter as practicable, but not more than forty-five (45) days immediately after Holdco’s receipt of the Demand Registration, and Holdco shall use reasonable best efforts to effect the Registration of all Registrable Securities requested by the DR Demanding Holders and DR Requesting Holders pursuant to such Demand Registration as soon as practicable. Holdco shall not be obligated to effect more than (i) an aggregate of three (3) Registrations pursuant to a Demand Registration or a Shelf Underwritten Offering initiated by Sponsor, and (ii) an aggregate of three (3) Registrations pursuant to a Demand Registration or a Shelf Underwritten Offering initiated by Parent, in each case under subsection 2.1.3 or this subsection 2.2.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the DR Demanding Holders and the DR Requesting Holders (or in the case of a Shelf Underwritten Offering, the SUO Demanding Holders and the SUO Requesting Holders) to be registered on behalf of the DR Demanding Holders and the DR Requesting Holders (or in the case of a Shelf Underwritten Offering, the SUO Demanding Holders and the SUO Requesting Holders) in such Registration have been sold, in accordance with Section 3.1 of this Agreement.

6

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (b) Holdco has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the DR Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify Holdco in writing, but in no event later than five (5) days after the removal, rescission or other termination of such stop order or injunction, of such election; provided, further, that Holdco shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration by a DR Demand Holder becomes effective or is subsequently terminated.

2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Sections 2.4 and 3.4 hereof, if a majority-in-interest of the DR Demanding Holders so advise Holdco as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such DR Demanding Holder or DR Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3, subject to Section 3.3 and Article IV, shall enter into an underwriting agreement in customary form with Holdco and the Underwriter selected for such Underwritten Offering by the majority-in-interest of the DR Demanding Holders initiating the Demand Registration.

2.2.4 Reduction of Underwritten Offering. In the event of a Demand Registration that is to be an Underwritten Offering or a Shelf Underwritten Offering, and if any managing Underwriter, in good faith, advises Holdco in writing that, in its opinion, the dollar amount or number of Registrable Securities desired to be sold under any such Underwritten Offering, taken together with all other Ordinary Shares or other equity securities that Holdco desires to sell for its own account and the Ordinary Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders of Holdco who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then Holdco shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the Holders participating in such Underwritten Offering that can be sold without exceeding the Maximum Number of Securities pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that all Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”); (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Ordinary Shares or other equity securities that Holdco desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Ordinary Shares or other equity securities of other persons or entities that Holdco is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

7

2.2.5 Demand Registration Withdrawal. Any Holder shall have the right to withdraw all or a portion of its Registrable Securities included in a Demand Registration pursuant to subsection 2.2.1 or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to Holdco and the Underwriter or Underwriters (if any) of its intention to so withdraw at any time prior to (a) in the case of a Demand Registration not involving an Underwritten Offering or a Shelf Underwritten Offering, the effectiveness of the applicable Registration Statement or (b) in the case of any Demand Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the pricing of such Underwritten Offering or Shelf Underwritten Offering; provided, however, that upon withdrawal by a majority-in-interest of the Holders initiating a Demand Registration (or in the case of a Shelf Underwritten Offering, withdrawal of an amount of Registrable Securities included by the Holders in such Shelf Underwritten Offering, in their capacity as Holders, being less than the Minimum Amount), Holdco shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. Holdco shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to and including its withdrawal under this subsection 2.2.5. Any such withdrawal shall be counted towards the limit on Registrations set forth in subsection 2.2.1.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If, at any time on or after the date hereof, Holdco proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of Holdco, other than a Registration Statement (a) filed in connection with any employee share option or other benefit plan, (b) for an exchange offer or offering of securities solely to Holdco’s existing shareholders, (c) for an offering of debt that is convertible into equity securities of Holdco, (d) for a dividend reinvestment plan, (e) filed pursuant to subsection 2.1.1, (f) filed pursuant to Section 2.2, or (g) filed in connection with any business combination or acquisition involving Holdco, then Holdco shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than twenty (20) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended methods of distribution (including whether such registration will be pursuant to a shelf registration statement) and name of the proposed managing Underwriter or Underwriters, if any, in such offering, (B) describe such Holders’ rights under this Section 2.3 and (C) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). Holdco shall, in good faith, cause such Registrable Securities identified in a Holder’s response noticed described in the foregoing sentence to be included in such Piggyback Registration and shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering, if any, to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of Holdco or Holdco shareholders for whose account the Registration Statement is to be filed included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended methods of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1, subject to Section 3.3 and Article IV, shall enter into an underwriting agreement in customary form with the Underwriters selected for such Underwritten Offering by Holdco or Holdco shareholders for whose account the Registration Statement is to be filed. For purposes of this Section 2.3, the filing by Holdco of an automatic shelf registration statement for offerings pursuant to Rule 415(a) that omits information with respect to any specific offering pursuant to Rule 430B shall not trigger any notification or participation rights hereunder until such time as Holdco amends or supplements such Registration Statement to include information with respect to a specific offering of Registrable Securities (and such amendment or supplement shall trigger the notice and participation rights provided for in this Section 2.3). Holdco may postpone or withdraw the filing or the effectiveness of a Piggyback Registration at any time on its own good faith determination.

8

2.3.2 Reduction of Piggyback Registration. If a Piggyback Registration is to be an Underwritten Offering and any managing Underwriter, in good faith, advises Holdco and the Holders of Registrable Securities participating in the Piggyback Registration in writing that, in its opinion, the dollar amount or number of the Ordinary Shares that Holdco desires to sell, taken together with (a) the Ordinary Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which registration has been requested pursuant Section 2.3 hereof, and (c) the Ordinary Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of Holdco, exceeds the Maximum Number of Securities, then:

2.3.2.1 if the Registration is undertaken for Holdco’s account, Holdco shall include in any such Registration (a) first, the Ordinary Shares or other equity securities that Holdco desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Ordinary Shares, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of Holdco, which can be sold without exceeding the Maximum Number of Securities; and

2.3.2.2 if the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then Holdco shall include in any such Registration (a) first, the Ordinary Shares or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Ordinary Shares or other equity securities that Holdco desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (d) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a), (b) and (c), the Ordinary Shares or other equity securities for the account of other persons or entities that Holdco is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw all or any portion of its Registrable Securities in a Piggyback Registration for any or no reason whatsoever upon written notification to Holdco and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration prior to (a) in the case of a Piggyback Registration not involving an Underwritten Offering or Shelf Underwritten Offering, the effectiveness of the applicable Registration Statement or (b), in the case of any Piggyback Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the pricing of such Underwritten Offering or Shelf Underwritten Offering. Holdco (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may postpone or withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Holdco shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3; provided, however, that the rights to demand a Piggyback Registration under this Section 2.3 shall terminate on the second anniversary of the date hereof.

9

2.4 Restrictions on Registration Rights. If (a) during the period starting with the date sixty (60) days prior to Holdco’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Holdco initiated Registration and provided that Holdco has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (b) the Holders have requested an Underwritten Registration and Holdco and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (c) in the good faith judgment of the Board such Registration would be seriously detrimental to Holdco and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case Holdco shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to Holdco for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, Holdco shall have the right to defer such filing for a period of not more than sixty (60) days; provided, however, that Holdco shall not defer its obligation in this manner more than twice in any twelve (12)-month period (the “Aggregate Blocking Period”). Notwithstanding anything to the contrary contained in this Agreement, no Registration shall be effected or permitted and no Registration Statement shall become effective, with respect to any Lock-Up Securities held by Parent or Sponsor, until after the expiration of the Lock-Up Period.

Article III
HOLDCO PROCEDURES

3.1 General Procedures. If, at any time on or after the date hereof, Holdco is required to effect the Registration of Registrable Securities, Holdco shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto Holdco shall, as promptly as reasonably practicable:

3.1.1 prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders of Registrable Securities included in such Registration or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by Holdco or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, or such Holders’ legal counsel, copies of the Prospectus included in such Registration Statement (including each preliminary Prospectus) and each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of Holdco and do any and all other acts and things that may be reasonably necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that Holdco shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

10

3.1.5 use reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by Holdco are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of any request by the Commission that Holdco amend or supplement such Registration Statement or Prospectus or the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or Prospectus the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to amend or supplement such Registration Statement or Prospectus or prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued, as applicable;

3.1.8 at least five (5) business days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel, and not to file any such Registration Statement or Prospectus, or amendment or supplement thereto, to which any such Holder or Registrable Securities shall have reasonably objected on the grounds that such Registration Statement or Prospectus or supplement or amendment thereto, does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder;

3.1.9 notify the Holders of Registrable Securities included in such Registration at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event or the existence of any condition as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders of Registrable Securities included in such Registration, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate in the preparation of any Registration Statement, each such Prospectus included therein or filed with the Commission, and each amendment or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business, finances and accounts of Holdco and its subsidiaries with its officers, directors and the independent public accountants who have certified its financial statements as shall be necessary, in the reasonable opinion of such Holders’ and such Underwriters’ respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act, and will cause Holdco’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that if requested by Holdco, such representatives or Underwriters shall enter into a confidentiality agreement, in form and substance reasonably satisfactory to Holdco, prior to the release or disclosure of any such information;

3.1.11 obtain a “cold comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from Holdco’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and any Underwriter;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing Holdco for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

11

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of Holdco’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission), and which requirement will be deemed to be satisfied if Holdco timely files information on Forms 20-F and 6-K under the Exchange Act and otherwise complies with Rule 158 under the Securities Act;

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $12,500,000, use its reasonable efforts to make available senior executives of Holdco to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders of Registrable Securities included in such Registration in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by Holdco. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, marketing costs, and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders. Any reimbursement or payment by Holdco shall in no event (a) be duplicative of or (b) limit any provision, in each case which provides for reimbursement of fees and expenses of counsel in any other contract or agreement between the Holders and Holdco.

3.3 Participation in Underwritten Offerings.

3.3.1 No person may participate in any Underwritten Offering for equity securities of Holdco pursuant to a Registration initiated by Holdco hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by Holdco and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.3.2 Holdco will use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder to make any representations or warranties to or agreements with Holdco or the Underwriters other than representations, warranties or agreements regarding such Holder and such Holder’s intended method of distribution and any other representation required by law, and if, despite Holdco’s commercially reasonable efforts, an Underwriter requires any Holder to make additional representation or warranties to or agreements with such Underwriter, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claims against Holdco as a result of such election). Any liability of such Holder to any Underwriter or other person under such underwriting agreement shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such registration.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from Holdco that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for Holdco believes to be necessary to comply with law (it being understood that Holdco hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice such that the Registration Statement or Prospectus, as so amended or supplemented, as applicable, will not include a Misstatement and complies with law), or until it is advised in writing by Holdco that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require Holdco to make an Adverse Disclosure or would require the inclusion in such Registration Statement of (i) financial statements that are unavailable to Holdco for reasons beyond Holdco’s control, (ii) audited financial statements as of a date other than Holdco’s fiscal year end, or (iii) pro forma financial statements that are required to be included in a registration statement, Holdco may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event for a period more than sixty (60) consecutive days or more than two times in any calendar year, determined in good faith by the Board to be necessary for such purpose; provided that each day of any such suspension pursuant to this Section 3.4 shall correspondingly decrease the Aggregate Blocking Period available to the Company during any twelve (12) month period pursuant to Section 2.4 hereof. In the event Holdco exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. Holdco shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

12

3.5 Covenants of Holdco. As long as any Holder shall own Registrable Securities, Holdco, at all times while it shall be a reporting company under the Exchange Act, covenants and agrees to use reasonable best efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Holdco after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly upon request by a Holder furnish such Holder with true and complete copies of such filings. Holdco further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Ordinary Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, Holdco shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Article IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 Holdco agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and employees and each person who controls (within the meaning of the Securities Act) such Holder against all losses, claims, damages, liabilities and expenses (including reasonably attorneys’ fees) (collectively, “Claims”), to which any such Holder or such other persons may become subject, insofar as such Claims arise out of or are based on any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; except insofar as the Claim or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such filing in reliance upon and in conformity with information furnished in writing to Holdco by such Holder expressly for use therein. Holdco shall indemnify the Underwriters, their officers and directors and each person who controls (within the meaning of the Securities Act) such Underwriters to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, Holdco may require that, as a condition to including any Registrable Securities in any Registration Statement, Holdco shall have received an undertaking reasonably satisfactory to it from such Holder, to indemnify Holdco, its directors and officers and agents and each person who controls (within the meaning of the Securities Act) Holdco against any Claims, to which Holdco or such other persons may become subject, insofar as such Claims arise out of or are based on any untrue statement of any material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls (within the meaning of the Securities Act) such Underwriters to the same extent as provided in the foregoing with respect to indemnification of Holdco.

13

4.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any Claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such Claim, permit such indemnifying party to assume the defense of such Claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) and which settlement includes a statement or admission of fault or culpability on the part of such indemnified party or does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee or controlling person of such indemnified party and shall survive the Transfer of Registrable Securities.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Claims, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Claims (a) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Registrable Securities or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also to reflect the relative fault of the indemnifying party or parties on the other hand in connection with the statements or omissions that resulted in such Claims, as well as any other relevant equitable considerations; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

4.1.6 The indemnification required by this Section 4.1 shall be made by periodic payments of the amount thereof once bills are received or expense, loss, damage or liability is incurred.

Article V
LOCK-UP

5.1 Transfer Restrictions. Except as permitted by Section 5.2, each of Parent and Sponsor shall not, directly or indirectly, Transfer any Lock-Up Securities beneficially owned or owned of record by such Holder until the earliest of: (i) the date that is one year from the date hereof, (ii) the date on which the closing price of the Ordinary Shares on the Nasdaq Stock Market equals or exceeds $12.50 per Ordinary Share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days after the date hereof, or (iii) such date on which Holdco completes a liquidation, merger, share exchange or other similar transaction that results in all of Holdco’s stockholders having the right to exchange their Ordinary Shares for cash, securities or other property (the “Lock-Up Period”). Holdco shall not be obligated to effect any Shelf Registration, Demand Registration or Piggyback Registration (or any Registration whatsoever) of any Lock-Up Securities prior to the expiration of the Lock-Up Period.

14

5.2 Lock-Up Period Exceptions. The provisions of Section 5.1 shall not apply to:

5.2.1 Transfers of Lock-Up Securities as a bona fide gift or gifts, or to a charitable organization;

5.2.2 if the Holder is an individual, Transfers of Lock-Up Securities to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of such Holder or any other person with whom such Holder has a relationship by blood, marriage or adoption not more remote than first cousin;

5.2.3 if the Holder is an individual, Transfers by will or intestate succession upon the death of such Holder;

5.2.4 the Transfer of Lock-Up Securities by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement;

5.2.5 if the Holder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust, syndicate, association or other business entity that controls, is controlled by or is under common control or management with the Holder, and (ii) distributions of Lock-Up Securities to its partners, limited liability company members or managers, directors, officers, equity holders or shareholders of the Holder;

5.2.6 Transfers (i) to Holdco (including pursuant to any redemption) or Holdco’s officers, directors or their affiliates and (ii) to the officers, directors or affiliates of the undersigned;

5.2.7 the Transfer of all Lock-Up Securities owned by Parent to any affiliates of Parent;

5.2.8 the Transfer of Lock-Up Securities owned by the Sponsor to MG Partners, the Baron Funds or any of their respective affiliates;

5.2.9 pursuant to a bona fide third-party tender offer, merger, share sale, recapitalization, consolidation or other transaction involving a Change in Control of Holdco, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Lock-Up Securities subject to this Agreement shall remain subject to this Agreement;

5.2.10 pursuant to a bona fide tender, squeeze out or exchange offer for Ordinary Shares, provided that in the event that such tender, squeeze out or exchange offer is not completed, the Lock-Up Securities subject to this Agreement shall remain subject to this Agreement;

5.2.11 the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of Lock-Up Securities during the Lock-Up Period; and

provided, that in the case of any Transfer or distribution pursuant to subsections 5.2.1 through 5.2.8 each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to Holdco, to be bound by the provisions of this Agreement.

15

Article VI
MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt of the intended recipient or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed as follows:

if to Holdco or Parent, to:

Codere Online Luxembourg, S.A.

7 rue Robert Stümper,

L-2557 Luxembourg

Attention: Oscar Iglesias

Email: oscar.iglesias@codere.com

Codere Newco, S.A.U.

Avenida de Bruselas 26,

28108, Alcobendas, Madrid (Spain)

Attention: Angel Corzo

Email: angel.corzo@codere.com

in each case with a copy to:

Davis Polk & Wardwell LLP
Paseo de la Castellana, 41
28046 Madrid, Spain
Attention: Michael J. Willisch
Email: michael.willisch@davispolk.com

if to Sponsor, to:

DD3 Sponsor Group, LLC

Pedregal 24, 3rd Floor, Interior 300

Colonia Molino del Rey, Del. Miguel Hidalgo

11040 Mexico City, Mexico
Attention: Jorge Combe
Email: jorge.combe@dd3.mx

with a copy to:

Greenberg Traurig, P.A.
333 SE 2nd Ave., Suite 4400
Miami, FL 33131
Attention: Alan Annex
Email: annexa@gtlaw.com

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2 Assignment; No Third-Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of Holdco hereunder may not be assigned or delegated by Holdco in whole or in part.

16

6.2.2 Prior to the expiration of the Lock-Up Period, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except as permitted in Section 5.2 of this Agreement.

6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their successors and the permitted assigns of the applicable Holders, which shall include Permitted Transferees.

6.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2 hereof.

6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate Holdco unless and until Holdco shall have received (a) written notice of such assignment as provided in Section 6.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to Holdco, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any Transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

6.5 Amendments and Modifications. Upon the written consent of Holdco and the Holders of at least a majority-in-interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of Ordinary Shares, in a manner that is adverse and materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or Holdco and any other party hereto or any failure or delay on the part of a Holder or Holdco in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or Holdco. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.6 Other Registration Rights; Termination of Prior Agreement. Other than pursuant to the terms of the Equity Agreements, Holdco represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require Holdco to register any securities of Holdco for sale or to include such securities of Holdco in any Registration filed by Holdco for the sale of securities for its own account or for the account of any other person. SPAC, Sponsor and MG Partners hereby terminate the Prior Agreement, which shall be of no further force and effect and is hereby superseded and replaced in its entirety by this Agreement. Further, Holdco represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties hereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

17

6.7 Term. This Agreement shall terminate upon the earlier of (i) the date as of which all of the Registrable Securities have either (A) been sold pursuant to a Registration Statement or (B) ceased to be Registrable Securities (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)), or (ii) the date as of which the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale, or (iii) the third anniversary of the date hereof. The provisions of Article IV shall survive any termination.

[Signature Pages Follow]

18

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDCO:

Codere Online Luxembourg, S.A.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement and Lock-Up Agreement]

PARENT:

Codere Newco S.A.U.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement and Lock-Up Agreement]

SPONSOR:

DD3 Sponsor Group, LLC

By:
Name:
Title:

SPAC:

DD3 Acquisition Corp. II

By:
Name:
Title:

MG PARTNERS MULTI-STRATEGY FUND LP

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Registration Rights Agreement and Lock-Up Agreement]

BARON GLOBAL ADVANTAGE FUND

By:
Name:
Title:

BARON EMERGING MARKETS FUND

By:
Name:
Title:

DESTINATIONS INTERNATIONAL EQUITY FUND

By:
Name:
Title:

[Signature Page to Registration Rights Agreement and Lock-Up Agreement]

Exhibit B

Nomination Agreement

[Exhibit B to Business Combination Agreement]

EXHIBIT B

FORM OF NOMINATION AGREEMENT

This NOMINATION AGREEMENT, dated as of [     ], 2021 (this “Agreement”), is entered into by and among Codere Online Luxembourg, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 7 rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) (“Holdco”), DD3 Sponsor Group, LLC (“Sponsor”), and Codere Newco, S.A.U., a corporation (sociedad anónima unipersonal) registered and incorporated under the laws of Spain and with its registered office at Avenida de Bruselas 26, 28108, Alcobendas (Madrid, Spain) (“Parent,” and collectively with Sponsor, the “Shareholders”).

WHEREAS, on or about the date hereof, Holdco has consummated the business combination and the other transactions (collectively, the “Transactions”) contemplated by the business combination agreement (the “Business Combination Agreement”), dated as of June 21, 2021, by and among Holdco, Parent, DD3 Acquisition Corp. II, a Delaware corporation (“SPAC”), Servicios de Juego Online S.A.U., a corporation (sociedad anónima unipersonal) registered and incorporated under the laws of Spain and with its registered office at Avenida de Bruselas 26, 28108, Alcobendas (Madrid, Spain) (the “Company”), and Codere Online U.S. Corp., a Delaware corporation (“Merger Sub”), pursuant to which, among other things, (i) Parent contributed its shares of the Company to Holdco in exchange for Ordinary Shares and (ii) Merger Sub merged with and into SPAC (with SPAC being the surviving entity and a wholly-owned subsidiary of Holdco) in exchange for SPAC’s shareholders receiving Ordinary Shares;

WHEREAS, each of the Shareholders holds Ordinary Shares;

WHEREAS, the Shareholders desire that, after giving effect to the Transactions, they will have representation on the Board of Holdco as to create value for equityholders of Holdco in accordance with the terms hereunder; and

WHEREAS, in furtherance of the foregoing, the Shareholders and Holdco agree to grant certain director nomination rights with respect to Holdco, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

Article I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement:

“Affiliate” means, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, through one or more intermediaries or otherwise.

“Articles” means the amended and restated articles of association of Holdco, as in effect as of the date hereof pursuant to the terms of the Business Combination Agreement, as the same may be amended, restated, altered, or amended and restated from time to time.

“Board” means the board of directors of Holdco, as such term is used in the Articles.

“Business Day” means any day, except Saturday or Sunday, on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in the Kingdom of Spain or the Grand Duchy of Luxembourg; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Director” means a director serving on the Board.

“Governmental Authority” means any U.S. federal, state, county or local or non-U.S. government, federal, regional (including autonomous communities), national, supranational (including the European Union), administrative, supervisory, standard setting, determinative, state, regional, provincial, municipal, local or similar court or tribunal, governmental, quasi-governmental, legislative or regulatory body, administrative agency or bureau, commission, branch, minister, or authority or other body exercising similar powers or authority.

“Independent Director” means a director who complies with the independence requirements for directors with respect to Holdco for companies domiciled in Luxembourg and listed on the securities exchange on which the Ordinary Shares are listed.

“Law” means any federal, national, state, regional, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, binding order, judgment, rule, regulation, ruling or requirement, or any equivalent legislative measures or decisions having the force of law, treaties, conventions and other agreements between states or between states and supranational bodies, rules of common law, customary law and equity and all other civil or other codes, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Ordinary Shares” shall mean the ordinary shares of Holdco.

“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity of any kind, whether domestic or foreign.

“Shareholders’ Meeting” means a general meeting of the shareholders of Holdco, as such term is used in the Articles.

2

Article II

NOMINATION AGREEMENTS PRIOR TO NOMINATION TERMINATION

Section 2.1 Board Nomination Rights.

(a) Board Composition. The size of the Board shall be such number as approved by the shareholders of Holdco at a Shareholders’ Meeting; provided, however, that from the date hereof until the date on which Holdco holds its second Shareholders’ Meeting after the date hereof at which Directors are to be elected, including any adjournment or postponement thereof (the “Sponsor Proposal Period”), the Board shall consist of seven Directors.

(b) Shareholder Nominees.

(i) In connection with any Shareholders’ Meeting at which Directors are to be elected, or any adjournment or postponement thereof, Parent shall have the right to propose for appointment the number of Directors set forth in this Section 2.1(b)(i) (each such Director proposed for appointment by Parent, a “Parent Director” and collectively, the “Parent Directors”), as follows:

(A) During the Sponsor Proposal Period, Parent shall have the right to propose for appointment four Parent Directors, at least one of whom must qualify as an Independent Director and one or more of whom (which may include one or more of such Independent Directors) may be required by Parent to qualify as a Luxembourg tax resident, subject to any independence requirements established by the listing rules of the stock exchange on which the Ordinary Shares are listed that would require a greater number of Shareholder Directors (as defined below) to qualify as Independent Directors, in which case Parent shall maintain its right to propose for appointment a number of non-Independent Directors as nearly equal as possible to the proportions established in this Agreement.

(B) After the Sponsor Proposal Period, Parent shall have the right to propose for appointment five Parent Directors, at least two of whom must qualify as Independent Directors and one or more of whom (which may include one or more of such Independent Directors) may be required by Parent to qualify as a Luxembourg tax resident, subject to any independence requirements established by the listing rules of the stock exchange on which the Ordinary Shares are listed that would require a greater number of Shareholder Directors (as defined below) to qualify as Independent Directors, in which case Parent shall maintain its right to propose for appointment a number of non-Independent Directors as nearly equal as possible to the proportions established in this Agreement.

3

(ii) In connection with any Shareholders’ Meeting at which Directors are to be elected, or any adjournment or postponement thereof, held during the Sponsor Proposal Period, Sponsor shall have the right to propose for appointment two Directors, one of whom shall have the right to be re-appointed and serve as Director up to (but not after) the second annual Shareholders’ Meeting that takes place after the date hereof and one of whom shall have the right to be re-appointed and serve as Director up to (but not after) the third annual Shareholders’ Meeting that takes place after the date hereof (each such Director proposed for appointment by Sponsor, a “Sponsor Director” and collectively, the “Sponsor Directors”); in each case on the terms and conditions provided for in this Agreement and subject to compliance with any applicable laws, rules and regulations and under the criteria established by the listing rules of the stock exchange on which the Ordinary Shares are listed. At least one of the Sponsor Directors must qualify as an Independent Director.

(iii) During the Sponsor Proposal Period, Parent and Sponsor, jointly, shall have the right to propose for appointment one additional Independent Director who shall not be an Affiliate of Parent or Sponsor and who shall also qualify as an industry expert (the “Industry Expert Independent Director,” and collectively with the Parent Directors and Sponsor Directors, each a “Shareholder Director” and collectively, the “Shareholder Directors”). The Industry Expert Independent Director may, subject to the Board’s sole discretion, be designated as the chairperson of the Board.

(iv) Except as otherwise determined by the Board, (A) only the Industry Expert Independent Director and one Independent Director who is a Parent Director shall be entitled to compensation as consideration for serving on the Board and any Board committees, and (B) no other Shareholder Directors shall be entitled to receive compensation for serving on the Board and/or any Board committees, other than the reimbursement for reasonable and documented out-of-pockets expenses.

(v) If at any point in time the Directors on the Board are divided into classes, the Shareholders shall apportion the Shareholder Directors among such classes so that (A) the aggregate number of Shareholder Directors proposed by each of Parent and Sponsor, as applicable, in each class is as nearly equal as possible to the proportions established in this Agreement and (B) the number of Parent Directors, Sponsor Directors and the Industry Expert Independent Director, respectively, in each such class is as nearly equal as possible to the proportions established in this Agreement.

(vi) For so long as Holdco maintains an Audit Committee, such committee shall include at least one Parent Director and one Sponsor Director (but only to the extent such Director (A) qualifies as an Independent Director and (B) meets the heightened independence requirements applicable to audit committees under the U.S. Securities and Exchange Commission rules and regulations and under the criteria established by the listing rules of the stock exchange on which the Ordinary Shares are listed). In addition, Parent shall have the right, but not the obligation, to propose for appointment one non-executive, non-Independent Director as an observer to the Audit Committee to be appointed by the Board, subject to compliance with Rule 10A-3 under the U.S. Securities Exchange Act of 1934.

(c) Death; Retirement; Resignation; Removal; Vacancies. If a vacancy on the Board is caused by the death, retirement, resignation or removal of any Shareholder Director nominated pursuant to this Section 2.1, then Parent and Sponsor, as applicable, shall, to the fullest extent permitted by this Section 2.1 and applicable Law, have the right to propose an individual to be appointed to fill such vacancy for the remainder of the deceased, retired, resigned or removed, as applicable, Shareholder Director’s term, and Holdco and the Shareholders shall take all action to cause such Shareholder Director to be appointed to the Board.

4

(d) Additional Nomination Procedures.

(i) In connection with any Shareholders’ Meeting at which Directors are to be elected, unless otherwise informed in writing by Parent and/or Sponsor, as applicable, the incumbent Shareholder Directors previously proposed for appointment in accordance with Section 2.1(b) shall automatically be deemed proposed for appointment by Parent and/or Sponsor, as applicable, for such Shareholders’ Meeting. With respect to any person that will be proposed for appointment as a Shareholder Director for the first time at any Shareholders’ Meeting, Parent or Sponsor, as applicable, shall propose such Shareholder Director for appointment by delivering to Holdco a written statement at least 90 days prior to the one-year anniversary of the preceding annual Shareholders’ Meeting that (A) informs Holdco of such Shareholder Director’s nomination and (B) sets forth such Shareholder Director’s name, business address, telephone number, and e-mail address. Holdco may require any Shareholder Director to (i) provide Holdco with a completed and executed copy of Holdco’s standard director questionnaire applicable to all other Directors; (ii) provide Holdco with the Shareholder Director’s written consent to a customary background check, which consent shall be provided promptly after the Shareholder Director is proposed for appointment to the Board; (iii) complete a reasonably satisfactory interview with the governance committee or other appropriate committee, in each case, if established (“Governance Committee”), and the Board, which shall be completed as promptly as practicable following receipt of a completed director questionnaire; and (iv) provide such other information as Holdco may reasonably request, including information that Holdco is required to disclose with respect to such Shareholder Director pursuant to applicable Law or the rules of any securities exchange on which the Ordinary Shares are listed.

(ii) The Governance Committee (if established, otherwise the Board) shall evaluate each Shareholder Director and determine whether such candidate satisfies the qualifications contemplated by this Section 2.1(d) (with such determination to be made in good faith and not to be unreasonably made, withheld or delayed). If the Governance Committee (or the Board, as applicable) so determines that such candidate satisfies such qualifications, then, unless otherwise required by its fiduciary duties (as determined in good faith by the Governance Committee (or the Board, as applicable) after consultation with legal counsel), the Governance Committee shall recommend such Shareholder Director to the Board for inclusion (or the Board shall so include, as applicable) in the slate of directors that is included in any proxy statement (or similar document) of Holdco in respect of any Shareholders’ Meeting at which Directors are to be elected. Holdco and the Shareholders shall take all action to ensure that the Governance Committee complies with the preceding sentence.

5

(iii) In the event the Board or the Governance Committee (if applicable) declines, in good faith, to approve any Shareholder Director, Parent and Sponsor, as applicable, may propose a new nominee in accordance with the approval process described in this Section 2.1(d) until a nominee is approved in accordance with this Section. If Holdco identifies any reason under applicable Law why a person proposed for appointment as a Director pursuant to Section 2.1(b) cannot be seated as a Director, then (x) Holdco shall promptly notify Parent and/or Sponsor, as applicable, of that fact and (y) Holdco, Parent and/or Sponsor, as applicable, shall cooperate in good faith to eliminate such impediment or Parent and/or Sponsor, as applicable, shall identify another nominee in accordance with this Section 2.1.

Section 2.2 Assurances.

(a) Each of the Shareholders agrees that it shall (and shall cause its respective Affiliates to) cooperate in facilitating any action or right described in or required by this Agreement. Without limiting the generality of the foregoing, each of the Shareholders further agrees that it shall to the maximum extent permitted by law:

(i) cause to be counted as present for purposes of establishing quorum and to vote (or cause to be voted) all Ordinary Shares that each of the Shareholders or its respective Affiliates (x) beneficially own and have the power to vote or cause the voting of or (y) over which each of the Shareholders or its respective Affiliates holds proxies or powers of attorney, as the case may be, and take all other actions necessary to: (1) give effect to the provisions of this Agreement; and (2) ensure that the Articles facilitate and do not at any time contravene, conflict with, or result in any violation or breach of, or otherwise frustrate any provision of this Agreement;

(ii) cause to be counted as present for purposes of establishing a quorum and to vote (or cause to be voted) all Ordinary Shares that each of the Shareholders or its respective Affiliates (x) beneficially own and have the power to vote or cause the voting of or (y) over which each of the Shareholders or its respective Affiliates holds proxies or powers of attorney, as the case may be, and take all actions to oppose (1) any action or proposal that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement (including removing or supporting the removal of any Director) and (2) any shareholder proposal to amend, modify or supplement Article 8 of the Articles, or to amend, modify or supplement the Articles that would otherwise act as an amendment, modification or supplement to Article 8 of the Articles that is not supported by the Board; and

(iii) not (1) solicit proxies or become a participant in any solicitation of proxies, or (2) cooperate in any way with, assist or participate in, knowingly encourage or otherwise facilitate or encourage any effort or attempt, in each case, that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement.

6

(b) Holdco agrees that it shall (and shall cause its controlled Affiliates to) cooperate in facilitating any action or right described in or required by this Agreement. Without limiting the generality of the foregoing, Holdco further agrees that it shall to the maximum extent permitted by law:

(i) take all actions necessary to: (1)  give effect to the provisions of this Agreement (including (x) each Shareholder Director that is proposed for appointment in accordance with the terms of this Agreement by the Shareholders as part of the slate that is included in any proxy statement (or similar document) of Holdco in respect of any Shareholders’ Meeting at which Directors are to be elected, and (y) supporting the election of such Shareholder Director in a manner substantially similar to the support it provides to any other individual standing for election as a Director as part of the Holdco’s slate of directors; provided, however, that with respect to each of the Shareholder Directors proposed for nomination by Sponsor, such obligations shall only exist during the Sponsor Proposal Period, and (2) submit proposals to the extraordinary Shareholders’ Meeting of any other amendment, modification or supplement of the Articles to ensure that the Articles do not at any time contravene, conflict with, or result in any violation or breach of, or otherwise frustrate any provision of, this Agreement;

(ii) take all actions to oppose: (1) any action or proposal that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement (including (x) supporting the removal of any Shareholder Director (except at the direction of the Shareholder who proposed such Shareholder Director for nomination); provided, however, that with respect to each of the Shareholder Directors proposed for nomination by Sponsor, such obligations shall only exist for the Shareholders’ Meetings held during the Sponsor Proposal Period, or (y) nominating a number of Director nominees for any election of Directors that exceeds the number of Directors to be elected at any Shareholders’ Meeting or otherwise impairing, delaying, frustrating or otherwise interfering with the rights of the Shareholders set forth in this Article II), and (2) any amendment, modification or supplement of the Articles that would contravene, conflict with, result in any violation or breach of any provision or otherwise frustrate any provision of this Agreement; and

(iii) not (1) solicit proxies or participate in a solicitation, (2) assist any Person in taking or planning any action, or (3) cooperate in any way with, assist or participate in, knowingly encourage or otherwise facilitate or encourage any effort or attempt, in each case, that is reasonably likely to impair, delay, frustrate or otherwise serve to interfere with any provision of this Agreement (including the rights of the Shareholders set forth in this Article II).

7

Article III

NOMINATION TERMINATION

Section 3.1 Termination. Notwithstanding anything in this Agreement to the contrary, unless earlier terminated by the mutual agreement of Holdco and the Shareholders, this Agreement shall continue in full force and effect for a period of five years from the date hereof; provided, however, that this Agreement shall automatically terminate (i) with respect to Parent, on the date on which Parent and/or its Affiliates cease to beneficially own, in the aggregate, at least 30% of the issued and outstanding Ordinary Shares, and (ii) with respect to Sponsor, after the Sponsor Proposal Period; provided, further, that Parent and Holdco shall, no later than 30 days prior to the fifth anniversary of this Agreement, agree in writing to renew this Agreement, with respect to Parent and Holdco, for an additional five years if Parent and/or its Affiliates beneficially own, in the aggregate, no less than 30% of the issued and outstanding Ordinary Shares. Upon such termination, Parent and Sponsor, as applicable, shall not have any of the rights, and Parent and Sponsor, as applicable, and Holdco, shall not have or owe any of the obligations, set forth herein (including, for the avoidance of doubt, the rights set forth in Article II). No termination under this Agreement shall relieve any Person of liability for any breach of this Agreement prior to its termination.

Article IV

MISCELLANEOUS

Section 4.1 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed as follows:

if to Holdco or Parent, respectively, to:

Codere Online Luxembourg, S.A.

7 rue Robert Stümper,

L-2557 Luxembourg
Attention: Oscar Iglesias
Email: oscar.iglesias@codere.com

Codere Newco, S.A.U.

Avenida de Bruselas 26,

28108, Alcobendas, Madrid (Spain)

Attention: Angel Corzo

Email: angel.corzo@codere.com

in each case with a copy to:

Davis Polk & Wardwell LLP
Paseo de la Castellana, 41
28046 Madrid, Spain
Attention: Michael J. Willisch
Email: michael.willisch@davispolk.com

8

if to Sponsor, to:

DD3 Sponsor Group, LLC

Pedregal 24, 3rd Floor, Interior 300

Colonia Molino del Rey, Del. Miguel Hidalgo

11040 Mexico City, Mexico
Attention: Jorge Combe
Email: jorge.combe@dd3.mx

with a copy to:

Greenberg Traurig, P.A.
333 SE 2nd Ave., Suite 4400
Miami, FL 33131
Attention: Alan Annex
Email: annexa@gtlaw.com

Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 4.1.

Section 4.2 Recapitalization and Adjustments. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all equity securities of Holdco or any successor or assign of Holdco (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in conversion of, in exchange for or in substitution of, the Ordinary Shares and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations and the like occurring after the date hereof. For as long as the rights of the Shareholders have not terminated under Section 3.1, Holdco and the Shareholders shall cause any successor or assign of Holdco (whether by merger, consolidation, sale of assets or otherwise), as a condition of any such transaction, to enter into a new Nomination Agreement on terms substantially the same as this Agreement with the Shareholders.

Section 4.3 Amendment. The terms and provisions of this Agreement may only be amended, modified or waived at any time and from time to time by a writing executed by Holdco and the Shareholders; provided, that, after the Sponsor Proposal Period, any such amendment, modification or waiver shall only require the written agreement of Holdco and Parent.

9

Section 4.4 Successors and Assigns. The rights and obligations of each party hereto may not be assigned, in whole or in part, without the written consent of Holdco and the Shareholders; provided that each of the Shareholders may assign its rights and obligations hereunder to any of its Affiliates to which it has transferred all of its Ordinary Shares and, provided, further, that such assignee shall only be admitted as a party hereunder upon its, his or her execution and delivery of a joinder agreement agreeing to be bound by the terms and conditions of this Agreement as if such Person were a party hereto (together with any other documents the assigning Shareholder and Holdco mutually determine are necessary or desirable to make such Person a party hereto), whereupon such Person will be treated as a party for all purposes of this Agreement, with the same rights, benefits and obligations hereunder as the corresponding assigning Shareholder. For the avoidance of doubt, in no event shall the transfer of Ordinary Shares by any of the Shareholders and/or their Affiliates be deemed an assignment of the rights and obligations under this Agreement without an express assignment of such rights and obligations in accordance with the terms of this Section 4.4.

Section 4.5 Binding Effect. Except as otherwise provided in this Agreement, the terms and provisions of this Agreement shall be binding on and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.

Section 4.6 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any Person not a party hereto any right, remedy or claim under or by virtue of this Agreement.

Section 4.7 Governing Law; Jurisdiction. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Luxembourg law. Holdco and the Shareholders irrevocably agree that the courts of Luxembourg City (Grand Duchy of Luxembourg) have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement.

Section 4.8 Immunity Waiver. Holdco hereby irrevocably waives, to the fullest extent permitted by law, any immunity to jurisdiction to which it may otherwise be entitled (including immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on this Agreement.

Section 4.9 Entire Agreement. This Agreement sets forth the entire agreement among the parties hereto with respect to the subject matter hereof. Any prior agreements or understandings among the parties hereto regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

Section 4.10 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, portable document format (.pdf) or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

10

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed in three originals as of the date first written above, each party hereby acknowledging having received one original.

HOLDCO:

CODERE ONLINE LUXEMBOURG, S.A.

By:
Name:
Title:

PARENT:

CODERE NEWCO, S.A.U.

By:
Name:
Title:

SPONSOR:

DD3 SPONSOR GROUP, LLC

By:
Name:
Title:

[Signature Page to Project Cobra Nomination Agreement]

Exhibit C

Indemnification Letter

[Exhibit C to Business Combination Agreement]

EXHIBIT C

[-], 2021

Codere Online Luxembourg, S.A.

7 rue Robert Stümper, L-2557

Luxembourg, Grand Duchy of Luxembourg,
as indemnified party

Servicios de Juego Online, S.A.U.

Avenida de Bruselas 26, 28108,

Alcobendas, Madrid, Spain,

as indemnified party

Ladies and Gentlemen:

Reference is made to the business combination agreement (the “Business Combination Agreement”) entered into as of June 21, 2021 by and among DD3 Acquisition Corp. II, Codere Newco, S.A.U. (“Parent”), Servicios de Juego Online, S.A.U. (the “Company”), Codere Online Luxembourg, S.A. (“Holdco”) and Codere Online U.S. Corp. Capitalized terms used but not otherwise defined in this letter agreement (this “Indemnification Agreement”) have the respective meanings ascribed thereto in the Business Combination Agreement.

In connection with the transactions contemplated under the Business Combination Agreement, Parent, Holdco and the Company have agreed to cause a corporate restructuring pursuant to which all of Codere, S.A.’s and Parent’s online gaming, gambling, casino, slots, poker, bingo, sports betting, betting exchanges, lottery operations, racing and pari-mutuel activities (collectively, the “Online Business”) will be operated or owned, as applicable, by the Company and the Company Subsidiaries by holding or receiving assets, rights and/or entities from Codere S.A., Parent and/or their respective subsidiaries in accordance with the Transaction Documents and Section 8.18 of the Company Disclosure Schedule (the “Restructuring”). In consideration of the benefits Parent will receive under the Business Combination Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Parent has agreed to indemnify Holdco and the Company and their respective subsidiaries (each, an “Indemnitee” and collectively, “Indemnitees”) against certain Losses (as defined below), as set forth in this Indemnification Agreement. This Indemnification Agreement, including the representations, warranties and agreements of Parent set forth herein, when accepted by Holdco and the Company, will evidence the agreement of the parties with respect to the matters contained in this Indemnification Agreement. Parent, Holdco and the Company agree as follows:

1. (a) Except for Liabilities (as defined below) arising under Section 1(b) (which shall be governed under Section 1(b)), Liabilities arising under Section 1(c) (which shall be governed under Section 1(c)), or Liabilities reflected or reserved against in the Year-End Financial Statements or the Interim Financial Statements, Parent will indemnify and hold harmless the Indemnitees, including under the principles of transferee or successor liability, against any debts, losses, damages, fines, penalties, expenses and liabilities (collectively, “Liabilities”) incurred by them and arising under or in connection with the ownership of the assets (other than entities, assets or rights to be transferred to the Company or a Company Subsidiary pursuant to the Restructuring) of, or the operation of the business (other than the Online Business) by, Parent or any affiliate of Parent (excluding Holdco, Merger Sub, the Company and the Company Subsidiaries) (collectively, the “Non-Online Losses”).

(b) Except for Liabilities arising under Section 1(a) (which shall be governed under Section 1(a)), Liabilities arising under Section 1(c) (which shall be governed under Section 1(c)), or Liabilities reflected or reserved against in the Year-End Financial Statements or the Interim Financial Statements, Parent will indemnify and hold harmless the Indemnitees, including under the principles of transferee or successor liability, against any Liabilities incurred by any of the Indemnitees as a result of the consummation of the Restructuring, but only to the extent that such Liabilities would not have been incurred but for the Restructuring (collectively, the “Restructuring Losses”).

(c) Except for Liabilities arising under Section 1(a) (which shall be governed under Section 1(a)), Liabilities arising under Section 1(b) (which shall be governed under Section 1(b)), or Liabilities reflected or reserved against in the Year-End Financial Statements or the Interim Financial Statements, Parent will indemnify and hold harmless the Indemnitees against any Taxes of any Indemnitee, including Transfer Taxes, incurred by the Indemnitees as a result of the consummation of the Restructuring, but only to the extent that such Taxes would not have been incurred but for the Restructuring (the “Tax Losses,” and together with the Non-Online Losses and the Restructuring Losses, the “Losses”). Losses shall be deemed to exclude any legal or other expenses incurred by the Indemnitees in connection with investigating or defending any related action or claim, except to the extent Parent is required to indemnify or pay for such expenses pursuant to this Section 1.

(d) The obligations of Parent to indemnify and hold harmless the Indemnitees against, or to contribute to, Losses pursuant to this Indemnification Agreement shall remain in full force and effect until the date that is 24 months after the Closing Date. The aggregate amount of all Losses for which Parent shall be liable pursuant to this Indemnification Agreement, including, for the avoidance of doubt, any legal or other expenses incurred by the Indemnitees and required to be paid by Parent in connection with investigating and defending any related action or claim, shall not exceed $10,000,000 in the aggregate (the “Maximum Liability”).

2

(e) The Company shall promptly provide written notice to Parent of any Action in connection with any Losses with respect to which any Indemnitee claims indemnification pursuant to this Indemnification Agreement (a “Proceeding”); provided that the failure to notify Parent shall not relieve Parent from any liability that it may have hereunder except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure. If a Proceeding is instituted against any Indemnitee by a third party (a “Third Party Proceeding”), Parent may, but shall not be obligated to, assume the defense of such Third Party Proceeding, at its own expense, by providing written notice to the Company within 10 days of receiving written notice of such Third Party Proceeding. Notwithstanding the foregoing, if Parent does not expressly elect to assume the defense of a Third Party Proceeding within ten (10) days of receiving written notice of such Third Party Proceeding, the Company shall have the right to assume the defense of such Third Party Proceeding at the expense of Parent. Similarly, in the event of any Third Party Proceeding for equitable or injunctive relief or with respect to potential criminal liability, Parent shall not be entitled to assume the defense of such Third Party Proceeding without the prior written consent of the Company, and the Company shall have the right to assume such defense at the expense of Parent.

(f) If Parent assumes the defense of any Third Party Proceeding under the terms of Section 1(e), it shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), enter into any settlement or compromise or consent to the entry of any judgment with respect to such Third Party Proceeding if such settlement, compromise or judgment (i) involves a finding or admission of wrongdoing, fault, culpability or a failure to act, (ii) does not include an unconditional written release by the claimant or plaintiff from all liability in respect of such Third Party Proceeding or (iii) imposes equitable remedies or any obligation on any Indemnitee other than solely for the payment of money damages for which such Indemnitee will be indemnified hereunder. If Company assumes the defense of any Third Party Proceeding under the terms of Section 1(e), the Company may not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any action or consent to the entry of any judgment. Parent shall not be liable for any settlement of an action or claim for monetary or other damages that the Indemnitees may effect without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

(g) An Indemnitee shall retain the right to employ its own counsel and to participate in the defense of any Third Party Proceeding, the defense of which has been assumed by Parent pursuant to Section 1(e), but the Company shall bear and shall be solely responsible for the costs and expenses in connection with such participation. An Indemnitee may retain the same counsel than Parent, with the prior written consent of Parent, unless (x) the Company receives the written opinion of counsel that representation of such Indemnitee and Parent by the same counsel presents a conflict of interest under applicable standards of professional conduct or (y) the Company receives the written opinion of counsel that there may be legal defenses available to such Indemnitee which are different from or in addition to the defenses available to Parent and in the reasonable judgment of such counsel it is advisable for such Indemnitee to employ separate counsel. With respect to all Third Party Proceedings which are not defended by Parent, Parent shall have the right to employ its own counsel and to consult with counsel to the Company or an Indemnitee and to be fully involved and participate fully in the defense of the Third Party Proceeding (including the right to make recommendations which shall be considered in good faith by the Company and each Indemnitee).

3

(h) Parent shall pay to the Indemnitees any Losses that are due and payable by Parent to one or more Indemnitees under the terms of and to the extent provided in this Section 1. If the indemnification provided for pursuant to this Section 1 is unavailable or insufficient (up to the Maximum Liability) to hold harmless any Indemnitees in respect of all Losses incurred, then Parent shall contribute (up to the Maximum Liability) to the amount paid or payable by such Indemnitees as a result of such Losses an amount in such proportion as is equitable to reflect the relative fault of any Indemnitees, on the one hand, and Parent, on the other. Parent agrees that payments in respect of Losses to an Indemnitee shall be made by wire transfer of immediately available funds to one or more accounts designated for such purposes by the Company. If any indemnification payments pursuant to this Section 1 are taxable, the parties shall cooperate and use reasonable best efforts to structure any payment pursuant to this Section 1 in a manner that reduces, minimizes or eliminates any applicable Taxes to the extent reasonably permitted under applicable Tax Law while not adversely affecting Parent in any material respect. Notwithstanding Section 11.02 of the Business Combination Agreement, the representations, warranties, obligations, agreements and covenants in this Indemnification Agreement shall survive the Closing.

(i) The obligations of Parent under this Section 1 are not exclusive and shall not limit any rights or remedies which may otherwise be available to the Company or Holdco at law or in equity and shall be in addition to any liability which it may otherwise have.

(j) Notwithstanding any other provision of this Indemnification Agreement, the maximum liability of Parent under this Indemnification Agreement shall not exceed the Maximum Liability.

2.	This Indemnification Agreement may not be assigned by any party without the prior written consent of each other party hereto. The provisions of this Indemnification Agreement shall be for the benefit of and enforceable by the Company and Holdco. No other person shall have any rights hereunder.

3.	If any provision of this Indemnification Agreement is held to be illegal, invalid or unenforceable, the provision shall be fully severable; this Indemnification Agreement shall be construed and enforced as if the illegal, invalid or unenforceable provision had never comprised a part of this Indemnification Agreement, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Indemnification Agreement. Furthermore, in lieu of the illegal, invalid or unenforceable provision, there shall be added automatically as a part hereof a provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, and, as changed or amended, continue to reflect the original intent of the parties hereto.

4.	The parties to this Indemnification Agreement each agree not to disclose the existence of this Indemnification Agreement or the contents or subject matter hereof to any other party without the prior written consent of the other parties hereto unless required by applicable Law, judicial process, regulatory action or stock exchange rules or regulations (in which case, to the extent permitted by such Law, process, action, rule or regulation, the non-disclosing party shall allow the other party reasonable time to comment on the contents of such disclosure in advance of such disclosure); provided that each party may disclose the existence, contents and subject matter of this Indemnification Agreement to its officers, directors, attorneys, agents and other representatives (“Representatives”), so long as such party makes its Representatives aware of its confidentiality obligations pursuant to this Section 4 and agrees to be liable for any disclosure by its Representatives of the existence of this Indemnification Agreement or the contents or subject matter hereof except to the extent permitted hereby, and that this Indemnification Agreement may be described in, and filed as an exhibit to, any registration statement of Holdco filed with the U.S. Securities and Exchange Commission. Nothing contained herein shall limit the Company or Holdco from disclosing this Indemnification Agreement and the subject matter hereof in connection with the enforcement of their rights hereunder.

4

5.	This Indemnification Agreement shall be governed by and construed in accordance with the laws of the State of New York.

6.	The provisions of Section 11.01, 11.08 and 11.12 of the Business Combination Agreement are incorporated herein and shall apply to this Indemnification Agreement, mutatis mutandis.

7.	This Indemnification Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

5

Very truly yours,

Codere Newco, S.A.U.

By:
Name:
Title:

Accepted and agreed by,

Codere Online Luxembourg, S.A.

By:
Name:
Title:

Servicios de Juego Online, S.A.U.

By:
Name:
Title:

[Signature page to Indemnification Agreement]

Exhibit D

[Reserved]

[Exhibit D to Business Combination Agreement]

Exhibit E

Directors and Officers of Holdco and the Surviving Corporation

The Holdco Board shall be constituted as follows: (i) two (2) directors shall be appointed by SPAC/Sponsor, (ii) four (4) directors shall be appointed by the Company/Parent and (iii) one (1) director shall be jointly appointed by SPAC/Sponsor and the Company/Parent.

Holdco Officers
1. Moshe Edree (Managing Director*)
2. Oscar Iglesias
3. Alberto Telias
4. Gonzalo de Osma Bucero
5. Deborah Guivisdalsky
6. Aviv Sher
7. Erez Leket

*Provides services as non-employee independent contractor

Surviving Corporation Directors	Surviving Corporation Officers
1. Oscar Iglesias	1. Gonzalo de Osma Bucero
2. Moshe Edree	2. Arie Rubinstein
3. Gonzalo de Osma Bucero

[Exhibit E to Business Combination Agreement]

Exhibit F
SPAC Warrant Amendment

[Exhibit F to Business Combination Agreement]

EXHIBIT F

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of [●], 2021, by and among DD3 Acquisition Corp. II, a Delaware corporation, with offices at Pedregal 24, 3rd Floor, Interior 300, Colonia Molino del Rey, Del. Miguel Hidalgo, 11040 Mexico City, Mexico (the “Company”), Codere Online Luxembourg, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 7 rue Robert Stümpert, L-2557 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) (“Holdco”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, with offices at 1 State Street, 30th Floor, New York, New York 10004, as warrant agent (the “Warrant Agent”). Capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement (as defined below).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of December 7, 2020, and filed with the United States Securities and Exchange Commission on December 11, 2020 (the “Existing Warrant Agreement”);

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (a) an aggregate of 185,000 warrants (“Private Warrants”) that were part of the private units sold in connection with the closing of the Company’s initial public offering (the “Public Offering”), each whole Private Warrant entitling the holder thereof to purchase one share of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), at an exercise price of $11.50 per share, subject to adjustment, and (b) an aggregate of 6,250,000 warrants (the “Public Warrants” and, together with the Private Warrants, the “Warrants”) that were part of the units sold in the Public Offering, each whole Public Warrant entitling the holder thereof to purchase one share of Class A Common Stock at an exercise price of $11.50 per share, subject to adjustment; for the avoidance of doubt, no Working Capital Warrants nor Post IPO Warrants have been issued as of the date hereof;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on June 21, 2021, a Business Combination Agreement (the “Business Combination Agreement”) was entered into by and among the Company, Codere Newco, S.A.U., a corporation (sociedad anónima unipersonal) registered and incorporated under the laws of Spain and with its registered office at Avenida de Bruselas 26, 28108, Alcobendas (Madrid, Spain) (“Parent”), Servicios de Juego Online S.A.U., a corporation (sociedad anónima unipersonal) registered and incorporated under the laws of Spain and with its registered office at Avenida de Bruselas 26, 28108, Alcobendas (Madrid, Spain) (“SEJO”), Holdco and Codere Online U.S. Corp., a Delaware corporation (“Merger Sub”);

WHEREAS, pursuant to the Business Combination Agreement and that certain Contribution and Exchange Agreement, dated as of June 21, 2021, entered into by and among Holdco, SEJO and Parent (the “Exchange Agreement”), (a) Parent will contribute its ordinary shares in SEJO to Holdco in exchange for additional ordinary shares of Holdco with a nominal value of €1.00 per share (“Holdco Ordinary Shares”), to be subscribed for by Parent, (b) as a result of the Exchange (as defined in the Business Combination Agreement), SEJO will become a wholly-owned subsidiary of Holdco and Parent will continue to hold all the issued and outstanding Holdco Ordinary Shares, and (c) Merger Sub will merge with and into the Company, with the Company surviving such merger and becoming a direct wholly-owned subsidiary of Holdco (the “Merger”) and, in connection with the Merger, all shares of Class A Common Stock issued and outstanding immediately prior to the Merger Effective Time (as defined in the Business Combination Agreement), but after the SPAC Class B Conversion (as defined in the Business Combination Agreement), will be exchanged for Holdco Ordinary Shares pursuant to a share capital increase of Holdco, as set forth in the Business Combination Agreement;

WHEREAS, upon consummation of the Merger, as provided in Section 4.5 of the Existing Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of Class A Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for Holdco Ordinary Shares;

WHEREAS, the board of directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, in connection with the Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Holdco and Holdco wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity or to correct any mistake, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Assignment and Assumption; Consent.

1.1. Assignment and Assumption. The Company hereby assigns to Holdco all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Merger Effective Time. Holdco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Merger Effective Time.

1.2. Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to Holdco pursuant to Section 1.1 hereof effective as of the Merger Effective Time, the assumption of the Existing Warrant Agreement by Holdco from the Company pursuant to Section 1.1 hereof effective as of the Merger Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Merger Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2. Amendment of Existing Warrant Agreement. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Merger Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders:

2.1. Preamble. The first paragraph on page one of the Existing Warrant Agreement is hereby amended by deleting “DD3 Acquisition Corp. II, a Delaware corporation, with offices at Pedregal 24, 3rd Floor, Interior 300, Colonia Molino del Rey, Del. Miguel Hidalgo, 11040 Mexico City, Mexico” and replacing it with “Codere Online Luxembourg, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 7 rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg)”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Holdco rather than the Company.

2.2. Recitals. The recitals on page one of the Existing Warrant Agreement are hereby deleted in their entirety and replaced with the following:

“WHEREAS, on December 10, 2020, DD3 Acquisition Corp. II (“DD3”) consummated an initial public offering (“Public Offering”) of 12,500,000 units (including 1,500,000 units pursuant to the underwriters’ partial exercise of their over-allotment option) (“Public Units”), each Public Unit comprised of one share of Class A common stock of DD3, par value $0.0001 per share (“Common Stock”), and one-half of one warrant, where each whole warrant entitled the holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as described herein, and, in connection therewith, issued and delivered 6,250,000 warrants (the “Public Warrants”) to the public investors in connection with the Public Offering; and

WHEREAS, DD3 filed with the Securities and Exchange Commission (the “SEC”) Registration Statements on Form S-1, File Nos. 333-250212 and 333-251190 (collectively, the “Registration Statement”), and a prospectus (the “Prospectus”) for the registration, under the Securities Act of 1933, as amended (“Act”), of the Public Units, the Public Warrants and the Common Stock included in the Public Units; and

WHEREAS, pursuant to binding commitments from DD3 Sponsor Group, LLC (the “Sponsor”) and certain other investors, DD3 sold an aggregate of 370,000 units to the Sponsor and such investors, which included an aggregate of 185,000 warrants (the “Private Warrants”, and together with the Public Warrants, the “DD3 Warrants”) bearing the legend set forth in Exhibit B hereto, in a private placement transaction that occurred simultaneously with the consummation of the Public Offering; and

WHEREAS, the Company, DD3, Codere Newco, S.A.U., a corporation (sociedad anónima unipersonal) registered and incorporated under the laws of Spain and with its registered office at Avenida de Bruselas 26, 28108, Alcobendas (Madrid, Spain), Servicios de Juego Online S.A.U., a corporation (sociedad anónima unipersonal) registered and incorporated under the laws of Spain and with its registered office at Avenida de Bruselas 26, 28108, Alcobendas (Madrid, Spain), and Codere Online U.S. Corp., a Delaware corporation (“Merger Sub”) are parties to that certain Business Combination Agreement, dated as of June 21, 2021 (the “Business Combination Agreement”), which, among other things, provides for the merger of Merger Sub with and into DD3, with DD3 surviving such merger and becoming a direct wholly-owned subsidiary of the Company (the “Merger”), and, as a result of the Merger, all shares of Common Stock will be exchanged for ordinary shares of the Company (“Company Ordinary Shares”) pursuant to a share capital increase of the Company, as set forth in the Business Combination Agreement; and

WHEREAS, on [●], 2021, pursuant to the terms of the Business Combination Agreement, the Company, DD3 and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which DD3 assigned its rights and obligations under this Agreement to the Company and the Company assumed DD3’s rights and obligations under this Agreement from DD3; and

WHEREAS, pursuant to the Business Combination Agreement, the Warrant Assumption Agreement and Section 4.5 of this Agreement, effective as of the Merger Effective Time (as defined in the Business Combination Agreement), each of the issued and outstanding DD3 Warrants were no longer exercisable for shares of Common Stock but instead became exercisable (subject to the terms and conditions of this Agreement) for Company Ordinary Shares (each a “Warrant” and collectively, the “Warrants”); and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption, and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding, and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.”

2.3. Reference to Company Ordinary Shares. All references in the Existing Warrant Agreement (including all Exhibits thereto) to: (i) “Common Stock” or “shares of Common Stock” shall mean “Company Ordinary Shares” with a nominal value of €1.00 per share, (ii) “stockholders” shall mean “shareholders” and (iii) “par value” shall mean “nominal value”.

2.4. Form of Warrants. The first sentence of Section 2.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board of Directors or Chief Executive Officer.”

2.5. Uncertificated Warrants. The first sentence of Section 2.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Notwithstanding anything herein to the contrary, any Warrant may be issued in uncertificated or book-entry form through the Warrant Agent and/or the facilities of The Depository Trust Company or other book-entry depositary system, in each case as determined by the Board of Directors of the Company or by an authorized committee thereof.”

2.6. Detachability of Warrants. Section 2.5 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined term “Business Day” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.7. Post IPO Warrants and Working Capital Warrants.

2.7.1. Section 2.7 of the Existing Warrant Agreement is hereby deleted in its entirety.

2.7.2. All references to “Post IPO Warrants” and “Working Capital Warrants” in the Existing Warrant Agreement (including all Exhibits thereto) shall be deleted.

2.8. Warrant Price. The last sentence of Section 3.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days; provided, that the Company shall provide at least twenty (20) days’ prior written notice of such reduction to registered holders of the Warrants, provided further that any such reduction shall be applied consistently to all of the Warrants, and provided further that the Warrant Price shall not be less than the nominal value of the underlying Company Ordinary Shares.”

2.9. Duration of Warrants. The first sentence of Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“A Warrant may be exercised only during the period commencing on [December 10, 2021]1 and terminating at 5:00 p.m., New York City time on the earlier to occur of: (i) five years from the consummation of the transactions contemplated by the Business Combination Agreement (“Business Combination”), (ii) the Redemption Date as provided in Section 6.2 of this Agreement and (iii) the liquidation of the Company (“Expiration Date”).”

[1]	The later of December 10, 2021 and the date that is 30 days after the closing of the Business Combination.

2.10. Issuance of Company Ordinary Shares. The fourth sentence of Section 3.3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“In the event that the condition in the immediately preceding sentence is not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant for cash and such Warrant may have no value and expire worthless.”

2.11. Valid Issuance. Section 3.3.3 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“All Company Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement and the Articles of Association of the Company, following the necessary updates to the shareholder register of the Company, shall be validly issued and fully paid.”

2.12. Maximum Percentage. Section 3.3.5 of the Existing Warrant Agreement is amended by deleting the phrase “the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the SEC as the case may be” and hereby replacing it with “the Company’s most recent annual report on Form 20-F, report of foreign private issuer on Form 6-K or other public filing with the SEC as the case may be”.

2.13. Share Dividends/Split Ups. The first sentence of Section 4.1 of the Existing Warrant Agreement is amended by deleting the phrase “Section 4.6” and hereby replacing it with “Section 4.8”.

2.14. Extraordinary Dividends. Section 4.3 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Company Ordinary Shares or other shares of the Company’s share capital into which the Warrants are convertible (an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by the Company’s Board of Directors, in good faith) of any securities or other assets paid in respect of such Extraordinary Dividend divided by all outstanding shares of the Company at such time (whether or not any shareholders waived their right to receive such dividend); provided, however, that none of the following shall be deemed an Extraordinary Dividend for purposes of this provision: (a) any adjustment described in subsection 4.1 above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Company Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 per share (taking into account all of the outstanding shares of the Company at such time (whether or not any shareholders waived their right to receive such dividend) and as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Company Ordinary Shares issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50. Solely for purposes of illustration, if the Company, at a time while the Warrants are outstanding and unexpired, pays a cash dividend of $0.35 and previously paid an aggregate of $0.40 of cash dividends and cash distributions on the Company Ordinary Shares during the 365-day period ending on the date of declaration of such $0.35 dividend, then the Warrant Price will be decreased, effectively immediately after the effective date of such $0.35 dividend, by $0.25 (the absolute value of the difference between $0.75 (the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period, including such $0.35 dividend) and $0.50 (the greater of (x) $0.50 and (y) the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period prior to such $0.35 dividend)).”

2.15. Adjustments in Exercise Price. Section 4.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Whenever the number of Company Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price, which shall correspond to at least the nominal value of the Company Ordinary Shares underlying the Warrant, shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Company Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Company Ordinary Shares so purchasable immediately thereafter; provided, however, that neither the Warrant Price nor the exercise price of a Warrant shall be less than the nominal value of the underlying Company Ordinary Shares.”

2.16. Issuance in connection with a Business Combination. Section 4.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.17. Notices of Changes in Warrant. The second sentence of Section 4.7 of the Existing Warrant Agreement is amended by deleting the phrase “Sections 4.1, 4.2, 4.3, 4.4, 4.5, or 4.6” and hereby replacing it with “Sections 4.1, 4.2, 4.3, 4.4 or 4.5”.

2.18. No Fractional Warrants or Shares. The second sentence of Section 4.8 of the Existing Warrant Agreement is amended by deleting the phrase “round up” and hereby replacing it with “round down”.

2.19. No Adjustment. Section 4.11 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.20. Fractional Warrants. Section 5.3 of the Existing Warrant Agreement is hereby amended by deleting the phrase, “, except as part of the Units”.

2.21. Private Warrants. Section 5.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined term “Permitted Transferee” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.22. Transfers Prior to Detachment. Section 5.7 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

2.23. Reservation of Company Ordinary Shares. Section 7.3 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“The Company shall at all times reserve and keep available an authorized share capital that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.”

2.24. Notices.

2.24.1. Section 9.2 of the Existing Warrant Agreement is hereby amended in part to change the delivery of notices to the Company to the following:

Codere Online Luxembourg, S.A.

7 rue Robert Stümpert,

L-2557 Luxembourg

Attention: Oscar Iglesias

Email: oscar.iglesias@codere.com

2.24.2. Section 9.2 of the Existing Warrant Agreement is hereby further amended in part to delete references to the delivery of a copy of notices to Greenberg Traurig, P.A., Graubard Miller and EarlyBirdCapital, Inc., to be replaced with the following:

Davis Polk & Wardwell LLP

Paseo de la Castellana, 41

28046 Madrid, Spain

Attention: Michael J. Willisch

Email: michael.willisch@davispolk.com

2.25. Currency. A new Section 9.11 is hereby inserted as follows:

“Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean U.S. dollars (USD) and all payments hereunder shall be made in U.S. dollars (USD).”

2.26. Warrant Certificate. Exhibit A to the Existing Warrant Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with a new Exhibit A attached hereto.

3. Miscellaneous Provisions.

3.1. Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Exchange and the Merger and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4. Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5. Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

3.6. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Signatures to this Agreement transmitted by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

3.7. Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8. Reference to and Effect on Agreements; Entire Agreement.

3.8.1. Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.

3.8.2. This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

DD3 ACQUISITION CORP. II

By:
Name:
Title:

CODERE ONLINE LUXEMBOURG, S.A.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Assignment, Assumption and Amendment Agreement]

EXHIBIT A

FORM OF WARRANT CERTIFICATE

See attached.

NUMBER	(SEE REVERSE SIDE FOR LEGEND)	WARRANTS
_________-	THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION DATE (DEFINED BELOW)

Codere Online Luxembourg, S.A.

CUSIP [_______]

WARRANT

THIS CERTIFIES THAT, for value received [__________] is the registered holder of a warrant or warrants (the “Warrant”) of Codere Online Luxembourg, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 7 rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) (the “Company”), expiring at 5:00 p.m., New York City time, on the five year anniversary of the consummation of the Business Combination (as such term is defined in the Warrant Agreement (defined below)), or earlier upon redemption or liquidation, to purchase one fully paid ordinary share with a nominal value of €1.00 per share (“Shares”), of the Company for each Warrant evidenced by this Warrant Certificate. The Warrant entitles the holder thereof to purchase from the Company, commencing on [December 10, 2021]1, such number of Shares of the Company at the Warrant Price (as defined below), upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of Continental Stock Transfer & Trust Company (the “Warrant Agent”), but only subject to the conditions set forth herein and in the Warrant Agreement between the Company and the Warrant Agent, as amended (the “Warrant Agreement”). In no event will the Company be required to net cash settle any warrant exercise. The Warrant Agreement provides that upon the occurrence of certain events the Warrant Price, the Redemption Trigger Price (as defined below) and the number of Shares purchasable hereunder, set forth on the face hereof, may, subject to certain conditions, be adjusted. The term “Warrant Price” as used in this Warrant Certificate refers to the price per Share at which Shares may be purchased at the time the Warrant is exercised. The initial Warrant Price per Share for any Warrant is equal to $11.50 per share.

No fraction of a Share will be issued upon any exercise of a Warrant. If the holder of a Warrant would be entitled to receive a fraction of a Share upon any exercise of a Warrant, the Company shall, upon such exercise, round down to the nearest whole number the number of Shares to be issued to such holder.

Upon any exercise of the Warrant for less than the total number of full Shares provided for herein, there shall be issued to the registered holder hereof or the registered holder’s assignee a new Warrant Certificate covering the number of Shares for which the Warrant has not been or could not be exercised.

Warrant Certificates, when surrendered at the office or agency of the Warrant Agent by the registered holder in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.

Upon due presentment for registration of transfer of the Warrant Certificate at the office or agency of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other governmental charge.

The Company and the Warrant Agent may deem and treat the registered holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

[1]	The later of December 10, 2021 and the date that is 30 days after the closing of the Business Combination.

This Warrant does not entitle the registered holder to any of the rights of a shareholder of the Company.

The Company reserves the right to call the Warrant at any time prior to its exercise with a notice of call in writing to the holders of record of the Warrant, giving at least 30 days’ notice of such call, at any time while the Warrant is exercisable, if the last sale price of the Shares has been at least $18.00 per share (the “Redemption Trigger Price”) on each of 20 trading days within any 30 trading day period (the “30-day trading period”) ending on the third business day prior to the date on which notice of such call is given and if, and only if, there is a current registration statement in effect with respect to the Shares underlying the Warrants commencing five business days prior to the 30-day trading period and continuing each day thereafter until the date of redemption. The call price of the Warrants is to be $0.01 per Warrant. Any Warrant either not exercised or tendered back to the Company by the end of the date specified in the notice of call shall be cancelled on the books of the Company and have no further value except for the $0.01 call price.

By

	Chief Executive Officer	Secretary

SUBSCRIPTION FORM

To Be Executed by the Registered Holder in Order to Exercise Warrants

The undersigned Registered Holder irrevocably elects to exercise Warrants represented by this Warrant Certificate, and to purchase the Shares issuable upon the exercise of such Warrants, and requests that Certificates for such Shares shall be issued in the name of

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to
(PLEASE PRINT OR TYPE NAME AND ADDRESS)

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below:

Dated:
(SIGNATURE)

(ADDRESS)

(TAX IDENTIFICATION NUMBER)

ASSIGNMENT

To Be Executed by the Registered Holder in Order to Assign Warrants

For Value Received, ____________hereby sell, assign, and transfer unto

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to
(PLEASE PRINT OR TYPE NAME AND ADDRESS)

 _________________of the Warrants represented by this Warrant Certificate, and hereby irrevocably constitute and appoint  _________________Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated:
(SIGNATURE)

The Signature to the Assignment of the Subscription Form Must Correspond to the Name Written upon the Face of this Warrant Certificate in Every Particular, Without Alteration or Enlargement or Any Change Whatsoever, and Must be Guaranteed by a Commercial Bank or Trust Company or a Member Firm of the NYSE American, Nasdaq, New York Stock Exchange, Pacific Stock Exchange, or Chicago Stock Exchange.

Exhibit G
Redemption Agreement

[Exhibit G to Business Combination Agreement]

EXHIBIT G

Codere Online Luxembourg, S.A.

AND

Codere Newco, S.A.U.

SHARE ReDEMPTION AGREEMENT

This redemption agreement (the “Agreement”) is made on ________________ 2021

BETWEEN:

(1)	Codere Online Luxembourg, S.A., a Luxembourg public limited liability company (société anonyme), having its registered office at 7, rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B_______ (“Holdco”); and

(2)	Codere Newco, S.A.U., a limited liability stock company (sociedad anónima) incorporated under the laws of the Kingdom of Spain, with registered domicile at Avenida de Bruselas 26, 28108, Alcobendas, Madrid, Spain and with Tax Identification Number A-87.172.003 (“Parent”).

Parent and Holdco are together referred to hereafter as the “Parties”, and each a “Party”.

WHEREAS:

(A)	As of the date hereof, Parent is the sole shareholder of Holdco.

(B)	Holdco is currently the sole shareholder of the Company and Merger Sub.

(C)	Parent, Holdco, Merger Sub and the Company currently participate in a business combination transaction governed by the BCA, with SPAC pursuant to which, among other things:

a)	in a first step, Parent has contributed on the date hereof all its shares in the Company to Holdco in exchange for ordinary shares of Holdco (the “Contribution”), and

b)	not earlier than one business day after the completion of such Contribution by Parent, Merger Sub will merge with and into SPAC, with SPAC surviving such merger and becoming a direct subsidiary of Holdco (the “Merger”) and in connection with the Merger, all shares of SPAC class A common stock issued and outstanding immediately prior to the Merger shall be contributed to Holdco against the issuance of new ordinary shares of Holdco, so that as a result, Holdco shall become the sole shareholder of SPAC.

(D)	In accordance with the provisions of the BCA, on the date hereof, Parent, in its capacity as sole shareholder of Holdco, authorised Holdco to repurchase, from its existing sole shareholder, in one or several stages, up to a maximum of [3,000,000] ordinary shares of Holdco, at a purchase price of not less than, and not exceeding, USD 10.00 per share, for a period of 5 years, starting as of [*] 2021, in accordance with the provisions of article 430-15 of the Luxembourg law of 10 August 1915 on commercial companies, as amended (the “1915 Law”), and authorised the board of directors of Holdco (the “Board”) to implement such share repurchase as soon as practicable after the consummation of the Merger.

(E)	On the basis of such authorisation and considering that the legal conditions for effecting a share repurchase are fulfilled, the Board approved the repurchase of […] ordinary shares of Holdco from Parent for a total repurchase price of USD […], and Parent agrees to such share repurchase, which shall be effected pursuant to the terms and condition as set forth herein.

THE PARTIES AGREE AS FOLLOWS:

1.	INTERPRETATION

1.1	Any capitalized terms not expressly defined herein shall have the meaning ascribed to them in the BCA. Capitalised terms used in this Agreement shall have the following meaning:

“1915 Law” has the meaning ascribed to it in Recital (C).

“BCA” means the business combination agreement entered into by SPAC, Parent, the Company, Merger Sub and Holdco, on 21 June 2021.

“Board” has the meaning ascribed to it in Recital (D).

“Company” means Servicios de Juego Online, S.A.U., a limited liability stock company (sociedad anónima) incorporated under the Laws of the Kingdom of Spain, with registered domicile at Avenida de Bruselas 26, 28108, Alcobendas, Madrid, Spain and with Tax Identification Number A-88.102.009.

“Confidential Information” means (i) any information concerning the business, accounts, finances, contractual arrangements or intellectual property (whether owned or licensed) or other dealings, transactions, affairs or property of each Party but does not include information which has become a matter of public knowledge (other than by reason of a breach of clause 9 of this Agreement or of its unlawful disclosure by any person), (ii) any information relating to the existence and content of this Agreement or the transaction described in it, and (iii) any information which an obligation of confidence is owed to any third party by Parent or Holdco.

“Consideration” means the purchase price for the Shares in the aggregate amount of USD [XXX] payable by Holdco to Parent pursuant to this Agreement.

“Consideration Payment Confirmation” means the confirmation issued by Holdco Bank confirming that the Consideration has been debited from Holdco Bank Account towards Parent Bank Account as stipulated in this Agreement.

“Contribution” has the meaning ascribed to it in Recital (C)a)

“Effective Transfer Moment” means the completion of the Merger Issuance.

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement having similar effect.

“Euro” or “EUR” means the single currency unit of any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Holdco Bank” means [XXX], having its registered office at [XXX].

“Holdco Bank Account” means a bank account of Holdco, IBAN [XXX], SWIFT [XXX], kept in Holdco Bank.

“Merger” has the meaning ascribed to it in the Recital (C)b)

“Merger Sub” means Codere Online U.S. Corp., a Delaware corporation.

“Parent Bank” means [XXX], having its registered office at [XXX].

“Parent Bank Account” means a bank account of Parent, IBAN [XXX], SWIFT [XXX], kept in Parent Bank.

“Shares” means [insert aggregate number of shares] registered ordinary shares with a nominal value of one Euro (EUR 1.-) issued by Holdco that are owned by Parent.

“SPAC” means DD3 Acquisition Corp. II, a Delaware corporation which is a special purpose acquisition company incorporated under the laws of Delaware for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalisation, reorganisation or other similar business combination with one or more businesses or entities.

“Transfer” means, in relation to the Shares, to:

(a)	sell, transfer, or otherwise dispose of it;

(b)	agree, whether or not subject to any condition precedent or subsequent, to do any of the foregoing; and “transferred” shall be construed accordingly.

“USD” means United States Dollar.

1.2	Interpretation

1.2.1	In this Agreement, a reference to:

(a)	a statutory provision includes a reference to:

(b)	the statutory provision as modified or re-enacted or both from time to time (whether before or after the date of this Agreement); and

(c)	any subordinate legislation made under the statutory provision (whether before or after the date of this Agreement).

(d)	a clause or schedule, unless the context otherwise requires, is a reference to a clause of or schedule to this Agreement.

1.2.2	References to this Agreement include any schedules to it (which schedules are an integral part of this Agreement); and references to articles, clauses, sections (or to subsections thereof) and schedules are to articles, clauses, sections (or subsections) of and schedules to this Agreement.

1.2.3	Headings in this Agreement do not affect its interpretation and are to be ignored in construing its terms.

1.2.4	“including” shall be read as if followed by words “but not limited to”, in parenthesis.

1.2.5	a “person” includes, without limitation, a reference to any individual, firm, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having a separate legal personality).

1.2.6	a “Party” is a reference to a party to this Agreement (either by virtue of having executed this Agreement or having entered into a deed of adherence to it) and includes a reference to that party’s legal personal representatives, successors and permitted assigns, and “Parties” shall be construed accordingly.

1.2.7	Unless specified to the contrary, use of the singular is deemed to include the plural and use of any gender is deemed to include every gender.

2.	Transfer and repurchase of the Shares

2.1	On and subject to the terms of this Agreement, the BCA and the 1915 Law, Parent hereby sells and transfers to Holdco the Shares, with full title guarantee and free from all claims, liens, charges, equities, options and Encumbrances, together with all rights now and in the future attaching to them and for the Consideration stipulated below.

2.2	On and subject to the terms of this Agreement, the BCA and the 1915 Law, Holdco hereby repurchases in accordance with article 430-15 of the 1915 Law and accepts from Parent the Shares, with full title guarantee and free from all claims, liens, charges, equities, options and Encumbrances, together with all rights now and in the future attaching to them and for the Consideration stipulated below.

2.3	Subject to the Merger Issuance occurring and being completed, the title and the ownership right and all other rights to the Shares or arising out of the Shares shall be transferred from Parent to Holdco at the Effective Transfer Moment.

3.	Consideration

3.1	The Consideration for the sale and repurchase of the Shares amounting in aggregate to USD [XXX] (that is USD 10.00.- per one Share) shall be paid by Holdco in cleared funds in U.S. dollars as stipulated below.

3.2	Holdco shall procure that the Consideration is debited from Holdco Bank Account towards Parent Bank Account within ten (10) days from the Effective Transfer Moment. The obligation of Holdco to pay the Consideration is fulfilled upon debiting of the Consideration from Holdco Bank Account.

3.3	Immediately upon the debiting of the Consideration from Holdco Bank Account, Holdco shall provide Parent with the Consideration Payment Confirmation, confirming that the Consideration is debited from Holdco Bank Account towards Parent Bank Account as stipulated in this Agreement.

3.4	If the Consideration Payment Confirmation has not been provided by Holdco to Parent (other than due to the fault of Parent) on ________________ at the latest, then Parent shall have the right to unilaterally terminate and rescind from this Agreement by a written notice served to Holdco as a result of breach of Holdco’s obligation in Clause 3.3. above and nothing in this Agreement shall restrict Parent’s rights in that regard.

3.5	The Consideration is final and shall not be in any way affected by the performance of stock price of Holdco until the Effective Transfer Moment.

4.	Further undertakings and cooperation

4.1	Parent undertakes to Holdco that it will neither transfer the Shares (other than to Holdco pursuant to this Agreement) nor grant any Encumbrance over the Shares or any of them at any time until the Effective Transfer Moment.

4.2	Parent undertakes to Holdco that it will not issue any proxy, mandate or power of attorney to any person to give effect to any action stipulated in Clause 4.1. above (other than in relation to the transfer of the Shares to Holdco pursuant to this Agreement).

4.3	Holdco shall have the right to unilaterally terminate and rescind from this Agreement by a written notice served to Parent as a result of breach of any of Parent’s obligations in Clauses 4.1. and 4.2. above and nothing in this Agreement shall restrict Holdco’s rights in that regard.

4.4	Following the Effective Transfer Moment, the Parties shall cooperate in good faith and execute any transfer certification and other documentation confirming the transfer of the Shares.

5.	Representations and Warranties

Parent’s Representations and Warranties

5.1	Parent hereby represents and warrants to Holdco as follows, with such representations applying on the date of this Agreement and are deemed repeated on the Effective Transfer Moment:

5.1.1	Parent has full power, authority and obtained all approvals to execute this Agreement and to perform its obligations hereunder;

5.1.2	this Agreement and any other document contemplated by this Agreement executed by Parent constitutes the valid and legally binding obligations of Parent, enforceable against it in accordance with their terms and conditions;

5.1.3	Parent is not required to give any notice to, make any filing with or obtain any consent from any third person to the execution of this Agreement by Parent and the execution of this Agreement by Parent will not in any way violate any law or any decision of any body of relevant authority to which Parent is subject or any Agreement or instrument to which Parent is a party;

5.1.4	Parent is not a party to any court, insolvency or administrative proceedings which could affect the performance of its obligation under this Agreement and to the best of Parent’s knowledge there are no such proceedings pending or threatened;

5.1.5	Parent is the sole legal owner of the Shares and holds any and all rights attached to the Shares and the Shares are not subject to any Encumbrance and can be freely transferred pursuant to the terms of this Agreement.

5.2	Parent acknowledges that Holdco is entering into this Agreement in reliance on the warranties.

5.3	Each of Parent’s warranties shall be construed separately and none of Parent’s warranties shall limit or govern the extent, application or construction of any of the other Parent’s warranties.

5.4	Holdco shall have the right unilaterally terminate and rescind from this Agreement by a written notice served to Parent as a result of breach of any of Parent’s warranties or as a consequence of a misrepresentation generally and nothing in this Agreement shall restrict Holdco’s rights in that regard.

Holdco’s Representations and Warranties

5.5	Holdco hereby represents to Parent as follows, with such representations applying on the date of this Agreement and are deemed repeated on the Effective Transfer Moment:

5.5.1	Holdco has full power, authority and obtained all corporate approvals to execute this Agreement and to perform its obligations hereunder;

5.5.2	this Agreement and any other document contemplated by this Agreement executed by Holdco constitutes the valid and legally binding obligations of Holdco, enforceable against it in accordance with their terms and conditions;

5.5.3	Holdco is not required to give any notice to, make any filing with or obtain any consent from any third person to the execution of this Agreement by Holdco and the execution of this Agreement by Holdco will not in any way violate any law or any decision of any body of relevant authority to which Holdco is subject or any Agreement or instrument to which Holdco is a party;

5.5.4	Holdco is not a party to any court, insolvency or administrative proceedings which could affect the performance of its obligation under this Agreement and to the best of Holdco’s knowledge there are no such proceedings pending or threatened;

5.5.5	Holdco is duly established and validly existing under the laws of the Grand Duchy of Luxembourg; and

5.5.6	the transfer of the Shares by the Parent to Holdco and the repurchase of such Shares by Holdco from Parent comply with all requirements set out in article 430-15 of the 1915 Law.

5.6	Each of Holdco’s warranties shall be construed separately and none of Holdco’s warranties shall limit or govern the extent, application or construction of any of the other Holdco’s warranties.

6.	Termination

6.1	This Agreement can only be terminated:

6.1.1	by Parent pursuant to Clause 3.4. above;

6.1.2	by Holdco pursuant to Clause 4.3. above;

6.1.3	by Holdco pursuant to Clause 5.4. above; or

6.1.4	by mutual Agreement of the Parties.

6.2	The Parties acknowledge and agree that neither Party has a right to rescind from or otherwise terminate this Agreement save as set forth in Clause 6.1. above.

7.	Assignment

7.1	Parent may not assign or delegate, in whole or in part, all or any of its rights, interests or obligations under this Agreement without the prior written consent of Holdco.

7.2	Holdco may not assign or delegate, in whole or in part, all or any of its rights, interests or obligations under this Agreement without the prior written consent of Parent.

8.	Notices

8.1	Any notice, request, demand, consent or other communication provided for under this Agreement shall be made in writing and in the English language and (unless specifically provided otherwise under this Agreement) shall be deemed fully made to a Party hereto when hand delivered to such Party (including a hand delivery to the representative of that Party mentioned below) or upon receipt of the same by such Party if it is posted in any general or branch office of a national postal service or standard courier shipping service (DHL, UPS or similar), enclosed in a certified prepaid envelope (return receipt requested), in each case addressed using the address of such Party stated below (or such different address as such Party may have fixed by notice):

if to Parent:

address: Avenida de Bruselas 26, 28108, Alcobendas, Madrid, Spain

representative for delivery of notices: [XXX]

if to Holdco:

address: 7 rue Robert Stümper, L-2557 Luxembourg, Grand Duchy of Luxembourg representative for delivery of notices: [XXX]

8.2	The Parties agree that the provisions of this Clause 8 shall not apply in relation to the service of any writ, summons, order, judgment or other document relating to or connected with any court or arbitration proceedings, in which case the rules of such court or arbitration panel as to the giving and receipt of the same shall be applicable.

9.	Confidentiality

9.1	None of the Parties shall disclose the existence of this Agreement, the Confidential Information or any information of a confidential nature acquired as a consequence of or in connection with this Agreement.

9.2	Notwithstanding Article 9.1 above, any Party is entitled to disclose information but only to the extent required:

9.2.1	if required by applicable law or regulation (including any rule of stock exchange on which the shares of a Party are listed);

9.2.2	in connection with any legal or arbitration proceedings;

9.2.3	to a competent governmental, tax or regulatory authority having the power by applicable law or regulation to request disclosure;

9.2.4	to its professional advisers; and

9.2.5	with the prior written consent of the other Party.

10.	Final Provisions

10.1	Any amount payable by any Party shall be made in full without set-off or counterclaim and free from any deduction or withholding.

10.2	Each of the Parties shall at its own cost take all actions as may reasonably be required to give effect to the provisions of this Agreement (and to the transfer of the Shares) in accordance with its terms and conditions.

10.3	This Agreement is governed by laws of the Grand Duchy of Luxembourg and any dispute between the Parties under or in connection with it shall be resolved by courts in Luxembourg.

10.4	If any provision hereof becomes invalid, ineffective or unenforceable, the validity, effectiveness and enforceability of the remaining provisions of this Agreement shall remain unaffected, unless the nature of the provision concerned, the contents of this Agreement or the circumstances in which such provision came into being indicate that such provision cannot be severed from the remainder of this Agreement. The Parties agree to replace the invalid, ineffective or unenforceable provision with a valid, effective and enforceable one which will achieve the same economic result (to the maximum extent permitted by applicable law) as is the intent of the provision to be so replaced.

10.5	This Agreement is made in two (2) counterparts in English. Each Party shall receive one (1) counterpart.

10.6	Amendments or modifications to this Agreement and any schedules hereto shall be in writing and signed by all Parties.

10.7	This Agreement comes into force and effect upon conclusion hereof, i.e. on the moment the first counterpart of this Agreement is signed by both Parties.

The Parties have executed this Agreement on the date first written above.

THE COMPANY

Codere Online Luxembourg, S.A.

By:
Title:

THE SHAREHOLDER

Codere Newco, S.A.U.

By:
Title:

Exhibit H
Expenses Reimbursement Letter

[Exhibit H to Business Combination Agreement]

EXHIBIT H

[-], 2021

DD3 Acquisition Corp. II

Pedregal 24, 3rd Floor, Interior 300

Colonia Molino del Rey, Del. Miguel Hidalgo

11040 Mexico City, Mexico

Codere Online Luxembourg, S.A.

7 rue Robert Stümper, L-2557

Luxembourg, Grand Duchy of Luxembourg

Ladies and Gentlemen:

Reference is made to the business combination agreement (the “Business Combination Agreement”) entered into as of June 21, 2021 by and among DD3 Acquisition Corp. II (“SPAC”), Codere Newco, S.A.U. (“Parent”), Servicios de Juego Online, S.A.U. (the “Company”), Codere Online Luxembourg, S.A. (“Holdco”) and Codere Online U.S. Corp. (“Merger Sub”). Capitalized terms used but not otherwise defined in this letter agreement (this “Expense Reimbursement Agreement”) have the respective meanings ascribed thereto in the Business Combination Agreement.

This Expense Reimbursement Agreement, including the representations, warranties and agreements of DD3 Sponsor Group, LLC (“Sponsor”) and Parent set forth herein, when accepted by the SPAC and Holdco, will evidence the agreement of the parties with respect to the matters contained in this Expense Reimbursement Agreement. Parent, Sponsor, SPAC and Holdco further agree for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, as follows:

1. Sponsor, as shareholder of the SPAC, in consideration of the benefits that Sponsor will receive in connection with the Business Combination Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agrees to reimburse Holdco, as future sole shareholder of the Surviving Corporation under the Business Combination Agreement, for the aggregate amount of SPAC Transaction Expenses payable by the Surviving Corporation in excess of the maximum SPAC Transaction Expenses required to be paid by the Surviving Corporation under Section 11.03 of the Business Combination Agreement. For the avoidance of doubt, notwithstanding the references in Section 11.03 of the Business Combination Agreement to the maximum amount of SPAC Transaction Expenses payable pursuant to each of the concepts set forth in the Transaction Expenses Table, Sponsor shall not be required to reimburse Holdco if the aggregate maximum amount of SPAC Transaction Expenses payable by the Surviving Corporation does not exceed the aggregate maximum SPAC Transaction Expenses required to be paid by the Surviving Corporation under Section 11.03 of the Business Combination Agreement, regardless of whether SPAC Transaction Expenses are exceeded in one or more of the concepts set forth in the Transaction Expenses Table.

2. Parent, as shareholder of the Company and Merger Sub, in consideration of the benefits that Parent will receive in connection with the Business Combination Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agrees to reimburse Holdco, as shareholder of the Company and future sole shareholder of the Surviving Corporation under the Business Combination Agreement, for the aggregate amount of Company Transaction Expenses payable by the Surviving Corporation, Holdco, the Company or any Company Subsidiary in excess of the maximum Company Transaction Expenses required to be paid by the Surviving Corporation under Section 11.03 of the Business Combination Agreement. For the avoidance of doubt, notwithstanding the references in Section 11.03 of the Business Combination Agreement to the maximum amount of Company Transaction Expenses payable pursuant to each of the concepts set forth in the Transaction Expenses Table, Parent shall not be required to reimburse Holdco if the aggregate maximum amount of Company Transaction Expenses payable by the Surviving Corporation, Holdco, the Company or any Company Subsidiary does not exceed the aggregate maximum Company Transaction Expenses required to be paid by the Surviving Corporation under Section 11.03 of the Business Combination Agreement, regardless of whether Company Transaction Expenses are exceeded in one or more of the concepts set forth in the Transaction Expenses Table.

3. Sponsor shall cause the Chief Financial Officer of SPAC, solely in his or her capacity as such, at least seven Business Days prior to the Closing to provide written notice to SPAC, the Company and Holdco of any SPAC Transaction Expenses incurred in excess of the aggregate maximum SPAC Transaction Expenses required to be paid by the Surviving Corporation under Section 11.03 of the Business Combination Agreement; provided that the failure to notify SPAC, the Company and Holdco shall not relieve Sponsor from any liability that it may have hereunder.

4. Parent shall cause the Chief Financial Officer of the Company, solely in his or her capacity as such, at least seven Business Days prior to the Closing to provide written notice to SPAC, the Company and Holdco of any Company Transaction Expenses incurred in excess of the aggregate maximum Company Transaction Expenses required to be paid by the Surviving Corporation under Section 11.03 of the Business Combination Agreement; provided that the failure to notify SPAC, the Company and Holdco shall not relieve Parent from any liability that it may have hereunder.

5. Parent and Sponsor agree that payments hereunder shall be made by wire transfer of immediately available funds to one or more accounts designated for such purposes by Holdco. If any payments pursuant to this Expense Reimbursement Agreement are taxable, the parties shall cooperate and use reasonable best efforts to structure any payment pursuant to this Expense Reimbursement Agreement in a manner that reduces, minimizes or eliminates any applicable Taxes to the extent reasonably permitted under applicable Tax Law while not adversely affecting Parent or Sponsor, as applicable, in any material respect. Notwithstanding Section 11.02 of the Business Combination Agreement, the representations, warranties, obligations, agreements and covenants in this Expense Reimbursement Agreement shall survive the Closing.

6. The obligations of Parent and Sponsor under this Expense Reimbursement Agreement are not exclusive and shall not limit any rights or remedies which may otherwise be available to the SPAC or Holdco at law or in equity and shall be in addition to any liability which it may otherwise have.

7. This Expense Reimbursement Agreement may not be assigned by any party without the prior written consent of each other party hereto. The provisions of this Expense Reimbursement Agreement shall be for the benefit of and enforceable by the SPAC and Holdco. No other person shall have any rights hereunder.

8. If any provision of this Expense Reimbursement Agreement is held to be illegal, invalid or unenforceable, the provision shall be fully severable; this Expense Reimbursement Agreement shall be construed and enforced as if the illegal, invalid or unenforceable provision had never comprised a part of this Expense Reimbursement Agreement, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Expense Reimbursement Agreement. Furthermore, in lieu of the illegal, invalid or unenforceable provision, there shall be added automatically as a part hereof a provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, and, as changed or amended, continue to reflect the original intent of the parties hereto.

9. The parties to this Expense Reimbursement Agreement each agree not to disclose the existence of this Expense Reimbursement Agreement or the contents or subject matter hereof to any other party without the prior written consent of the other parties hereto unless required by applicable Law, judicial process, regulatory action or stock exchange rules or regulations (in which case, to the extent permitted by such Law, process, action, rule or regulation, the non-disclosing party shall allow the other party reasonable time to comment on the contents of such disclosure in advance of such disclosure); provided that each party may disclose the existence, contents and subject matter of this Expense Reimbursement Agreement to its officers, directors, attorneys, agents and other representatives (“Representatives”), so long as such party makes its Representatives aware of its confidentiality obligations pursuant to this Section 9 and agrees to be liable for any disclosure by its Representatives of the existence of this Expense Reimbursement Agreement or the contents or subject matter hereof except to the extent permitted hereby, and that this Expense Reimbursement Agreement may be described in, and filed as an exhibit to, any registration statement of Holdco filed with the U.S. Securities and Exchange Commission. Nothing contained herein shall limit the SPAC or Holdco from disclosing this Expense Reimbursement Agreement and the subject matter hereof in connection with the enforcement of their rights hereunder.

10. The provisions of Section 11.01 (including Sponsor, which details are set forth below), 11.07, 11.08, and 11.12 of the Business Combination Agreement are incorporated herein and shall apply to this Expense Reimbursement Agreement, mutatis mutandis.

if to Sponsor, to:

DD3 Sponsor Group, LLC

Pedregal 24, 3rd Floor, Interior 300

Colonia Molino del Rey, Del. Miguel Hidalgo

11040 Mexico City, Mexico
Attention: Jorge Combe
Email: jorge.combe@dd3.mx

with a copy to:

Greenberg Traurig, P.A.
333 SE 2nd Ave., Suite 4400
Miami, FL 33131
Attention: Alan Annex
Email: annexa@gtlaw.com

11. This Expense Reimbursement Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

[Signature page follows]

Very truly yours,

Codere Newco, S.A.U.

By:
Name:
Title:

DD3 Sponsor Group, LLC

By:
Name:
Title:

Accepted and agreed by,

DD3 Acquisition Corp. II

By:
Name:
Title:

Codere Online Luxembourg, S.A.

By:
Name:
Title:

[Signature page to Expense Reimbursement Agreement]